Filed pursuant to Rule 424(b)(3)

Under the Securities Act of 1933, as amended

Registration No. 333-197209

VUZIX CORPORATION

1,543,516 Shares of Common Stock

PROSPECTUS

This prospectus relates to the public offering of up to 1,543,516 shares of common stock of Vuzix Corporation by the selling stockholders, including 1,333,343 shares issuable upon conversion of outstanding convertible notes and 210,173 shares issuable as interest on outstanding convertible notes.

The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions.

We will not receive any of the proceeds from the sale of common stock by the selling stockholders. We will pay the expenses of registering these shares.

Investing in our common stock involves a high degree of risk.  You should consider carefully the risk factors beginning on page 4 of this prospectus before purchasing any of the shares offered by this prospectus.

Our common stock is quoted on the OTCQB and trades under the symbol “VUZI”. The last reported sale price of our common stock on the OTCQB on July 1, 2014, was $2.80 per share.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 10, 2014.

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You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date.

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Prospectus Summary

This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including the section entitled “Risk Factors” before deciding to invest in our common stock.

About Us

We are engaged in the design, manufacture, marketing and sale of wearable display and computing devices that are worn like eyeglasses and feature built-in video screens that enable the user to view video and digital content, such as movies, computer data, the Internet or video games. Our wearable display products, known commercially as Video Eyewear (also referred to as head mounted displays (or HMDs), Smart Glasses, wearable displays, video glasses, personal viewers, near-eye virtual displays, and near-eye displays or NEDs) contain micro video displays that offer users a portable high-quality viewing experience. Our Video Eyewear products provide virtual large high-resolution screens, fit in a user’s pocket or purse and can be viewed practically anywhere, anytime. They can also be used for virtual and augmented reality applications, in which the wearer is either immersed in a computer generated world or has their real world view augmented with computer generated information or graphics. In the fourth quarter of 2013, we started selling Smart Glasses, a new category of Video Eyewear that includes a wearable computer and has much of the capabilities of a smartphone including wireless internet access but that is worn like glasses. We produce both monocular and binocular Video Eyewear devices. Video Eyewear are designed to work with mobile electronic devices, such as cell phones, laptop computers, tablets, portable media players and gaming systems. Our Smart Glasses also work as standalone computer devices.

We reported net income of $1,511,906 for the three months ended March 31, 2014 and a net loss of $936,298 for the three months ended March 31, 2013. Our net income for the three months ended March 31, 2014 included a gain on derivative valuation of $2,575,262. We reported a net loss of $10,146,228 for the year ended December 31, 2013, and we reported net income of $322,840 for the year ended December 31, 2012. The net income for 2012 included a gain on the sale of the assets that comprised our Tactical Defense Group in June 2012 (the “TDG Assets”) of $5,817,807. We have an accumulated deficit of $34,780,626 as of March 31, 2014.

Our principal executive offices are located at 2166 Brighton Henrietta Townline Road, Rochester, New York 14623. Our telephone number is (585) 359-5900. We maintain an Internet website at www.vuzix.com. The information contained on, connected to or that can be accessed via our website is not part of this prospectus. We have included our website address in this prospectus as an inactive textual reference only and not as an active hyperlink.

Reference in this prospectus to “Vuzix”, the “Company”, “we,” “us,” “our” and similar words refer to Vuzix Corporation and its wholly-owned subsidiaries.

Recent Developments

On June 3, 2014, we entered into and closed a securities purchase agreement (the “June 2014 Purchase Agreement”) with various accredited investors (the “June 2014 Investors”) pursuant to which we issued and sold to the June 2014 Investors a total of $3,000,000 principal amount of 5% Senior Secured Convertible Notes (the “June 2014 Notes”). There are no scheduled payments on the Notes, which are due on June 3, 2017, prior to maturity. Interest on the June 2014 Notes accrues at the rate of 5% per year, compounded annually, and is payable at maturity in cash, or (provided certain conditions are met) in shares of common stock valued at the then effective conversion price. The Notes are convertible into common stock at an initial conversion price of $2.25 per share, subject to adjustment in the event of stock splits, stock dividends, and similar transactions, and in the event of subsequent sales of common stock or securities convertible or exercisable for common stock, at a price per share lower than the then effective conversion price, subject to certain exceptions. The Company is not permitted to prepay any portion of the principal amount of the June 2014 Notes without the prior written consent of the June 2014 Investors unless certain conditions are met.

Pursuant to a registration rights agreement, date June 3, 2014, between the Company and the June 2014 Investors, the Company agreed to file a registration statement, relating to the resale of common stock issuable upon conversion of the June 2014 Notes and payable as interest on the June 2014 Notes, within 30 days and to cause such registration statement to become effective within 90 days after it is filed.

In connection with the June 2014 Purchase Agreement, the Company entered into a security agreement with the June 2014 Investors, dated June 3, 2014 (the “June 2014 Security Agreement”). Pursuant to the June 2014 Security Agreement, the Company granted the June 2014 Investors a first priority security interest in all of the present and future assets of the Company and its subsidiaries, including the equity interests of its subsidiaries, to secure the prompt payment, performance and discharge in full of all of the Company’s obligations under the June 2014 Notes.

This prospectus includes (i) 1,333,343 shares of common stock issuable upon conversion of the June 2014 Notes and (ii) 210,173 shares of common stock issuable as interest on the June 2014 Notes (which is equal to the number of shares we will issue as interest on the June 2014 Notes, assuming all interest is paid in shares of common stock at maturity at a conversion price of $2.25 per share).

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RISK FACTORS

An investment in the Company’s common stock involves a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

Risks Related to Our Business

Because our financial statements for 2013 include an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern, we may not be able to obtain any necessary financing.

The independent registered public accounting report for our consolidated financial statements for the year ended December 31, 2013 includes an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern. This "going concern" paragraph may have an adverse effect on our ability to obtain financing for operations and to further develop and market products. If we are not able to obtain adequate financing when and in the amounts needed in the near future, and on terms that are acceptable, our operations, financial condition and prospects could be materially and adversely affected, and our ability to continue as a going concern is in substantial doubt.

Our plans with respect to addressing these matters are discussed in greater detail under “Management’s Discussion and Analysis of Financial Conditional and Results of Operations-Liquidity and Capital Resources” and in Note 3 to our consolidated financial statements. Our future viability is dependent on our ability to execute these plans successfully. If we fail to do so for any reason, we would not have adequate liquidity to fund our operations, would not be able to continue as a going concern and could be forced to seek relief through a filing under U.S. Bankruptcy Code.

We have incurred net losses since our inception and if we continue to incur net losses in the foreseeable future the market price of our common stock may decline.

We reported net income of $1,511,906 for the three months ended March 31, 2014 and a net loss of $936,298 for the three months ended March 31, 2013. Our net income for the three months ended March 31, 2014 included a gain on derivative valuation of $2,575,262. We reported a net loss of $10,146,228 for the year ended December 31, 2013, and we reported net income of $322,840 for the year ended December 31, 2012. The net income for 2012 included a gain on the sale of the TDG Assets of $5,817,807. We have an accumulated deficit of $34,780,626 as of March 31, 2014.

We may not achieve or maintain profitability in the future. In particular, we expect that our expenses relating to sales and marketing and product development and support, as well as our general and administrative costs, may increase, requiring us to increase sales in order to achieve and maintain profitability. If we do not achieve and maintain profitability, our financial condition will be materially and adversely affected. We would eventually be unable to continue our operations unless we were able to raise additional capital. We may not be able to raise any necessary capital on commercially reasonable terms or at all. If we fail to achieve or maintain profitability on a quarterly or annual basis within the timeframe expected by investors, the market price of our common stock may decline.

In preparing our consolidated financial statements, our management determined that our disclosure controls and procedures and internal controls were ineffective as of December 31, 2013 which could result in material misstatements in our financial statements.

Our management is responsible for establishing and maintaining adequate internal control over our financial reporting, as defined in Rule 13a-15(f) under the Securities Exchange Act of 1934, as amended, or the Exchange Act. As of March 31, 2014, our management has determined that our disclosure controls and procedures were ineffective, and as of December 31, 2013, our management has determined that our disclosure controls and procedures and internal controls were ineffective because of material weaknesses including a financial reporting and close process that does not ensure accurate financial reporting on a timely basis, limited segregation of duties, lack of adequate monitoring of subsidiaries, and weaknesses in our inventory control.

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We intend to gradually implement remedial measures designed to address the ineffectiveness of our disclosure controls and procedures and internal controls. This would include when resources permit the hiring of additional staff and the development, assessment, implementation and testing of the changes in controls and procedures that we believe are necessary to conclude that the material weakness has been remediated. If these remedial measures are insufficient to address the ineffectiveness of our disclosure controls and procedures and internal controls, or if other material weaknesses or significant deficiencies in our internal control are discovered or occur in the future and the ineffectiveness of our disclosure controls and procedures and internal controls continues, we may fail to meet our future reporting obligations on a timely basis, our consolidated financial statements may contain material misstatements, we could be required to restate our prior period financial results, our operating results may be harmed, and we may be subject to class action litigation. Any failure to address the ineffectiveness of our disclosure controls and procedures could also adversely affect the results of the periodic management evaluations regarding the effectiveness of our internal control over financial reporting and our disclosure controls and procedures that are required to be included in our annual report on Form 10-K. Internal control deficiencies and ineffective disclosure controls and procedures could also cause investors to lose confidence in our reported financial information. We can give no assurance that the measures we plan to take in the future will remediate the ineffectiveness of our disclosure controls and procedures or that any material weaknesses or restatements of financial results will not arise in the future due to a failure to implement and maintain adequate internal control over financial reporting or adequate disclosure controls and procedures or circumvention of these controls. In addition, even if we are successful in strengthening our controls and procedures, in the future those controls and procedures may not be adequate to prevent or identify irregularities or errors or to facilitate the fair presentation of our consolidated financial statements.

We have depended on defense related engineering contracts and the sales of specialized products to defense customers and as a result of the sale of the TDG Assets in June 2012, our sales and our revenues have materially declined and may not return to their prior levels or increase unless we develop new markets and products.

Since inception, a substantial portion of our sales have been derived from the sale of night vision display drive electronics to two suppliers to the U.S. government. As a result of our sale of the assets that comprised our Tactical Defense Group in June 2012 (the “TDG Assets”), we no longer sell night vision display drive electronics, which has materially reduced our revenue and cash flow and could materially adversely affect our ability to achieve or maintain profitability in the future.

The next largest source of our revenues has been sales directly to the U.S. Department of Defense, primarily for research and development engineering programs. Such sales amounted to 17% and 11% of our sales in 2013 and 2012, respectively and portions of this revenue have been reported in revenues from discontinued operations for 2012. As a result of the sale of the TDG Assets, we will no longer be performing general engineering services for the U.S. Government and/or its defense contractors, but rather only waveguide related services, unless so requested by the buyer of the TDG Assets. Under our Asset Purchase Agreement with the purchaser of the TDG Assets, all future U.S. government sales of waveguide development and related engineering services by us must be approved by the buyer. We have no long-term contracts with the U.S. government for engineering services on our waveguide technologies. We expect to submit proposals for additional development contract funding in cooperation with the buyer. However, development contract funding is subject to legislative authorization and, even if funds are appropriated, such funds may be withdrawn based on changes in government priorities.

We may not be successful in obtaining new government waveguide research, development and engineering services programs or future waveguide based new product sales. Our inability to obtain sales from general non-waveguide related government engineering services contracts could have a material adverse effect on our results of operations and would likely cause us to delay or slow our growth plans, resulting in lower net sales than projected and adversely affecting our liquidity and profitability.

Our lack of long-term purchase orders and commitments from our customers may lead to a rapid decline in our sales and profitability.

All of our customers issue purchase orders solely in their own discretion, often shortly before the requested date of shipment. Our customers are generally able to cancel orders (without penalty) or delay the delivery of products on relatively short notice. In addition, our current customers may decide not to purchase products from us for any reason. If those customers do not continue to purchase our products, our sales volume and profitability could decline rapidly with little or no warning.

We cannot rely on long-term purchase orders or commitments to protect us from the negative financial effects of a decline in demand for our products. We typically plan our production and inventory levels based on internal forecasts of customer demand, which are highly unpredictable and can fluctuate substantially. The uncertainty of product orders makes it difficult for us to forecast our sales and allocate our resources in a manner consistent with our actual sales. Moreover, our expense levels and the amounts we invest in capital equipment and new product development costs are based in part on our expectations of future sales and, if our expectations regarding future sales are inaccurate, we may be unable to reduce costs in a timely manner to adjust for sales shortfalls. Furthermore, because we have depended on a small number of customers for the majority of our sales, the ramifications of these risks is greater than if we had a greater number of customers. As a result of our lack of long-term purchase orders and purchase commitments, we may experience a rapid decline in our sales and profitability.

As a result of these and other factors, investors should not rely on our revenues and our operating results for any one quarter or year as an indication of our future revenues or operating results. If our quarterly revenues or results of operations fall below expectations of investors or public market analysts, the price of our common stock could fall substantially.

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If any of our major customers on whom we depend fails to pay us amounts owed in a timely manner, we could suffer a significant decline in cash flow and liquidity which, in turn, could cause us to fail to pay our liabilities and render us unable to purchase adequate inventory to sustain or expand our sales volume.

Our accounts receivable represented approximately 12%, 13% and 14% of our total current assets as of March 31, 2014, December 31, 2013 and December 31, 2012, respectively. As of March 31, 2014 one government customer owed us just under 68% of our total accounts receivable. At certain times there can be substantial amounts and concentrations of our accounts receivable, and if any of our major customers fails to pay us amounts owed in a timely manner, we could suffer a significant decline in cash flow and liquidity which could adversely affect our ability to pay our liabilities and to purchase inventory to sustain or expand our current sales volume and adversely affect our ability to continue our business.

In addition, the portions of our business sold through distributors and retail stores is characterized by long periods for collection from our customers and short periods for payment to our suppliers, the combination of which may cause us to have liquidity problems. We experience an average accounts settlement period ranging from one month to as high as two and half months from the time we deliver our products to the time we receive payment from our customers. In contrast, we typically need to place certain deposits and advances with our suppliers on a portion of the purchase price. Because our payment cycle is considerably shorter than our receivable collection cycle, we may experience working capital shortages. Working capital management, including prompt and diligent billing and collection, is an important factor in our results of operations and liquidity. System problems, industry trends, our customers’ liquidity problems or payment practices or other issues may extend our collection period, which would adversely impact our liquidity, our ability to pay our liabilities and to purchase inventory to sustain or expand our current sales volume, and adversely affect our ability to continue our business.

Our future growth and profitability may be adversely affected if our marketing initiatives are not effective in generating sufficient levels of brand awareness.

Our future growth and profitability from our consumer, commercial and industrial products will depend in large part upon the effectiveness and efficiency of our marketing efforts, including our ability to:

•	create awareness of our brand and products, including general awareness of this new Video Eyewear and Smart Glasses product category;

•	identify the most effective and efficient levels of spending for marketing expenditures in our new target market;

•	effectively manage marketing costs (including creative and media) in order to maintain acceptable operating margins and return on marketing investment;

•	successfully offer to sell our products or license our technology to third party companies for sale under their own brand name as OEM partners;

•	select the right markets in which to market our products; and

•	convert consumer awareness into actual product purchases.

Our planned marketing expenditures may not result in increased total sales or generate sufficient levels of product and brand name awareness. We may not be able to manage our marketing expenditures on a cost-effective basis.

If we fail to accurately forecast seasonal demand for our consumer Video Eyewear products, our results of operations for the entire fiscal year may be materially adversely affected.

Historically, a high percentage of our consumer Video Eyewear product annual sales have been attributable to the winter holiday selling season. Like many manufacturers of consumer electronics products, we must make merchandising and inventory decisions for the winter holiday selling season well in advance of actual sales. Further compounding the difficulty of this forecasting are other fluctuations in demand for the consumer electronics products that work with our Video Eyewear products, often due to the same seasonal influences, as well as technological advances and new models which are often introduced later in the calendar year. Inaccurate projections of demand or deviations in the demand for our products may cause large fluctuations in our fourth quarter results and could have a material adverse effect on our results of operations for the entire fiscal year.

Our products require ongoing research and development and we may experience technical problems or delays and we may not have the funds necessary to continue their development, which could lead our business to fail.

Our research and development efforts remain subject to all of the risks associated with the development of new products based on emerging and innovative technologies, including, for example, unexpected technical problems or the possible insufficiency of funds for completing development of these products. If we experience technical problems or delays, further improvements in our products and the introduction of future products could be delayed, and we could incur significant additional expenses and our business may fail.

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We anticipate that we will require additional funds to maintain our current levels of expenditure for research and development of new products and technologies, and to obtain and maintain patents and other intellectual property rights in these technologies, the timing and amount of which are difficult to forecast. Any funds we need may not be available on commercially reasonable terms or at all. If we cannot obtain the necessary additional capital when needed, we might be forced to reduce our research and development efforts which would materially and adversely affect our business. If we attempt to raise capital in an offering of shares of our common stock, preferred stock, convertible securities or warrants, our then-existing stockholders’ interests will be diluted.

Increased competition may result in decreased demand or lower prices for our products.

Competition in the consumer electronics display markets for our products is intense and we may not be able to compete successfully. We compete with several companies, most of whom are much larger than us, including entities that supply some of the key components used in our products. Our competitors could develop new technologies or products that may be superior to ours, including products that target markets in which our products are sold. Many of our existing and potential competitors have strong market positions, considerable internal manufacturing capacity, established intellectual property rights and substantial in-house technological capabilities. Furthermore, they also have greater financial, technical, manufacturing, and marketing resources than we do, and we may not be able to compete successfully with them.

We expect competition to increase. This could mean lower prices or reduced demand for our products. Any of these developments would have an adverse effect on our operating results.

We depend on advances in technology by other companies and if those advances do not materialize, some of our anticipated new products could be delayed or cancelled.

We rely on and will continue to rely on technologies (including microdisplays) that are developed and produced by other companies. The commercial success of certain of our planned future products will depend in part on advances in these and other technologies by other companies. We may, from time to time, contract with and support companies developing key technologies in order to accelerate the development of them for our specific uses. Such activities might not result in useful technologies or components for us. We are attempting to mitigate this risk by developing our own microdisplay technologies, but there can be no assurance that we will be successful in doing so.

We depend on third parties to provide integrated circuit chip sets and other critical components for use in our products.

We do not manufacture the integrated circuit chip sets, optics, microdisplays, backlights, printed circuit boards or other electronic components which are used in our products. Instead, we purchase them from third party suppliers or rely on third party independent contractors for these integrated circuit chip sets and other critical components, some of which are customized or specially made for us. We also may use third parties to assemble all or portions of our products. Some of these third party contractors and suppliers are small companies with limited financial resources. If any of these third party contractors or suppliers were unable or unwilling to supply these integrated circuit chip sets or other critical components to us, we would be unable to manufacture and sell our products until a replacement supplier could be found. We cannot assure investors that a replacement third party contractor or supplier could be found on reasonable terms or in a timely manner. Any interruption in our ability to manufacture and distribute our products could cause our display business to be unsuccessful and the value of investors’ investment in us may decline.

If we fail to keep pace with changing technologies, our business and results of operations may be materially adversely affected.

Rapidly changing customer requirements, evolving technologies and industry standards characterize the consumer electronics, wireless phone, and display industries. To achieve our goals, we need to enhance our existing products and develop and market new products that keep pace with continuing changes in industry standards, requirements and customer preferences. If we cannot keep pace with these changes, our business could suffer. For example, the market segment for our new Smart Glass Video Eyewear, a hands-free cloud computing product that we recently began shipping in late 2013, may not develop or may take longer to develop than we anticipate which may impact our ability to grow revenues.

If microdisplay-based personal displays do not gain some reasonable level of acceptance in the market for mobile displays, our business strategy may fail.

The mobile display market is dominated by displays larger than one-inch, based on direct view liquid crystal display, or LCD and organic light emitting display, or OLED technology. A number of companies have made and continue to make substantial investments in, and are conducting research to improve characteristics of, small direct view LCDs. Many of the leading manufacturers of these larger direct view LCDs, including LG Electronics, Royal Philips Electronics, Samsung Electronics Co., Ltd., Sony Corporation, HiMax, Citizen, and Sharp Corporation, are large, established companies with global marketing capabilities, widespread brand recognition and extensive financial resources. Advances in direct view LCD and OLED technology or other technologies may overcome their current limitations and permit them to remain or become more attractive technologies for personal viewing applications, which could limit the potential market for our Video Eyewear technology and cause our business strategy to fail.

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Another product incorporating recently developed technology is a handheld projector that utilizes microdisplays and optics to project digital images onto any nearby viewing surface, such as a wall. These devices are referred to as pocket projectors or Pico projectors and are designed to overcome the limitations of the native small screen on smartphones and other mobile devices. As a result we view Pico projector as an competitive alternative to our mobile displays. Pico projectors use either liquid crystal on silicon displays (LCOS) or color lasers to create their image. To date we believe Pico projectors have had higher unit sales than Video Eyewear primarily because of their cost advantage, which results from their requiring only a single display.

It is difficult to assess or predict with any certainty the potential size, timing and viability of market opportunities for our microdisplay-based Video Eyewear products or their market acceptance. Market acceptance of Video Eyewear technology will depend, in part, upon consumer acceptance of near-to-eye displays and upon microdisplay technology providing benefits comparable to or greater than those provided by alternative direct view display technology at a competitive price. Video Eyewear products work best when used close to the eye, which may not be acceptable to consumers. Such acceptance may depend on the relative complexity, reliability, usefulness and cost-effectiveness of our near-eye display products compared to other display products available in the market or that may be developed by our competitors. In addition, our products are not designed for a shared experience amongst multiple viewers at the same time. Potential customers may be reluctant to adopt our Video Eyewear products because of concerns surrounding perceived risks relating to use and the fact that it is a new technology. If consumers fail to accept near-to-eye displays in the numbers we anticipate or as soon as we anticipate, the sales of our Video Eyewear products and our results of operations would be adversely affected and our business strategy may fail.

There are a number of competing providers of microdisplay-based personal display technology, including smart glasses, and we may fail to capture a substantial portion of the personal display market.

In addition to competing with direct view displays, we also compete with microdisplay-based personal display technologies that have been developed by other companies. Our primary personal display competitors include Carl Zeiss, Inc., Sony, Epson, Google, Brother International, 5DT Inc., eMagin Corporation, Kopin Corporation (Kopin), MicroVision, Inc. (Microvision), Lumus Ltd. (Lumus), Kaiser Electro Optics Inc., TDG Acquisition Company, LLC (the purchaser of the TDG Assets, now operating as Six15 Technologies) in certain markets, and Accupix of Korea. Oculus, a new startup company that was recently purchased by Facebook is intending to introduce a very wide field of view head worn goggle system. Further, industry blogs have speculated that companies such as Apple, Microsoft and Samsung may offer or support VR and AR Video Eyewear products in the near future. Most of our competitors have greater financial, marketing, distribution and technical resources than we do. Moreover, our competitors may succeed in developing new microdisplay-based personal display technologies and near-eye products that are more affordable or have more or more desirable features than our technology. If our products are unable to capture a reasonable portion of the personal display market, our business strategy may fail.

Our business and products are subject to government regulation and we may incur additional compliance costs or, if we fail to comply with applicable regulations, may incur fines or be forced to suspend or cease operations.

Our products must comply with certain requirements of the U.S. Federal Communications Commission (FCC) regulating electromagnetic radiation in order to be sold in the United States and with comparable requirements of the regulatory authorities of the European Union, or EU, and other jurisdictions in order to be sold in those jurisdictions. We are also subject to various governmental regulations related to toxic, volatile, and other hazardous chemicals used in the third party components incorporated into our products, including the Restriction of Certain Hazardous Substances Directive, or RoHS, issued by the EU effective July 1, 2006. This directive restricts the distribution of products within the EU that exceed very low maximum concentration values of certain substances, including lead.

We believe that all our current products comply with the regulations of the jurisdictions in which they are sold. From time to time, our products are subject to new domestic and international requirements. Compliance with regulations enacted in the future could substantially increase our cost of doing business or otherwise have a material adverse effect on our results of operations and our business. Any inability by us to comply with regulations in the future could result in the imposition of fines or in the suspension or cessation of our operations or sales in the applicable jurisdictions. Any such inability by us to comply with regulations may also result in our not being permitted, or limit our ability to ship our products, which would adversely affect our revenue and ability to achieve or maintain profitability.

Our products will likely experience rapidly declining unit prices and we may not be able to offset that decline with production cost decreases or higher unit sales.

In the markets in which we expect to compete, prices of established consumer electronics display products tend to decline significantly over time. In order to maintain our profit margins over the long term, we believe that we will need to continuously develop product enhancements and new technologies that will either slow price declines of our products or reduce the cost of producing and delivering our products. While we anticipate many opportunities to reduce production costs over time, we may not be able to reduce our component costs. We expect to attempt to offset the anticipated decrease in our average selling price by introducing new products, increasing our sales volumes or adjusting our product mix. If we fail to do so, our results of operations will be materially and adversely affected.

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If we cannot obtain and maintain appropriate patent and other intellectual property rights protection for our technology, our business will suffer.

The value of our personal display, smart glass and related technologies is dependent on our ability to secure and maintain appropriate patent and other intellectual property rights protection. We intend to continue to pursue additional patent protection for our new products and technology. Although we own many patents covering our technology that have already been issued, we may not be able to obtain additional patents that we apply for, our patents may be found invalid if challenged and our patents may not afford the degree of protection that we desire or require.

Any patent or trademark owned by us may be challenged and invalidated or circumvented. Patents may not issue from any of our pending or future patent applications. Any claims and issued patents or pending patent applications may not be broad or strong enough to adequately protect our business. Effective intellectual property protection may be unavailable or limited in certain foreign countries.

Unauthorized parties may attempt to copy or otherwise use aspects of our processes and devices that we regard as proprietary. Policing unauthorized use of our proprietary information and technology is difficult and our efforts to do so may not prevent misappropriation of our technologies. We may become engaged in litigation to protect or enforce our patent and other intellectual property rights or in International Trade Commission proceedings to abate the importation of goods that would compete unfairly with our products and, if unsuccessful, these actions could result in the loss of patent or other intellectual property rights protection for the key technologies on which our business strategy depends.

We rely in part on unpatented proprietary technology, and others may independently develop the same or similar technology or otherwise obtain access to our unpatented technology. We require employees, consultants, financial advisors, suppliers and strategic partners to enter into confidentiality agreements, but these agreements may not provide sufficient protection for our trade secrets, know-how or other proprietary information

Our products could infringe on the intellectual property rights of others.

Companies in the consumer electronics, wireless communications, semiconductor and display industries steadfastly pursue and protect intellectual property rights. This has resulted in considerable and costly litigation to determine the validity of patents and claims by third parties of infringement of patents or other intellectual property rights. Our products could be found to infringe on the intellectual property rights of others. Other companies may hold or obtain patents or inventions or other proprietary rights in technology necessary for our business. Periodically, other companies inquire about our products and technology in their attempts to assess whether we violate their intellectual property rights. If we are forced to defend against infringement claims, we may face costly litigation, diversion of technical and management personnel, and product shipment delays, even if the allegations of infringement are unwarranted.   If there is a successful claim of infringement against us and we are unable to develop non-infringing technology or license the infringed or similar technology on a timely basis, or if we are required to cease using one or more of our business or product names due to a successful trademark infringement claim against us, it could adversely affect our business.

If we lose our rights under our third-party technology licenses, our operations could be adversely affected.

Our business depends in part on technology rights licensed from third parties. We could lose our exclusivity or other rights to use the technology under our licenses if we fail to comply with the terms and performance requirements of the licenses. In addition, certain licensors may terminate a license upon our breach and have the right to consent to sublicense arrangements. If we were to lose our rights under any of these licenses, or if we were unable to obtain required consents to future sublicenses, we could lose a competitive advantage in the market, and may even lose the ability to commercialize certain products or technologies completely. Either of these results could substantially decrease our revenues.

Our business may expose us to product liability claims for damages resulting from the design or manufacture of our products. Product liability claims, whether or not we are ultimately held liable for them, could have a material adverse effect on our business and results of operations

We may be subject to product liability claims if any of our products are alleged to be defective or cause harmful effects. Product liability claims or other claims related to our products, regardless of their outcome, could require us to spend significant time and money in litigation, divert management time and attention, require us to pay significant damages, harm our reputation or hinder acceptance of our products. Any successful product liability claim may prevent us from obtaining adequate product liability insurance in the future on commercially desirable or reasonable terms. An inability to obtain sufficient insurance coverage at an acceptable cost or otherwise to protect against potential product liability claims could prevent or inhibit the commercialization of our products.

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Our products may be subject to future health and safety regulations that could increase our development and production costs.

Products incorporating microdisplays and wearable computers could become subject to new health and safety regulations that would reduce our ability to commercialize these near-eye display products. Compliance with any such new regulations could increase our cost to develop and produce products using the microdisplay display engine and adversely affect our financial results.

Our dependence on sales to distributors increases the risks of managing our supply chain and may result in excess inventory or inventory shortages.

We expect the majority of our distributor relationships for our Video Eyewear and Smart Glasses products and their accessories to involve distributors taking inventory positions and reselling to multiple customers. Under some typical distributor relationships, we would not recognize revenue until the distributors sell the product through to their end user customers and receive payment thereon; however, at this time we do not currently enter into these types of arrangements. Our distributor relationships may reduce our ability to forecast sales and increase risks to our business. Since our distributors would act as intermediaries between us and the end user customers or resellers, we would be required to rely on our distributors to accurately report inventory levels and production forecasts. This may require us to manage a more complex supply chain and monitor the financial condition and credit worthiness of our distributors and their major end user customers. Our failure to manage one or more of these risks could result in excess inventory or shortages that could adversely impact our operating results and financial condition.

Our operating results may be adversely impacted by worldwide political and economic uncertainties and specific conditions in the markets we address.

In the recent past, the economy in the United States and elsewhere has experienced periods of slower economic activity, large government debt levels and operating deficits, increased energy costs, decreased consumer confidence, reduced corporate profits and capital spending, and adverse business conditions. Any worsening of the current global economic and financial conditions could materially adversely affect (i) our ability to raise, or the cost of, needed capital, and (ii) demand for our current and future products. We cannot predict the timing, strength, or duration of any economic slowdown or subsequent economic recovery, worldwide, or in the display industry.

Our results of operations may suffer if we are not able to successfully manage our increasing exposure to foreign exchange rate risks.

A substantial majority of our sales and cost of components are denominated in U.S. dollars. As our business grows both our sales and production costs may increasingly be denominated in other currencies. Where such sales or production costs are denominated in other currencies, they are converted to U.S. dollars for the purpose of calculating any sales or costs to us. Our sales may decrease as a result of any appreciation of the U.S. dollar against these other currencies.

The majority of our current expenditures are incurred in U.S. dollars and many of our components come from countries that currently peg their currency against the U.S. dollar. If the pegged exchange rates should change adversely or be allowed to float up, additional U.S. dollars will be required to fund our purchases of these components.

Although we do not currently enter into currency option contracts or engage in other hedging activities, we may do so in the future. There is no assurance that we will undertake any such hedging activities or that, if we do so, they will be successful in reducing the risks to us of our exposure to foreign currency fluctuations.

Due to our significant level of international operations, including the use of foreign contract manufactures, we are subject to international operational, financial, legal and political risks which could harm our operating results.

Currently, we purchase product components from our suppliers, engage third party contract manufacturing firms to perform electronic circuit board and cable assemblies, and perform the final assembly of our products ourselves in our Rochester, New York facility. We expect to continue to perform final assembly of our Video Eyewear products ourselves over the short term. However, if our volume increases and cost effective third party sourcing becomes feasible, we anticipate that we may outsource the bulk of the final assembly, with the possible exception of certain critical optical and display components. Accordingly, a substantial part of our operations, including manufacturing of certain components used in our products, are outside of the United States and many of our customers and suppliers have some or all of their operations in countries other than the United States. Risks associated with our doing business outside of the United States include:

•	compliance burdens and costs with a wide variety of foreign laws and regulations, particularly labor, environmental and other laws and regulations that govern our operations in those countries;

•	legal uncertainties regarding foreign taxes, tariffs, quotas, export controls, export licenses, import controls and other trade barriers;

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•	economic instability and high levels of inflation in the countries of our suppliers and customers, particularly in the Asia-Pacific region, causing delays or reductions in orders for their products and therefore our sales;

•	political instability in the countries in which our suppliers operate, particularly in China, Korea and Taiwan;

•	changes or volatility in currency exchange rates.

•	difficulties in collecting accounts receivable and longer accounts receivable payment cycles; and

•	potentially adverse tax consequences.

Any of these factors could harm our own, our suppliers’ and our customers’ international operations and businesses and impair our and their ability to continue expanding into international markets.

We may lose the services of key management personnel and may not be able to attract and retain other necessary personnel.

Changes in our management could have an adverse effect on our business. This is especially an issue while our staff is small. We are dependent upon the active participation of several key management personnel, including Paul J. Travers, our President and Chief Executive Officer. We do not carry key person life insurance on any of our senior management or other key personnel other than our CEO. While we have life insurance coverage on our CEO, we do not believe the coverage would be sufficient to completely protect us against losses we may suffer if his services were to become unavailable to us in the future. Our Executive Vice-President and Chief Financial Officer, Grant Russell, a Canadian citizen, currently has his principal residence in Vancouver, Canada and a second residence in Rochester, New York. If he becomes unable to legally or efficiently travel to and work in the United States, his ability to perform some of his duties could be materially adversely affected.

We must hire highly skilled technical personnel as employees and as independent contractors in order to develop our products. The competition for highly skilled technical, managerial and other personnel is at times intense. Our recruiting and retention success is substantially dependent on our ability to offer competitive salaries and benefits to our employees. We must compete with companies that possess greater financial and other resources than we do and that may be more attractive to potential employees and contractors. To be competitive, we may have to increase the compensation, bonuses, stock options and other fringe benefits offered to employees in order to attract and retain such personnel. The costs of retaining or attracting new personnel may have a material adverse effect on our business and operating results. If we fail to attract and retain the technical and managerial personnel we need to be successful, our business, operating results and financial condition could be materially adversely affected.

Our failure to effectively manage growth could harm our business.

Although, as a result of the sale of the TDG Assets, our product portfolio has recently been reduced, we have regularly expanded the number and types of products we sell, and we will endeavor to further expand our product portfolio. We must replace and regularly introduce on a timely basis new products and technologies, enhance existing products, and effectively stimulate customer demand for new products and upgraded versions of our existing products.

The replacement and expansion of our products places a significant strain on our management, operations and engineering resources. Specifically, the areas that are strained most by these activities include the following:

•	New Product Launch: With the growth of our product portfolio, we will experience increased complexity in coordinating product development, manufacturing, and shipping. As this complexity increases, it places a strain on our ability to accurately coordinate the commercial launch of our products with adequate supply to meet anticipated customer demand and effectively market to stimulate demand and market acceptance. We have experienced delays in the past. If we are unable to scale and improve our product launch coordination, we could frustrate our customers and lose possible retail shelf space and product sales;

•	Forecasting, Planning and Supply Chain Logistics: With the growth of our product portfolio, we will experience increased complexity in forecasting customer demand, in planning for production, and in transportation and logistics management. If we are unable to scale and improve our forecasting, planning and logistics management, we could frustrate our customers, lose product sales or accumulate excess inventory; and

•	Support Processes: To manage the growth of our operations, we will need to continue to improve our transaction processing, operational and financial systems, and procedures and controls to effectively manage the increased complexity. If we are unable to scale and improve these areas, the consequences could include: delays in shipment of product, degradation in levels of customer support, lost sales, decreased cash flows, and increased inventory. These difficulties could harm or limit our ability to increase our sales.

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Our facilities and information systems and those of our key suppliers could be damaged as a result of disasters or unpredictable events, which could have an adverse effect on our business operations.

We operate the majority of our business from one location in the Rochester, New York area. We also rely on third party manufacturing plants in Asia and third party logistics, sales and marketing facilities in Japan and England, and in other parts of the world to provide key components of our Video Eyewear products and services necessary for our operations. If major disasters such as earthquakes, fires, floods, wars, terrorist attacks, computer viruses, transportation disasters or other events occur in any of these locations, or our information systems or communications network or those of any of our key component suppliers breaks down or operates improperly as a result of such events, our facilities or those of our key suppliers may be seriously damaged, and we may have to stop or delay production and shipment of our products. We may also incur expenses relating to such damages. If production or shipment of our products or components is stopped or delayed or if we incur any increased expenses as a result of damage to our facilities, our business, operating results and financial condition could be materially adversely affected.

A failure of our information technology systems could materially adversely affect our business.

A failure or prolonged interruption in our information technology systems that compromises our ability to meet our customers' needs, or impairs our ability to record, process and report accurate information to the SEC could have a material adverse effect on our financial condition.

A breach of our cyber security systems could materially adversely affect our business.

A breach that compromises our proprietary data or our ability to meet our customers’ needs or impairs our ability to record, process and report accurate information could have a material adverse effect on our financial condition.

Terrorism and the uncertainty of future terrorist attacks or war could reduce consumer confidence which could adversely affect our operating results.

Terrorist acts or acts of war may cause damage or disruption to our facilities, information systems, vendors, employees and customers, which could significantly harm our sales and results of operations. In the future, fears of war or additional acts of terrorism may have a negative effect on consumer confidence or consumer discretionary spending patterns, as well as have an adverse effect on the economy in general. This impact may be particularly harmful to our business because we expect to rely heavily on discretionary consumer spending and consumer confidence levels.

Risks Related to Manufacturing

We do not manufacture our own microdisplays, one of the key components of our Video Eyewear and Smart Glasses products, and we may not be able to obtain the microdisplays we need.

We do not currently own or operate any manufacturing facilities for microdisplays, one of the key components in our Video Eyewear products. We currently purchase almost all of the microdisplays used in our products from Kopin. Our relationship with Kopin generally is on a purchase order basis and Kopin does not have a contractual obligation to provide adequate supply or acceptable pricing to us on a long-term basis. Kopin could discontinue sourcing merchandise for us at any time. If Kopin were to discontinue its relationships with us, or discontinue providing specific products to us, and we are unable to contract with a new supplier that can meet our requirements, or if Kopin or such other supplier were to suffer a disruption in their production, we could experience disruption of our inventory flow, a decrease in sales and the possible need to redesign our products. Any such event could disrupt our operations and have an adverse effect on our business, financial condition and results of operations. Recently several new LCOS and alternative OLED suppliers have begun offering microdisplays suitable for use in our products. These manufacturers include Syndiant, Texas Instruments, OmniVision, HiMax, eMagin, Silicon Microdisplay, Sony, and others. With new tooling and electronics any one of these alternative displays could be incorporated into our products but our costs of production could be higher and make our products uneconomic for the marketplace.

Certain other components and services necessary for the manufacture of our products are available from only a limited number of sources, and other components and services are only available from a single source.

Our inability to obtain sufficient quantities of high quality components or services on a timely basis could result in future manufacturing delays, increased costs and ultimately in reduced or delayed sales or lost orders which could materially and adversely affect our operating results.

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The consumer electronics industry is subject to significant fluctuations in the availability of components. If we do not properly anticipate the need for critical components, we may be unable to meet the demands of our customers and end-users.

The availability of certain of the components that we require to produce our Video Eyewear and Smart Glasses products may decrease. As the availability of components decreases, the cost of acquiring those components ordinarily increases. High growth product categories such as the consumer electronics and mobile phone markets have experienced chronic shortages of components during periods of exceptionally high demand. If we do not properly anticipate the need for or procure critical components, we may pay higher prices for those components, our gross margins may decrease and we may be unable to meet the demands of our customers and end-users, which could reduce our competitiveness, cause a decline in our market share and have a material adverse effect on our results of operations.

Unanticipated disruptions in our operations or slowdowns by our suppliers, distributors and shipping companies could adversely affect our ability to deliver our products and service our customers.

Our ability to provide high quality customer service, process and fulfill orders and manage inventory depends on the efficient, timely and uninterrupted performance of our manufacturing and distribution facilities and our management information systems and the facilities and systems of our third party suppliers, distributors and shipping companies.

Any material disruption or slowdown in the operation of our manufacturing and distribution facilities or our management information systems, or comparable disruptions or slowdowns suffered by our principal suppliers, distributors or shippers could cause delays in our ability to receive, process and fulfill customer orders and may cause orders to be canceled, lost or delivered late, goods to be returned or receipt of goods to be refused. If any of these events occur, our sales and operating results could be materially and adversely affected.

Risks Related to Our Common Stock

The price of our common stock has been highly volatile and an investment in our common stock could suffer a decline in value.

The market price of our common has been highly volatile since it began trading on the TSX Venture Exchange (TSX-V) and subsequently on the OTCQB in 2010. It will likely be characterized by significant price volatility when compared to more established public issuers for the foreseeable future.

Because our common stock is not listed on any national securities exchange, investors may find it difficult to buy and sell our shares.

Our common stock is not listed on any national securities exchange. Accordingly, investors may find it more difficult to buy and sell our shares than if our common stock was traded on an exchange. Although our common stock is traded on the OTCQB it is an unorganized, inter-dealer, over-the-counter market which provides significantly less liquidity than the NASDAQ Capital Market or other national securities exchange. These factors may have an adverse impact on the trading and price of our common stock.

The rights of holders of common stock may be impaired by the possible future issuance of preferred stock.

Our board of directors has the right, without stockholder approval, to issue preferred stock with voting, dividend, conversion, liquidation and other rights which could adversely affect the voting power and equity interest of the holders of common stock, which could be issued with the right to more than one vote per share, and could be utilized as a method of discouraging, delaying or preventing a change of control. The possible negative impact on takeover attempts could adversely affect the price of our common stock. Although we have no present intention to issue any shares of preferred stock or to create any additional series of preferred stock, we may issue these shares in the future.

Price adjustment and anti-dilution provisions in a majority of our outstanding warrants and the June 2014 Notes may make it more difficult and expensive for us to raise additional capital in the future and may result in further dilution to investors.

The warrants sold in our August 2013 public equity offering provide that the exercise price will adjust to the lowest price per share at which we sell or issue or are deemed to sell or issue additional shares (with certain exceptions) (a “full-ratchet” adjustment). Additionally these same warrants contain full-ratchet anti-dilution protection providing for an increase in the number of shares issuable upon the exercise of the warrants upon the issuance of any common stock, securities convertible into common stock or certain other issuances at a price below the then-existing exercise price of the warrants (with certain exceptions). In addition, the conversion price of our June 2014 Notes is subject to adjustment in the event we sell shares of common stock, or securities convertible or exercisable for common stock, at a price per share less than the then effective conversion price, subject to certain exceptions. Because these anti-dilution and price adjustment provisions will have the effect of lowering the price at which shares of our common stock are issued upon exercise of the warrants or conversion of notes, and increasing the number of shares received upon such exercises or conversions, if we are unable to raise additional capital at an effective price per share that is higher than the exercise price of these warrants or conversion price of these notes, these provisions may make it more difficult and more expensive for us to raise capital in the future.

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Additional stock offerings in the future may dilute then existing stockholders’ percentage ownership of our company.

Given our plans and expectations that we may need additional capital and personnel, we may need to issue additional shares of common stock or securities convertible or exercisable for shares of common stock, including convertible preferred stock, convertible notes, stock options or warrants. The issuance of additional securities in the future will dilute the percentage ownership of then existing stockholders.

We have not paid dividends in the past and do not expect to pay dividends in the future.

We have never paid cash dividends on our common stock and do not anticipate paying cash dividends in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition, debt covenants in place, and other business and economic factors affecting us at such time as our board of directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on a stockholders’ investment will only occur if our stock price appreciates.

Our common stock is considered a “penny stock” and is subject to additional sale and trading regulations that may make it more difficult to buy or sell.

Our common stock, which is traded on the OTCQB is considered to be a “penny stock” and securities broker-dealers participating in sales of common stock will be subject to the “penny stock” regulations set forth in Rules 15g-2 through 15g-9 promulgated under the Exchange Act. Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Because management owns a significant percentage of our outstanding common stock, it may prevent other stockholders from influencing significant corporate decisions.

Our officers and directors have the ability on a diluted basis to own approximately 31% of the outstanding shares of our common stock. As a result, our management has the ability to exercise significant control over matters requiring stockholder approval, including the election of our board of directors, the approval of mergers and other extraordinary transactions, as well as the terms of any of these transactions. This concentration of ownership could have the effect of delaying or preventing a change in our control or otherwise discouraging a potential acquirer from attempting to obtain control of us, which could in turn have an adverse effect on the fair market value of our company and our common stock. The interests of these and other of our existing stockholders may conflict with the interests of our other stockholders.

Our issuance of common stock upon conversion of convertible notes or exercise of warrants or options may depress the price of our common stock.

As of June 3, 2014, following the sale of the June 2014 Notes, we have 10,315,141 shares of common stock, an aggregate of $3,000,000 in principal amount of convertible notes convertible into an aggregate of 1,333,343 shares of common stock, warrants to purchase 6,363,211 shares of common stock, and options to purchase 214,518 shares of common stock, issued and outstanding. The issuance of shares of common stock upon conversion of convertible notes, or exercise of outstanding warrants or options could result in substantial dilution to our stockholders, which may have a negative effect on the price of our common stock.

FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements. These statements are based on our management’s beliefs and assumptions and on information currently available to our management. The forward-looking statements are contained principally under the headings “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business.” Forward-looking statements include statements concerning:

•      our possible or assumed future results of operations;

•     our business strategies;

•     our ability to attract and retain customers;

•     our ability to sell additional products and services to customers;

•     our cash needs and financing plans;

•     our competitive position;

•     our industry environment;

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•     our potential growth opportunities;

•     expected technological advances by us or by third parties and our ability to leverage them;

•     the effects of future regulation; and

•     the effects of competition.

All statements in this prospectus that are not historical facts are forward-looking statements. We may, in some cases, use terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would” or similar expressions or the negative of such items that convey uncertainty of future events or outcomes to identify forward-looking statements.

Forward-looking statements are made based on management’s beliefs, estimates and opinions on the date the statements are made and we undertake no obligation to update forward-looking statements if these beliefs, estimates and opinions or other circumstances should change, except as may be required by applicable law. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

USE OF PROCEEDS

We will receive no proceeds from the sale of shares of common stock offered by the selling stockholders.

SELLING SECURITY HOLDERS

This prospectus relates to the offering by the selling stockholders of up to 1,543,516 shares of common stock, including 1,333,343 shares issuable upon conversion of the June 2014 Notes and 210,173 shares issuable as interest on the June 2014 Notes. The June 2014 Notes may not be converted to common stock to the extent such conversion would result in the holder and its affiliates beneficially owning more than 4.99% of the Company’s common stock.

The following table sets forth, based on information provided to us by the selling stockholders or known to us, the name of each selling stockholder, the nature of any position, office or other material relationship, if any, which the selling stockholder has had, within the past three years, with us or with any of our predecessors or affiliates, and the number of shares of our common stock beneficially owned by the stockholder before this offering. The number of shares owned are those beneficially owned, as determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares of common stock as to which a person has sole or shared voting power or investment power and any shares of common stock which the person has the right to acquire within 60 days through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement. None of the selling stockholders is a broker-dealer or an affiliate of a broker-dealer.

We have assumed all shares of common stock reflected on the table will be sold from time to time in the offering covered by this prospectus. Because the selling stockholders may offer all or any portions of the shares of common stock listed in the table below, no estimate can be given as to the amount of those shares of common stock covered by this prospectus that will be held by the selling stockholders upon the termination of the offering.

Selling Stockholder	Number of Shares Beneficially Owned Before Offering	Number of Shares Offered		Number of Shares Beneficially Owned After Offering (1)	Percentage of Shares Beneficially Owned After Offering
Aaron Martin	26,612	12,864	(2)	15,500	*
AIGH Investment Partners, LLC (3)	402,500	12,864	(2)	402,500	3.3%
AIGH Investment Partners, L.P. (3)	877,162	511,285	(4)	1,048,473	8.5%
Alpha Capital Anstalt (5)	540,000	321,563	(6)	505,000	4.5%
AME Capital Group LLC (7)	61,112	12,864	(2)	50,000	*
Brio Capital Master Fund Ltd. (8)	278,004	128,626	(9)	166,892	1.4%
GCK Holdings Corp. (10)	283,334	38,589	(11)	250,000	2.1%
Hershel Berkowitz	82,223	25,726	(12)	60,000	*
Hewlett Fund LP (13)	100,000	115,763	(14)	0	0
Iroquois Master Fund Ltd. (15)	584,869	257,251	(16)	362,646	3.4%
Joseph Bronner	72,223	25,726	(12)	50,000	*
Joshua Hirsch	122,223	25,726	(12)	100,000	*
Mazel D&K, Inc. (17)	11,112	12,864	(2)	0	0
Mel Mac Alt LLC (7)	61,112	12,864	(2)	50,000	*
Richard Grossman	200,000	28,941	(18)	175,000	1.5%

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* Less than 1%.

(1) Based on 10,315,141 shares of common stock outstanding as of June 20, 2014.

(2) Includes 11,112 shares issuable upon conversion of June 2014 Notes and 1,752 shares issuable as interest on June 2014 Notes.

(3) Orin Hirschman has voting and dispositive power over the securities owned by the selling stockholder. The number of shares deemed beneficially owned does not include shares issuable upon conversion of the selling stockholder’s June 2014 Note. The June 2014 Notes may not be converted to common stock to the extent such conversion would result in the selling stockholder and its affiliates beneficially owning more than 4.99% of the Company’s common stock. The number of shares deemed beneficially owned is limited accordingly. The number of shares deemed beneficially owned also excludes certain shares issuable upon exercise of warrants, which may not be exercised to the extent such exercise would result in the holder and its affiliates beneficially owning more than 9.99% of the Company’s common stock. AIGH Investment Partners, L.P. owns an aggregate of 805,000 warrants and AIGH Investment Partners, LLC owns an aggregate of 212,500 warrants.

(4) Includes 441,667 shares issuable upon conversion of June 2014 Notes and 69,618 shares issuable as interest on June 2014 Notes.

(5) Konrad Ackerman has voting and dispositive power over the securities owned by the selling stockholder. The number of shares deemed beneficially owned is limited by the 4.99% beneficial ownership limitation contained in the selling stockholder’s June 2014 Note and warrants to purchase shares of the Company’s common stock. Pursuant to their respective terms, the 2014 Note and the warrants may not be converted or exercised, respectively, if such conversion or exercise would result in the holder and its affiliates beneficially owning more than 4.99% of the Company’s common stock.

(6) Includes 277,778 shares issuable upon conversion of June 2014 Notes and 43,785 shares issuable as interest on June 2014 Notes.

(7) Avi Schron has voting and dispositive power over the securities owned by the selling stockholder.

(8) Shaye Hirsch has voting and dispositive power over the securities owned by the selling stockholder.

(9) Includes 111,112 shares issuable upon conversion of June 2014 Notes and 17,514 shares issuable as interest on June 2014 Notes.

(10) Matan Ben Aviv has voting and dispositive power over the securities owned by the selling stockholder.

(11) Includes 33,334 shares issuable upon conversion of June 2014 Notes and 5,255 shares issuable as interest on June 2014 Notes.

(12) Includes 22,223 shares issuable upon conversion of June 2014 Notes and 3,503 shares issuable as interest on June 2014 Notes.

(13) Martin Chopp has voting and dispositive power over the securities owned by the selling stockholder.

(14) Includes 100,000 shares issuable upon conversion of June 2014 Notes and 15,763 shares issuable as interest on June 2014 Notes.

(15) Iroquois Capital Management L.L.C. (“Iroquois Capital”) is the investment manager of Iroquois Master Fund, Ltd (“IMF”). Consequently, Iroquois Capital has voting control and investment discretion over securities held by IMF. As managing members of Iroquois Capital, Joshua Silverman and Richard Abbe make voting and investment decisions on behalf of Iroquois Capital in its capacity as investment manager to IMF. As a result of the foregoing, Mr. Silverman and Mr. Abbe may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the securities held by IMF.

(16) Includes 222,223 shares issuable upon conversion of June 2014 Notes and 35,028 shares issuable as interest on June 2014 Notes.

(17) Reuven Dessler has voting and dispositive power over the securities owned by the selling stockholder.

(18) Includes 25,000 shares issuable upon conversion of June 2014 Notes and 3,941 shares issuable as interest on June 2014 Notes.

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PLAN OF DISTRIBUTION

Each Selling Stockholder (the “Selling Stockholders”) of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the OTC Bulletin Board, OTCQB or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

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Because Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The Selling Stockholders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the Selling Stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of securities of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

Offer Restrictions—Canada

This prospectus is not and under no circumstances is to be construed as a prospectus, advertisement or a public offering of the common stock under Canadian securities laws. The securities being registered hereunder have not been and will not be qualified by a prospectus for the offer or sale to the public in Canada under applicable Canadian securities laws. No securities commission or similar regulatory authority in Canada has reviewed this prospectus or in any way passed upon the merits of the securities being registered hereunder and any representation to the contrary is an offence.

DESCRIPTION OF SECURITIES TO BE REGISTERED

Authorized Capital Stock

The Company’s authorized capital stock consists of 100,000,000 shares of common stock, par value of $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share.

Holders of the Company’s common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of the Company’s common stock representing one-third of the voting power of the Company’s capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of stockholders. A vote by the holders of a majority of the Company’s outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to the Company’s certificate of incorporation.

Holders of the Company’s common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. The Company’s common stock has no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to the Company’s common stock.

The Company’s Amended and Restated Certificate of Incorporation authorize the issuance of 5,000,000 shares of “blank check” preferred stock, par value $0.001 per share, in one or more series, subject to any limitations prescribed by law, without further vote or action by the stockholders. Each such series of preferred stock shall have such number of shares, designations, preferences, voting powers, qualifications, and special or relative rights or privileges as shall be determined by our board of directors, which may include, among others, dividend rights, voting rights, liquidation preferences, conversion rights and preemptive rights.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company.

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Stock Options

As of June 20, 2014, we had outstanding options to purchase an aggregate of 214,518 shares of common stock, with a weighted average exercise price of $9.72 per share.

Warrants

As of June 20, 2014 we had outstanding warrants to purchase an aggregate of 6,363,211 shares of common stock, with a weighted average exercise price of $2.75 per share, including 5,218,092 warrants outstanding with an initial exercise price per share of $2.25 per share. The exercise price and the number of shares issuable upon their exercise of these 5,218,092 warrants are subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock, sales or our common stock (subject to certain exceptions) at a price per share less than the exercise price then in effect (or securities convertible or exercisable into common stock at a conversion or exercise price less than the exercise price then in effect) and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Convertible Debt

As of June 20, 2014 we had outstanding convertible debt in the aggregate amount of $3,000,000 convertible into 1,333,343 shares of common stock, at an initial conversion price of $2.25 per share. The conversion price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock, sales or our common stock (subject to certain exceptions) at a price per share less than the conversion price then in effect (or securities convertible or exercisable into common stock) at a price less than the conversion price then in effect and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Anti-Takeover Provisions

Delaware Law

We are subject to Section 203 of the Delaware General Corporation Law. This provision generally prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date the stockholder became an interested stockholder, unless:

•                 prior to such date, the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•                 upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•                 on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual meeting or special meeting of stockholders and not by written consent, by the affirmative vote of at least 66 2 / 3 % of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•                 any merger or consolidation involving the corporation and the interested stockholder;

•                 any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•                 subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•                 any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•                 the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an "interested stockholder" as any entity or person beneficially owning 15% or more of the outstanding voting stock of a corporation, or an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of a corporation at any time within three years prior to the time of determination of interested stockholder status; and any entity or person affiliated with or controlling or controlled by such entity or person.

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These statutory provisions could delay or frustrate the removal of incumbent directors or a change in control of our company. They could also discourage, impede, or prevent a merger, tender offer, or proxy contest, even if such event would be favorable to the interests of stockholders.

Amended and Restated Certificate of Incorporation and Bylaws Provisions

Our Amended and Restated Certificate of Incorporation and Bylaws contain provisions that could have the effect of discouraging potential acquisition proposals or making a tender offer or delaying or preventing a change in control, including changes a stockholder might consider favorable. In particular, our Amended and Restated Certificate of Incorporation and Bylaws, as applicable, among other things:

•           provide our Board of Directors with the ability to alter our bylaws without stockholder approval; and

•           provide that vacancies on our Board of Directors may be filled by a majority of directors in office, even if such number is less than a quorum.

Such provisions may have the effect of discouraging a third-party from acquiring us, even if doing so would be beneficial to our stockholders. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our Board of Directors and in the policies formulated by them, and to discourage some types of transactions that may involve an actual or threatened change in control of our company. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage some tactics that may be used in proxy fights. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

However, these provisions could have the effect of discouraging others from making tender offers for our shares that could result from actual or rumored takeover attempts. These provisions also may have the effect of preventing changes in our management.

DESCRIPTION OF BUSINESS

Company Overview

We are engaged in the design, manufacture, marketing and sale of wearable display and computing devices that are worn like eyeglasses and feature built-in video screens that enable the user to view video and digital content, such as movies, computer data, the Internet or video games. Our wearable display products, known commercially as Video Eyewear (also referred to as head mounted displays (or HMDs), Smart Glasses, wearable displays, video glasses, personal viewers, near-eye virtual displays, and near-eye displays or NEDs) contain micro video displays that offer users a portable high-quality viewing experience. Our Video Eyewear products provide virtual large high-resolution screens, fit in a user’s pocket or purse and can be viewed practically anywhere, anytime. They can also be used for virtual and augmented reality applications, in which the wearer is either immersed in a computer generated world or has their real world view augmented with computer generated information or graphics. In the 4 th quarter of 2013, we started selling Smart Glasses, a new category of Video Eyewear that includes a wearable computer and has much of the capabilities of a smartphone including wireless internet access but that is worn like glasses. We produce both monocular and binocular Video Eyewear devices. Video Eyewear are designed to work with mobile electronic devices, such as cell phones, laptop computers, tablets, portable media players and gaming systems. Our Smart Glasses also work as standalone computer devices.

Historically, we have focused on two markets: the consumer markets for gaming, entertainment and mobile video and the market for rugged mobile displays for defense, commercial and industrial markets. In June 2012, we sold the assets that comprised our Tactical Defense Group, which sold and licensed products and provided services, directly and indirectly, to military organizations and defense organizations to TDG Acquisition Company, LLC (the purchaser of our TDG Assets, now operating as Six15 Technologies). Accordingly, we now focus primarily on the consumer, commercial, industrial and entertainment markets.

Users of mobile display devices, like tablets and smartphones, are increasingly using such devices to replace their personal computer or console game systems. We believe the displays currently used in these mobile devices are often not ideal for this purpose because they are either too small, which makes it difficult to view the detail of the images that they display, or too large, making them bulky and difficult to carry.  In contrast, our Video Eyewear products enable users of many mobile devices to effectively view the entire screen on a small, eyeglass-like device. Our new Smart Glasses, although designed to work as a peripheral to the smartphone, have much of the same capabilities of the smartphone itself, allowing them to be used as a standalone hands free wearable computer. Our products can be used as a wearable substitute for large-screen televisions or desktop computer monitors and with respect to our Smart Glasses, allow users to utilize many smartphone or standalone applications while keeping their smartphones in a pocket or purse.

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Our Video Eyewear products all employ microdisplays that are smaller than one-inch diagonally, with some as small as one-quarter of an inch. They currently can display an image with a resolution of up to 1280×720 pixels (High Definition or HD). Users then view the microdisplay through our proprietary optics. Using these optics and displays, our Video Eyewear provides a virtual image that appears similar to the image on a full size computer screen in an office desktop environment or the image on a large flat panel television viewed from normal home TV viewing distances. For example, when viewed through our optics, a high-resolution 0.35-inch diagonal microdisplay can provide a viewing experience comparable to that on a 75-inch diagonal television screen viewed at ten feet.

We believe one of the most promising future uses of wearable displays like our Video Eyewear is in applications where virtual information enhances real world environments. This is often referred to as Augmented Reality or AR. To obtain an enhanced view of the real environment, users wear see-through Video Eyewear that allows them to see 3D computer-generated objects superimposed on their real-world views. Users can do so by using Vuzix proprietary/patented waveguide optics.

In the past, see-through HMDs displayed the real world using semi-transparent mirrors placed in front of the user’s eyes. These HMDs were large and bulky and so they had little market appeal. We have developed thin optics, called waveguides that enable miniature display engines to be mounted in the temples of the Video Eyewear which allows their form factor to be comparable to conventional eyeglasses.

We believe that the augmented reality capabilities offered by a hands free wearable computer like our M100 Smart Glasses, have the potential to penetrate many markets from the consumer to industry. An example of this augmented reality is the yellow "first down" line seen in television broadcasts of American football games, in which the line the offensive team must cross to receive a first down is superimposed on the field itself. The real-world elements are the football field and players; the virtual element is the yellow line. We believe see-through Video Eyewear in the form factor of Smart Glasses will enable this kind of experience in a wearable device virtually anywhere and anytime. Our new Smart Glasses run these kinds of AR applications natively as they have much of the capabilities of a smartphone built into them, including running full operating systems like Android.

Overall Strategy

Our goal is to establish and maintain a leadership position as a worldwide supplier of Video Eyewear and Smart Glasses solutions. We intend to offer our products across major markets, platforms and applications. We will strive to be an innovator in designing near-eye wearable display devices that can enable new mobile video viewing, entertainment, VR and AR applications.

To maintain and enhance our position as a leading provider of Video Eyewear and Smart Glasses, we intend to:

•	improve brand name recognition;
•	provide excellent products and service;
•	develop products based on our unique technology for both enterprise and large consumer markets;
•	broaden and develop strategic relationships and partnerships;
•	offer to sell our products or license our technology to third party companies that would incorporate and sell as a new product with their own brand name (OEM partners);
•	promote and enhance development of third party software that can take advantage of our products;
•	reduce production costs while moving to higher margin product offerings;
•	extend our proprietary technology leadership by enhancing and protecting our intellectual property portfolio;
•	establish an ecosystem of application developers and app offerings that support our Smart Glasses products;
•	invest in highly qualified personnel;
•	build and maintain strong product design capabilities; and
•	leverage further outsourcing as our manufacturing volumes increase to reduce costs.

The Market

Current mobile display technology is almost universally based on direct view screens. These displays are designed to be small and make portability easy. At the same time, it is difficult for these displays to produce human readable high resolution content without magnification or large character fonts due to their small size. Our products are aimed at solving these problems by creating large screens that fit in tiny packages (eyeglasses).

The mobile communications and entertainment industries have evolved considerably, and continue to do so. The mobile phone, once simply a means to communicate by voice while “on-the-go,” has evolved into a ubiquitous, location-aware, smart mobile computing and entertainment device. Mobile products such as smartphones and tablet computers are becoming the leading computing platforms with an installed base surpassing that of PCs. Mobile technology is redefining the way people interact with their world and has become an essential lifestyle management and entertainment tool personalized to users’ unique needs. We believe mobile devices and mobile internet access will have a more profound impact than the Wired Internet and that interactive AR content is expected to significantly change the way mobile products are used. As a result, we believe that there is growing demand for mobile access to high-resolution content in several major markets and that demand will grow for Smart Glasses that have smartphone capabilities in most markets in which smartphones are currently used. We believe wearable near-eye displays that can provide the equivalent of a high resolution wired internet at home or office experience will be a key component in advanced wearable wireless devices as these systems move to providing high resolution images without compromising the portability of the product.

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Our business focuses on the mobile consumer entertainment and gaming markets and the mobile commercial, enterprise and industrial markets. The demand for wearable displays in these markets is being driven by such factors as:

•	Increasing use of the Internet in many aspects of society and business, which is increasing demand for Internet access “anywhere, anytime”.

•	An increasing number of hands-free industrial and commercial applications, such as warehouse applications, field service, maintenance, on-site training and display of information on the factory floor or retail store, for which our products are well suited.

•	Video gaming around the world continues to grow even as more users migrate a greater portion of their game time to mobile devices. We believe that our high resolution Virtual Display technologies will significantly increase user satisfaction with gaming applications by engaging the user with a large high resolution mobile screen that also enables stereoscopic imagery and interactive head tracking. Our Virtual Reality and Augmented Reality Video Eyewear provide this capability.

•	The growing use of augmented reality applications on smartphones is driving the need for a wearable display solution to replace the poor user interface requirement of having to hold up the smartphones to use the application.

•	New user friendly 3D connectivity standards like HDMI 1.4a, 3D console gaming and other 3D content is creating a need for methods to play this content. We believe that Video Eyewear, with its dual display design, is well suited for the playback of 3D content and avoids many of the drawbacks such as flicker, image cross talk and color separation, commonly encountered by shutter or color anaglyph glasses.

Target Markets

Our target markets and applications by major sector are:

Enterprise and Industrial

Our Smart Glasses products are currently focused on the enterprise, industrial, commercial and medical markets. They are being used in diverse areas from field service to warehouse pick and pack applications. The Smart Glasses run native Android applications within the glasses that allow them to run most standalone Android applications. Because of this native Android capability, within the short period of time we have been selling M100 it has been already adopted for use in many applications including remote camera viewfinder displays, wearable computer displays, viewing of wireless sensor data , providing hands-free access to manuals and other information and for on-site, in-the-field maintenance, servicing, streaming video, training and education.

Consumer

Media and Entertainment.   We believe that there is an increasing demand for wearable, high-resolution, large field of view and 3D capable displays to view content such as movies, entertainment and the Internet in mobile environments and as a secondary display in the home.

Gaming.    We believe that there is a need for high-resolution, interactive, stereoscopic 3D display devices for use with desktop computers, consoles, tablets and other gaming products. We believe that gaming on mobile devices that have graphics and processing capabilities closely equivalent to laptop computers and consoles, but with small direct view screens, is not a satisfactory experience for many consumers. Our Video Eyewear products are designed to significantly enhance a consumer’s experience by providing larger-appearing, high-resolution images with stereoscopic 3D capabilities. We believe that there is also a demand for display devices that enable the user to simulate and experience movement within a three-dimensional environment when using either gaming consoles or mobile devices. We anticipate that VR and AR will become increasingly popular entertainment applications. Both VR and AR are difficult to implement using traditional desktop computer monitors and televisions but can be successfully implemented with Video Eyewear. Our wearable display technologies and Video Eyewear products are focused on delivering these kinds of solutions to the user.

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Augmented Reality for all Markets

Our Smart Glass wearable displays enable the development and deployment of augmented reality applications. Our Smart Glasses enable the wearer to see computer-generated information, graphics or images projected into the real world environment or upon an object that the user is observing. Thus, whether in the warehouse, the factory floor, the operating room or walking down the street, users may access information stored locally or in the cloud that will assist them in completing a real world task, while automatically attaching the digital information to their current surroundings and nearby objects.

We anticipate this powerful capability will enable applications areas including:

•	Field service, warehousing, and maintenance;
•	Task support for industrial, manufacturing and medical applications;
•	Navigation;
•	Sightseeing;
•	Social networking;
•	Location and scene based entertainment and education applications;
•	Mobile commerce and visual search applications; and
•	Real time language translation.

Products

We produce and sell three main types of wearable display products: Video Eyewear (for on-the-go users as remote displays for mobile and hands-free use); Virtual Reality (or VR) Video Eyewear (for stepping into virtual worlds, simulations & gaming); and Augmented Reality (AR) Video Eyewear (for overlaying virtual information from the cloud onto the real world). Our products are available with varying features and include either monocular or binocular display systems. Starting in the fourth quarter of 2013, we began to commercially produce our first Smart Glasses versions of our Video Eyewear that have many of the capabilities of a smartphone to allow applications to be run directly in the Video Eyewear glasses. They enable cloud connected applications through a wireless link directly with the glasses. We believe we provide the broadest range of consumer Video Eyewear product offerings available in the market and that our products contain some of the most advanced electronics and optics for their target markets and uses. Our products include:

Binocular Video Eyewear Products

We have won Consumer Electronics Show (or CES) awards for innovation for the past 9 consecutive years (2005 to 2014) for our series of Video Eyewear products. These products have included models with differing native resolutions, virtual screen sizes and video interfaces; and range from personal viewers to full AR and VR systems. Our binocular Video Eyewear products contain two microdisplays (a separate display for each eye), typically mounted in a frame attached to eyeglass-style temples. These products enable mobile and hands-free private viewing of video content on screens that simulate home theater-sized screens, all of which support 3D applications. Earphone connections are built into the temples so that users can listen to accompanying audio in full stereo. These products can be employed as mobile high-resolution displays with products such as smartphones, laptop computers, tablet computers, portable DVD players, and personal digital media/video players.

The Wrap series of Video Eyewear, introduced in the fall of 2009, is the fourth generation of Video Eyewear products that we have produced since 2005.

We are in the process of phasing out the last of our low resolution Wrap series products and now only offer the Wrap 1200 DX, which has WVGA (852x480 three-color pixels) resolution that simulates a 75-inch screen viewed at 10 feet. The Wrap 1200DX connects to 2D and 3D HDMI video sources. This standard has become the most common video connection in consumer electronics equipment and smartphones, and is also the standard for 3D Blue-ray discs.

At the January 2014 CES show we introduced a new Video Eyewear concept, “video headphones” that won two awards in the wearable technology categories. Video headphones are effectively noise canceling audio headphones with an HD video visor that slides down in front of the user’s eyes to create a wearable home theater experience. Our first video headphone model, the V720, are for the mobile video and VR gaming markets. This model will include 720p HD displays, HDMI 1.4a 3D video support. Future versions may also include our Smart Glasses technology that allows them to run the Android OS and support wireless connections to the user’s HD video source.

We have developed a line of advanced Smart Glasses Video Eyewear products which we began selling to customers late in the fourth quarter of 2013. Ultimately our Smart Glass models will be available in both monocular and binocular versions and should ultimately have resolutions up to full HD with wireless connectivity, ideal as a smartphone mobile display accessory and for cloud computing. This advanced line of products will ultimately utilize our extremely thin and light weight waveguide optics employed in near standard fashion wear eyeglass frames.

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Monocular Video Eyewear Products

Since 2003 we have been offering monocular (single eye) Video Eyewear Products.

Monocular products, due to their single eye display we feel are best used for “information snacking” or “bringing information to the user’s attention” and are not designed for extended user viewing without training. Other monocular eyewear issues can include possible visual rivalry problems for eye dominance and focus for the user wearing them. Typically monocular products have smaller fields of view that result in less information display capability and no stereoscopic 3D or depth information. Binocular Video Eyewear products overcome many of the issues with monocular products and are the best choice in most applications; however, they are more complicated and costly to produce.

In the fourth quarter of 2013 we began selling, for the industrial sector, our first waveguide based HMD that is fully enabled for AR use, the M2000AR, which has tracking sensors, hi-resolution camera, HDMI interface, and see through waveguide based optics that can be mounted to hardhats or goggles. Applications will include training, manufacturing, maintenance and other hands-free operations.

In the fourth quarter of 2013 we began selling our first monocular pair of Smart Glasses, the M100. The M100 is designed for the industrial and commercial markets, and our initial focus has been on the developer community in the enterprise and the medical records markets. We have been attempting to create an eco-system around the M100 developer community. Major corporate partners like SAP, AT&T, NTT Docomo and others have been particularly active. We are also creating an M100 app store with a growing list of applications and tools to enable application development. Vuzix is also building partnerships with the major suppliers of augmented reality software like Wikitude and Metaio, each of which have developed custom versions of their software that support our M100 smart glasses.

Virtual Reality Products

Virtual Reality (VR) Video Eyewear products provide a user with 3D computer simulated environments that can simulate the real or an imaginary world. By definition, VR Products are binocular so they can provide an immersive 3D world view for the user. Our current VR product is the Wrap 1200DX VR, the fourth generation of our VR Video Eyewear. These Virtual Reality products contain “three degrees of freedom” head tracking technology, which enables the user to look around the environment being viewed by moving his or her head. Today VR is primarily used for game playing, training and simulations. We anticipate that the V720 video headphones will also have tracking capabilities and hence will support VR.

Augmented Reality Products

Augmented Reality products provide a user a live, direct or indirect, view of a physical, real-world environment whose elements are augmented by computer generated sensory input such as sound, video, graphics or GPS data. Our current AR products include the Wrap 1200DX-AR and STAR 1200.

The Wrap 1200DX-AR enabled Video Eyewear with WVGA resolution has stereo cameras enabling viewing of the real world in 3D. It is designed to plug into a computer’s USB and HDMI video port. It also contains head tracking technology, which enables the user to look around the environment being viewed by moving his or her head which in turn sends that information back to the computer which then adjusts the computer generated AR image accordingly.

The STAR 1200DX is our second AR Video Eyewear product with see-through technology that enables the user to see the real world directly through and around its transparent WVGA widescreen video displays. With the built in sensors and a high performance HD camera, computer content, such as text, images and video can be overlaid and connected to the real world with the see through displays in full color 2D or 3D. This product is primarily used by individual researchers and AR software developers.

We launched a new line of Video Eyewear augmented reality Smart Glasses in the fourth quarter of 2013. Our M100 Smart Glasses, designed to be a smartphone accessory at first, are an intelligent wearable computing systems specifically designed to enable both Cloud Computing and augmented reality. We received an Innovations Design and Engineering Award for the M100 Smart Glasses at the January 2013 Consumer Electronics Show. The M100 is a wearable “hands free display” physically much like today’s hands-free audio systems commonly used with cellphones for voice calls. The M100 Smart Glasses include a small display, camera, compass, motion-tracker and audio system for wirelessly connecting via Bluetooth or Wi-Fi with the cellphone and displaying or mirroring information such as texts (SMS), email, mapping GPS, and video data. The embedded camera in the Smart Glasses is usable for recording and/or seeing the real world and therefor is usable for a variety of AR applications. Input and control of the M100 consists of using the wirelessly connected smartphone, speech recognition voice control or the device’s buttons and gesture sensor. Being a monocular device and therefore not designed for full-time viewing by the user, the M100 is designed for information “snacking” or content viewing limited to short sessions. Finally, as the M100 runs the standard Android OS, Ice Cream Sandwich version, it is compatible with thousands of existing titles “out of the box” and it allows for fast and easy third party applications to be developed, sold and downloaded to run directly in the M100 Smart Glasses. We are building an eco-system of developers around these smart glasses and anticipate that most of the software being developed can also be used on future generations of our smart glasses.

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At the January 2013 Consumer Electronics trade show, we also won an innovation award for the prototype of our binocular Smart Glasses technology. This new technology, based on our proprietary see-through waveguide optics and HD display technology, is designed to fit into the frames of designer-styled glasses. We intend to introduce binocular Smart Glasses utilizing waveguides in 2015. These new Smart Glasses will allow users to see and augment the real world as if looking through a conventional pair of fashionable eyeglasses. Again, because this product runs the Android operating system and is built upon the eco-system we are building for the M100, a base of applications will already exist for them and newly developed applications should be easily enabled using these advanced AR functions.

We believe cloud or internet-connected Smart Glasses applications will be created for manufacturing, medical, field maintenance and repair, training, gaming and social media uses for both our monocular and binocular smart glasses product lines.

Custom Solutions and Engineering Solutions

We have in the past provided full optics systems, including head mounted displays, human computer interface devices, and wearable computers to commercial, industrial and defense customers. As a result of the sale of the TDG Assets in June 2012, we will no longer be pursuing general engineering services work with defense or security organizations. Any future Defense R&D programs we participate in will be limited to the advancement of our waveguide technology and require the consent of TDG Acquisition Company, LLC (the purchaser of our TDG Assets, now operating as Six15 Technologies), whose consent is not to be unreasonably withheld. We currently are fulfilling both U.S. Navy Research Labs and Air Force Research Labs waveguide engineering contracts. In addition, we are also applying for additional follow-on DOD funding, in partnership with Six-15, to help accelerate the development of our waveguide optics. Any ultimate waveguide based products we create for defense or security markets will be exclusively marketed for us by Six 15.

Technology

We believe that it is important to make substantial investments in research and development to maintain our competitive advantage. The development and procurement of intellectual property rights relating to our technologies is a key aspect of our business strategy. We believe that it is now technologically feasible to improve upon the weight, ergonomics, optical performance, see-through capabilities, luminance, power efficiency, compactness, field of view and resolution of the current generation of virtual displays and display components. “Early technology adopters” have been the majority of the purchasers of our consumer Video Eyewear products to date. However, our near-to-eye virtual display technology has been gradually improving in performance and we believe will soon meet the high expectations of the consumer mass markets with respect to screen resolution, image size and ergonomics. We expect to continue to improve our products through our ongoing research and development and advancements made by our third party suppliers of key components.

We also develop intellectual property through our ongoing performance under engineering service contracts. We intend to continue to pursue development contracts for applications that enhance our waveguide optics technology. Our policy is to retain our proprietary rights with respect to the principal commercial applications of our technology under any engineering services work we perform, whenever possible. To the extent new technology development has been funded by a U.S. federal agency, under applicable U.S. federal laws, the agency has the right to obtain a non-exclusive, non-transferable, irrevocable, fully paid license to practice or have practiced this technology for governmental use.

During 2013 and 2012, we spent $1,751,397 and $1,153,403, respectively, on research and development activities. We expect to increase our research and development expenditures in the future as our revenues grow. We have also acquired and licensed technologies developed by third parties and we may do so in the future.

We believe that the range of our proprietary technologies gives us a significant competitive advantage. Our technologies relate to advanced optics systems including passive and active see-through imaging waveguides; micro-projection display engines; high resolution scanning displays; motion tracking systems; and specialized software drivers and applications for video eyewear displays. We also have a portfolio of trade secrets and expertise in nano-imprinting using quartz mold substrates, Nano structure UV (ultra violet) embossing, and engineering tool sets for the design and manufacturing of diffractive waveguide optics.

We believe once commercialized, our display engines and waveguide technologies will allow us to produce ultra-thin high-resolution eyeglass styled display systems at a low cost. We will then have fuller vertical integration of our supply chain which we believe will help us obtain us a strong competitive advantage. We estimate that commercialization of our low-power HD scanning engine and waveguide technologies will in total require approximately $3 to $5 million in funding and we are looking for outside funding sources to help fund this work. The commercialization of our first product using the waveguide technologies, the M2000 was completed in late 2013. We are now focusing our efforts on the next generation waveguides and display engines that will shrink the entire assembly to a module that will fit in typical off-the-shelf sports sunglasses.

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In December 2005, we entered into a technology acquisition agreement with New Light Industries, Ltd., covering an extremely compact head-mounted virtual display. In August 2011, we entered into a technology license agreement with Nokia Corporation for their Exit Pupil Expanding (EPE) optics technology, also known as waveguides. Under the agreement, we are performing on-going research and development on the EPE optics and are expected to manufacture and bring to market components and products containing the licensed technology. In addition, we will provide Nokia with the ability to purchase products and components which incorporate the licensed technology. The combination of Vuzix and Nokia technology is expected to accelerate the development and introduction of new wearable display products in an eyeglass form factor to the market.

Our technologies enable us to provide low-cost, small form factor, high-resolution Video Eyewear products. To protect our technologies, we have developed a patent portfolio which currently consists of 39 issued U.S. and foreign patents and 9 pending U.S. and foreign patent applications. We also have several new invention disclosures, covering additional aspects of our waveguide technology and our Smart Glasses virtual display technology that have been filed as design and utility patent applications. Our U.S. patents expire on various dates from December 30, 2014 until May 30, 2032. Our international patents expire on various dates from May 30, 2015 until October 17, 2038. In addition, in connection with our sale of the TDG Assets, we received a worldwide, royalty free, assignable grant-back license to all the patents and other intellectual property sold for use in the manufacture and sale of products in the consumer markets.

Major technologies that we employ in our products include:

Hardware Technology

Virtual Display Technology (including Lens Technology and Optics Assemblies)

Microdisplay optics represent a significant cost of goods for both us and our competitors. This cost is a function of the physical size of the microdisplay and the cost of the supporting optics. Smaller microdisplays are less expensive to produce but they require larger and more sophisticated optics to make near-eye systems that have no user adjustments, large fields of view and very low distortion specifications. Larger displays require less magnification and less complex optics, but the optics become very bulky and the displays are significantly more expensive to manufacture. To improve our Video Eyewear’s fashion and ergonomics, we are developing thin and lightweight optics that can be integrated with very small microdisplays that we expect will match conventional eyewear frames in size and weight. These new optics and displays provide what we believe are significantly improved ergonomics compared to competing wearable virtual displays.

See-Through Waveguides:   We are developing both passive and dynamic waveguide optics that are the basis for our future slim wearable Video Eyewear displays. Our dynamic waveguides use index modulated liquid crystal material to switch beam steering gratings built in a thin glass window to scan an image into the user’s eye. We are also developing passive optical display engines that uses a 1.4 mm thick see-through blade of glass or plastic with an ultra-compact micro display engine to magnify and focus the light from a display into a user’s eye. We have proven this technology to perform to HD standards and are currently in production with our M2000AR industrial grade wearable display products using it. We are now on a path to improve the waveguide’s performance to provide larger fields of view and better optical efficiency. Wearable Video Eyewear incorporating these engines will appear to others as practically indistinguishable from today’s conventional sunglasses by most every measure comfort, size, weight and ergonomics. We have filed patent applications with respect to this technology. We have also entered into a technology license agreement with Nokia Corporation for their Exit Pupil Expanding (EPE) optics technology.

LED Scanning Display Engine: We have patents and patents pending on a LED Scanning Display Engine (SDE). The SDE will incorporate both the display subsystem and a waveguide optic in a single monolithic design that we believe will enable us to produce low cost, HD resolution displays in a form factor that will be integrated into frames similar in size to ordinary sunglasses.  We have successfully prototyped both monochrome and color versions of the SDE in our design labs. If our continued research is successful we believe we will be able to produce a low cost, high-resolution display that will be superior to existing microdisplay technology with respect to price, resolution, weight, form-factor and power consumption.

Nanoimprinting: We continue to develop a portfolio of trade secrets and expertise in nanoimprinting. From quartz substrate molds with unique nano-structured grating surfaces built into them to UV (ultra violet) embossing, and engineering tool sets for the design of diffractive waveguide optics. These trade secrets deal with the manufacture of molds through to volume production UV embossing. We believe these technologies are essential to the production of our 1.4 mm thick see through lenses which we believe are the cornerstone to making fashionable eyeglass styled Smart Glasses.

Smart Glass Technology: We have been adding to our IP portfolio with the addition of design and utility patent applications around this new category of Video Eyewear including how Smart Glasses connect to and can be managed by smartphones or the cloud.

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We have developed ergonomic technologies that make head-worn displays more attractive and easier to use in a wide variety of applications. For example, we are currently one of the only producers of monocular Smart Glasses that allow users to mount the display over their left of right eye, attach them to safety glasses, or wear in conjunction with their standard eyeglasses. We also support prescription glass inserts to optimize the visual performance for the user. Our camera is built and located for augmented reality applications.

Software/Firmware Technology

We believe that our substantial software portfolio around our Smart Glasses should provide us some competitive advantage. We have developed an extensive set of Android drivers and core code capability that allows us to efficiently add new feature sets centered around our Smart Glasses hardware and their related software products. We anticipate that this software technology will be the foundation for some of our future Smart Glasses products. Additionally, we have a base of embedded microprocessor and field-programmable gate array (FPGA) code related to microdisplay drive electronics. Usable software applications and add-on accessory hardware drivers can greatly increase customer value of our Video Eyewear products.

Patents and other Intellectual Property

We have an intellectual property policy which has as its objectives: (i) the development of new intellectual property to further our intellectual property position in relation to personal display technology; and (ii) the maintenance and protection of our valuable trade secrets and know-how. We seek to further achieve these objectives through the education and training of our engineering staff and the adoption of appropriate systems, policies and procedures for the creation, identification and protection of intellectual property.

Our general practice is to file patent applications for our technology in the United States, Europe and Japan, while inventions which are considered to have the greatest potential are further protected by the filing of patent applications in additional countries, including Canada, Russia and China. We file and prosecute our patent applications in pursuit of the most extensive fields of protection possible including, where appropriate, the application of the relevant technology to the broader display industry.

We believe that our intellectual property portfolio, coupled with our key supplier relationships and accumulated experience in the personal display field, gives us an advantage over potential competitors. We also believe our copyrights, trademarks, and patents are critical to our success, and we intend to maintain and protect these. We also rely on proprietary technology, trade secrets, and know-how, which are not patented. To protect our rights in these areas, we require all employees and, where appropriate, contractors, consultants, advisors and collaborators, to enter into confidentiality, invention assignment and non-competition agreements.

In addition to our various patents, we have 10 registered U.S. trademarks and 41 trademark registrations worldwide and 2 pending international trademark applications.

Competitors and Competitive Advantage

The personal display industry in which we operate is highly competitive. We compete against both direct view display technology and near-eye display technology. We believe that the principal competitive factors in the personal display industry include image size, image quality, image resolution, power efficiency, manufacturing cost, weight and dimension, feature implementation, ergonomics and, finally, the interactive capabilities of the overall display system.

Most of our competitors’ products for mobile use are based on direct view display systems in which the user views the display device, or screen, directly without magnification. These products have several disadvantages compared to near-eye virtual displays and our wearable Video Eyewear products. If the screens are large enough to read a full conventional internet page or HD video without external magnification or image zooming, the products must be large and bulky, such as laptops, tablets, personal computers. If the displays are small, such as those incorporated in smartphones and smart watches and other wearable’s, the screens can be difficult to read when displaying higher resolution content. Despite the limitations of direct view personal displays, advanced multi-media enabled smartphones and now smart watches are being produced in ever increasing volumes by a number of manufacturers, including Motorola, Inc., Nokia Corporation, Sony, Blackberry, Samsung Electronics Co., Ltd., LG Electronics, Microsoft, Lenovo, HTC, Apple Inc. (Apple), Google, Pebble, Qualcomm and others. We expect that these large and well-funded companies, as well as newer entrants into the marketplace, will make products that are competitive with ours based on improvements to their existing direct view display technologies or on new technologies. Examples of new display technology include foldable displays, e-ink and Qualcomm’s mirasol reflective technology called IMOD. The AMOLED on some new smart phones and “retinal” displays on the latest Apple iPads and iPhones provide very high resolution and are proving effective as mobile direct view personal displays for a variety of applications, including many that were once considered applications where Video Eyewear was superior.

Aside from direct view displays, we also have competitors who produce near eye personal displays, or Video Eyewear. For the past decade most of such products were mainly low-resolution, bulky in size, poor ergonomically, costly, and heavy in their power requirements. We believe that most of our competitors’ near eye products have had inferior optics, marginal electronics and poor industrial design and that, as a result, our Video Eyewear products are superior to many of our competitors’ in both visual performance and ergonomics.

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Competition - Binocular Video Eyewear Products

Today, there are few companies that compete with Vuzix in the binocular Video Eyewear space; they include Carl Zeiss, Seiko Epson, Sony, and Acupix. Carl Zeiss introduced its first model called the Cinemizer several years ago and has updated to Oled displays but has restricted its sales primarily to Germany thus far. Epson and Sony are both selling products that look like the larger head mounted displays from 10 to 15 years ago. Epson has been shipping their “Moverio” HMD and in 2014 announced their second version of their Moverio with a camera for AR. Sony introduced their first “HMZ” HMD late in 2011 for home or fixed location use, and recently started shipping a third version of their HMZ with several claimed improvements designed to solve some of its many user comfort problems. We believe neither of these competitive products have been received well in the market place due to their bulky and non-user-friendly designs. Brother International also began marketing a see-through HMD on a limited basis in Japan in late 2011. In the fall of 2012, Acupix of Korea introduced a WVGA video eyewear model with HDMI inputs, but it lacks support for legacy video devices and user optical adjustments. In early January 2013, TDG Acquisition Company, LLC (the purchaser of our TDG Assets, now operating as Six15 Technologies) announced its new Tac-Eye AR line of see-through AR products for its target marketplaces. A new entity, Oculus has been shipping developer kits for its large field of view VR goggle HMD called the Oculus Rift and has announced that a new model will be available in 2014. Oculus was recently purchased by Facebook. We believe the unit is very bulky relative to the wearer’s head and offers only limited resolution to each eye. And finally Sony showed a new VR system called “Morpheus” in March 2014, but it also appears bulky and is integrated closely with their PlayStation 4. Avegant Glyph demonstrated a binocular viewer integrated with headphones at CES 2014. We expect that, as the market grows and matures and as the technology becomes more refined, more companies may compete with us.

There are a number of smaller companies that have products that compete with our Video Eyewear products. They generally use binocular display module (BDM) produced by Kopin Corporation. Kopin offers binocular display modules of varying resolutions to original equipment manufacturers (or OEMs). Those modules are designed for easy customization by OEMs and include microdisplays, backlights, optics and optional drive electronics. The availability of those BDMs has greatly reduced the investment required for new competitors to enter the business. Currently, Kopin BDMs are primarily used by Asian-based Video Eyewear manufacturers. There are also several Chinese companies offering what we believe are inferior solutions in this market, but we believe their distribution in North America and Europe is limited. Other microdisplay manufacturers may also introduce BDM modules built around their products. We believe that the products produced by those manufacturers have one or more of the deficiencies described above. Kopin does not currently compete with Vuzix at the retail level. Kopin is also currently our primary supplier of microdisplays.

In 2010, our largest competitor, MyVu, ceased operations. Its intellectual property assets were sold to unnamed parties in Asia. Other companies that have stated their intention to enter this market when their product development is complete are Lumus and Microvision Corporation. At the last 3 CES tradeshows, Lumus demonstrated a see-through HD optics engine in a pair of Video Eyewear. They have not yet announced a product that is production ready. Microvision has also announced that they are currently focused on the Pico projection markets, as described below, and that they are not planning to introduce a wearable display solution.

Another product incorporating recently developed technology is a handheld projector that utilizes micro-displays and optics to project digital images onto any nearby viewing surface, such as a wall. These devices are referred to as pocket projectors or pico projectors and are designed to overcome the limitations of the native small screen on smartphones and other mobile devices. Pico projectors use either liquid crystal on silicon displays (LCOS) or color lasers to create their image. We believe pico projectors have had higher unit sales to date than Video Eyewear primarily because of their cost advantage and higher resolutions.

In the VR and AR markets, there are few competitor in the consumer space with effectively no competition in all but the very high-end researcher market. Oculus is now selling a developer’s kit VR head mounted display and both Cinemizer and Sony have announced upgrades to their new products for virtual reality applications. Seiko Epson’s new Moverio BT 200 has added a camera and see-through optics to improve its AR capabilities. Today’s VR applications are primarily PC based entertainment applications, a market we believe Sony is not about to focus on against its PS4 gaming console and its Morpheus VR system. Valve, a provider of online PC games, has recently demonstrated a VR system to the press, but has not given any pricing or shipping date details.

Further, industry bloggers have speculated that companies such as Apple. Samsung, and Microsoft may offer or support AR and VR Video Eyewear products in the near future.

Competition - Monocular Video Eyewear Products

Although several companies produce monocular Video Eyewear, we believe that sales of their products to date have been limited. To date, the market opportunity for monocular products other than night vision products has been limited primarily to trial tests rather than commercial volume purchases for industrial applications. Current competitors in these markets are Liteye Systems, Inc., Lumus, Shimadzu Corporation, Kopin, Creative Display Systems, Google, LLC, BAE Systems, Six-15 Technologies, LLC (the purchaser of our TDG Assets) , Rockwell Collins, Inc. and its subsidiary Kaiser. Kopin has created a reference product design called Golden-i that combines a speech recognition controlled head mounted computer with a monocular near-eye display and recently demonstrated several new monocular reference designs that they claim they are only licensing to OEM customers. The Motorola Solutions group introduced Golden-i in late 2012. Kopin also recently introduced a monocular display module called Pearl, which is designed for OEMs that wish to integrate the module in a monocular HMD or smart glasses. Google has developed a wearable display device named Google Glass which is a headset product with similar form and function to our M100 Smart Glasses. Initially they were only shipping to the developer community and by invitation only, but this spring Google opened up the Glass sales to anyone within the US as part of their explorer program but has still not announced a full commercial release shipping date. Google Glass is a new consumer oriented monocular display system whereas our M100 is focused on enterprise users. We expect that we will encounter competition in the future from major consumer electronics’ product companies and suppliers of imaging and information products for defense applications.

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There is competition in all classes of products manufactured by us, including from divisions of large companies and many small companies. Our sales do not represent a significant share of the market for any class of products. The principal points of competition for these products include, among other factors: price, product performance, the availability of supporting applications, the experience and brand name of the particular company and history of its dealings in such products. We believe that most of the monocular Video Eyewear products currently offered by our competitors are inferior to ours because they are bulky, have smaller image sizes with lesser performing optics and/or are currently priced higher than our products.

Sales and Marketing

Sales

We believe we have two distinct strategies for the sales of our products.

In the smart glasses and AR markets, we are initially focused on the enterprise and industrial space and as such are building strategic marketing relationships with companies like SAP. In the case of SAP we are working with their internal development teams who are deploying pilot test programs in the field service and warehousing areas with their customers. We will be using the SAP sales and support team to address these customers. We are in parallel developing a value added reseller network with leading companies in separate markets from warehousing to field service to medical. As these VARs finish their value added software we expect them to roll out their finished solutions to their customer base. We are also supporting direct sales with select larger key accounts. For our Smart Glasses we are also trying to develop a rich eco system with application developers from around the world. To support this effort we recently opened an internet based developer center and are working on an application store that we anticipate will open in the summer of 2014. We are also hosting many developer hackathon events with partners companies like NTT Docomo and AT&T throughout 2014.

On the consumer side, our products are targeted at applications including video viewing, remote monitors and Virtual Reality. In 2005, as our products and technology evolved, we began to sell standard Video Eyewear products for the consumer markets and have since built a multi-national sales channel with offices out of the UK and Japan. In 2007, we introduced Virtual Reality products and in 2010 we introduced our first Augmented Reality products. In June 2012, we sold the TDG Assets of our Tactical Display Group, which sold and licensed products and provided services, directly and indirectly, to military organizations and defense and security organizations.

As we broaden our markets we will continue to expand on these strategies for each of our target application areas and markets. Finally, we regularly attend industry trade shows in our application markets.

Finally, we are working to enter certain markets through strategic licenses of our key technology and or OEM/private labeling of Vuzix products carrying the OEM’s brand name. Our strategy to monetize our solutions is to license our technologies and know-how to manufacturers and or sell them critical components to turn key completed solutions. In such cases we would offer these items for sale as standalone components to allow the manufacturers to develop their own devices. We may also sell such manufacturers an entire finished design which would include a license to our patents, know-how, and software.

Marketing

Our marketing group is responsible for product management, planning, advertising, marketing communications, and public relations. We have an internal public relations effort in the U.S. and have at times retained external public relations firms for the U.S. market. In the UK we employ a public relations firm part-time. We also employ a marketing firm to help prepare brochures, packaging, tradeshow messaging and advertising campaigns. Our consumer products are currently mainly sold under the Vuzix Wrap brands. We intend to become known as the premier supplier of Video Eyewear products for video viewing and Virtual and Augmented Reality enabled Smart Glasses. We plan to undertake specific marketing activities as needed, including, but not limited to:

•	product reviews, case studies and promotions in trade publications;

•	enhancement and maintenance of our Website, Web Store and Social Media sites;

•	internet and web page advertising and targeted emails;

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•	public relations;

•	print advertising, catalogs and point of purchase displays

•	trade shows and event sponsorships; and

Engineering Services

We primarily solicit sales of our engineering services programs directly. We believe we have established a solid reputation for quality, performance and innovation for near-eye virtual display systems that will be attractive to many types of commercial users that want to leverage our services and products within their businesses. Attendance at industry trade shows, conferences and application white papers are tools we use to generate customer interest. In regard to defense and security markets, due to the sale of our TDG Assets in June 2012, we only work with select defense sections within the U.S. government with respect to our waveguide technology.

Consumer

We engage in a variety of marketing efforts that are intended to drive customers to our products and to grow awareness of our AR Smart Glasses, VR products and Video Eyewear in general. Public relations are an important aspect of our marketing and we intend to continue to distribute samples of our products to key industry participants. We intend to focus our consumer marketing efforts for the next 12 months on:

•	distinguishing our Video Eyewear product category from current competitors and by offering products with performance such as our Smart Glasses technology that is superior to that of our competitors;

•	creating awareness with the press and general public about the AR and VR applications that are now possible with our Video Eyewear, with particular emphasis on our Smart Glasses products;

•	attempting to create and build further consumer acceptance and momentum around the Video Eyewear category as compared to existing alternative technologies; and

•	creating brand awareness of the Vuzix brands.

Our Video Eyewear and VR Video Eyewear products are currently sold directly to consumers through select specialty retailers, through catalogue offerings and through third party North American distributors including D&H. Our products over the last 18 months have been sold by the following U.S. based resellers and distributors: Hammacher Schlemmer, Brookstone, Macy’s and Amazon, D&H and directly from us through our website. Our latest Wrap 1200DX-AR and STAR Video Eyewear models are not currently offered through third party resellers in North America, and must be purchased directly from Vuzix. Our website, www.vuzix.com is an important part of our direct sales efforts. For resellers with physical retail locations in the United States, we have in the past offered point of purchase systems that include a video frame running a slide show presentation about the products and an integrated fully functional Video Eyewear product that allows potential customers to use our products.

We currently sell our products internationally through distributors, resellers, and various Vuzix operated web stores in Europe and Japan. Our international focus is currently on Japan and the EU. In Japan, we have a branch sales and service office in Tokyo, and a small warehouse outside of Tokyo. We employ two full-time staff in Japan. In spring 2008, we created a wholly owned subsidiary, Vuzix (Europe) Limited, through which to conduct our business in the EU and Middle Eastern markets. Resellers in 50 countries placed orders with us during 2013. We maintain a small European sales office in Oxford, England. We have also retained a sales consultant (who acts as our European Director of Operations), a UK public relations firm and a mobile applications consultant to provide us with advice regarding the European market. For customer support and warehousing, we have contracted with a third-party end user technical support firm and fulfillment center to service our customers in the EU.

Manufacturing

Currently, we purchase product components from our suppliers, engage third party contract manufacturing firms to perform electronic circuit board and cable assemblies, and perform the final assembly of our products ourselves in our Rochester, New York facility. We are experienced in the successful production of our products in moderate volumes. We expect to continue to perform final assembly of our Video Eyewear products ourselves over the short term. However, as our volume increases and cost effective third party sourcing becomes feasible, we are already planning to outsource more of our final assembly, with the possible exception of certain critical optical and display components. This summer we intend to bring up commercial production of the M100 Smart Glasses in China also. This will be the first time we have performed final product assembly and test outside of our Rochester plant.

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We currently purchase almost all of the microdisplays used in our products from Kopin. Our relationship with Kopin is generally on a purchase order basis and Kopin does not have a contractual obligation to provide adequate supply or acceptable pricing to us on a long-term basis. We procure a small percentage of our microdisplays from other sources such as Syndiant. While we do not manufacture our components, we own the tooling that is used to make our custom components with the exception of certain authentication chips and connectors that may be required to support industry standard device connectivity. We do not believe that we are dependent on our relationships with any supplier other than Kopin in order to continue to operate our business effectively. Kopin owns just under 4% of our common stock. Some of our accessory products are sourced from third parties as finished goods. We typically have them print our Vuzix brand name on these products. Such third party products represented less than 1% of our sales in 2013.

We generally procure components and products from our vendors on a purchase order basis without any long-term commitments. We currently use several Asian manufacturing sources, where we have located some of our tooling. Over time, we expect to globally source almost all of our components which we believe will minimize product costs. We anticipate that procuring assembled products from third parties will result in decreased labor force requirements, capital equipment costs, component inventories, and the cost of maintaining inventories of work in progress.

Employees

As of June 20, 2014, we had 29 full-time employees in North America: 5 in sales and marketing, distribution, and customer service; 11 in research and development and engineering services support; 6 in manufacturing, operations and purchasing; 1 in quality assurance; and 6 in accounting, management, IT, and administration. We also work with a group of sub-contractors, mainly for industrial and mechanical design assistance in the Rochester, New York area. In Japan, we have 2 full-time employees and in the UK we have one full-time and one part-time contractor to manage our European sales and marketing activities.

History

We were incorporated in Delaware in 1997 as VR Acquisition Corp. In 1997, we acquired substantially all of the assets of Forte Technologies, Inc. (Forte), which was engaged in the manufacture and sale of Virtual Reality headsets and the development of related technologies. Forte was originally owned and controlled by Kopin, our main current microdisplay supplier. Most of the technologies developed by Forte are now owned and used by us.

In 1997 we changed our name to Kaotech Corporation. In 1998 we changed our name to Interactive Imaging Systems, Inc. In 2004 we changed our name to Vicuity Corporation and then to Icuiti Corporation. In 2007, we changed to our current name, Vuzix Corporation. None of these name changes were the result of a change in our ownership control.

DESCRIPTION OF PROPERTY

We lease approximately 8,800 square feet at our facilities located at 2166 Brighton Henrietta Townline Road, Rochester, New York 14623. In this facility, we have located our manufacturing, research and development, sales and administration offices. We currently pay approximately $65,000 per year in rent, which is leased on a calendar year term. The lease will expire on September 30, 2014.

We believe that this facility is in good operating condition and adequately serves our needs. We anticipate that, if required, suitable additional or alternative space would be available on commercially reasonable terms to accommodate expansion of our operations.

LEGAL PROCEEDINGS

We are not currently involved in any pending legal proceeding or litigation and we are not aware of any such proceedings contemplated by or against us or our property. To our knowledge, there are no material legal proceedings to which any our directors, officers or affiliates, or any beneficial owner of more than five percent of our common stock, or any associate of any of the foregoing, is a party adverse to us or any of our subsidiaries or has a material interest adverse to us or any of our subsidiaries.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of financial condition and results of operations in conjunction with the financial statements and related notes appearing elsewhere in this prospectus.

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Critical Accounting Policies and Significant Developments and Estimates

The discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements and related notes appearing elsewhere in this prospectus. The preparation of these statements in conformity with generally accepted accounting principles requires the appropriate application of certain accounting policies, many of which require us to make estimates and assumptions about future events and their impact on amounts reported in our consolidated financial statements, including the statement of operations, balance sheet, cash flow and related notes. We continually evaluate our estimates used in the preparation of our consolidated financial statements, including those related to revenue recognition, bad debts, inventories, warranty reserves, product warranty, carrying value of long-lived assets, derivatives, valuation of stock compensation awards, and income taxes. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about carrying values of assets and liabilities that are not apparent from other sources. Since future events and their impact cannot be determined with certainty, the actual results will inevitably differ from our estimates. Such differences could be material to the consolidated financial statements.

We believe that our application of accounting policies, and the estimates inherently required therein, are reasonable. These accounting policies and estimates are periodically reevaluated, and adjustments are made when facts and circumstances dictate a change. Historically, we have found our application of accounting policies to be appropriate, and actual results have not differed materially from those determined using necessary estimates.

Our accounting policies are more fully described in the notes to our consolidated financial statements included in this prospectus. Management believes certain factors and trends are important in understanding our financial performance. Since the sale of the TDG Assets in June 2012, we no longer sell night vision display drive electronics, the Tac-Eye line of Video Eyewear products, and a full range engineering services to defense customers, which will materially reduce our revenue and cash flow in the future. In accordance with ASC 205-20, the sale of the TDG Assets has been accounted for as discontinued operations have been reclassified as discontinued operations on our consolidated Statements of Operations for 2012. The critical accounting policies, judgments and estimates that we believe have the most significant effect on our financial statements are:

•	valuation of inventories;
•	carrying value of long-lived assets;
•	software development costs
•	revenue recognition;
•	product warranty;
•	fair value measurement of financial instruments and embedded derivatives;
•	stock-based compensation; and
•	income taxes.

Valuation of Inventories

Inventory is stated at the lower of cost or market, with cost determined on a first-in, first-out method. Inventory includes purchased parts and components, work in process and finished goods. Provisions for excess, obsolete or slow moving inventory are recorded after periodic evaluation of historical sales, current economic trends, forecasted sales, estimated product lifecycles and estimated inventory levels. Purchasing practices, electronic component obsolescence, accuracy of sales and production forecasts, introduction of new products, product lifecycles, product support and foreign regulations governing hazardous materials are the factors that contribute to inventory valuation risks. Exposure to inventory valuation risks is managed by maintaining safety stocks, minimum purchase lots, managing product and end-of-life issues brought on by aging components or new product introductions, and by utilizing certain inventory minimization strategies such as vendor-managed inventories. The accounting estimate related to valuation of inventories is considered a “critical accounting estimate” because it is susceptible to changes from period-to-period due to the requirement for management to make estimates relative to each of the underlying factors, ranging from purchasing, to sales, to production, to after-sale support. If actual demand, market conditions or product lifecycles differ from estimates, inventory adjustments to lower market values would result in a reduction to the carrying value of inventory, an increase in inventory write-offs and a decrease to gross margins.

Carrying Value of Long-Lived Assets

If facts and circumstances indicate that a long-lived asset, including a products’ mold tooling and equipment, may be impaired, the carrying value is reviewed in accordance with FASB ASC Topic 360-10. If this review indicates that the carrying value of the asset will not be recovered as determined based on projected undiscounted cash flows related to the asset over its remaining life, the carrying value of the asset is reduced to its estimated fair value. Impairment losses in the future will be dependent on a number of factors such as general economic trends and major technology advances, and thus could be significantly different than historical results. No impairment charges on tooling and equipment were recorded in 2013 or 2012.

We perform a valuation of our patents and trademark assets when events or circumstances indicate their carrying amounts may be unrecoverable. We recorded an impairment charge of $73,423 representing cost of $98,797, less accumulated amortization of $25,374 in 2013, and an impairment charge of $64,703 representing cost of $171,868, less accumulated amortization of $107,165 in 2012 regarding our abandoned patents and trademarks. The value of the remaining intellectual property, such as patents and trademarks, were valued (net of accumulated amortization) at $495,608 as of December 31, 2013, because management believes that its value is recoverable.

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Software Development Costs

The Company capitalizes the costs of obtaining its software once technological feasibility has been determined by management. Such costs are accumulated and capitalized and projects could take several years to complete. The capitalized costs are then amortized over 3 to 5 years on a straight-line basis. Unsuccessful or discontinued software projects are written off and expensed in the fiscal period where the application is abandoned or discontinued.

Revenue Recognition

We recognize revenue from product sales in accordance with FASB ASC Topic 605, Revenue Recognition. Product sales represent the majority of our revenue and there have been no material changes in or inflation in our product pricing over the past two fiscal periods. We recognize revenue from these product sales when persuasive evidence of an arrangement exists, delivery has occurred or services have been provided, the sale price is fixed or determinable, and collectability is reasonably assured. Additionally, we sell our products on terms which transfer title and risk of loss at a specified location, typically shipping point. Accordingly, revenue recognition from product sales occurs when all factors are met, including transfer of title and risk of loss, which typically occurs upon shipment by us. If these conditions are not met, we will defer the revenue recognition until such time as these conditions have been satisfied. We collect and remit sales taxes in certain jurisdictions and report revenue net of any associated sales taxes. We also sell certain products through distributors who are granted limited rights of return for stock balancing against purchases made within a prior 90 day period, including price adjustments downwards on any existing inventory. The provision for product returns and price adjustments is assessed for adequacy both at the time of sale and at each quarter end and is based on recent historical experience and known customer claims.

Revenue from any engineering consulting and other services is recognized at the time the services are rendered. For our longer-term development contracts, which to date have all been firm, fixed-priced contracts, we recognize revenue on the percentage-of-completion method. Under this method income is recognized as work on contracts progresses, but estimated losses on contracts in progress are charged to operations immediately. To date, all of our longer-term development contracts have been less than one calendar year in duration. We generally submit invoices for our work under these contracts on a monthly basis. The percentage-of-completion is determined using the cost-to-cost method.

We recognizes software license revenue under ASC 985-605 “Software Revenue Recognition” and under ASC 605-25 “Revenue Arrangements with Multiple Deliverables”, and related interpretations, as amended. Licensed software may be sold as a stand-alone element, with other software elements, or in conjunction with hardware products. When our products consists of more than one element, the product is considered to be a multiple element arrangement (MEA). When sold as a stand-alone element, the revenue is recognized upon shipment as discussed above. When sold as part of a MEA, revenue from the licensed software is recognized when the product and embedded software is shipped to the customer.

For either a single element transaction or a MEA, the Company allocates consideration to all deliverables based on their relative stand-alone selling prices. Amendments to ASC 605-25, which became effective January 1, 2011, establish a hierarchy to determine the stand-alone selling price as follows:

•	Vendor Specific Objective Evidence of the fair value (VSOE),
•	Third Party Evidence (TPE)
•	Best Estimate of the Selling Price (ESP)

Sales which constitute a MEA are accounted for by determining if the elements can be accounted for as separate accounting units, and if so, by applying values to those units, per the hierarchy above. If VSOE is not available, management estimates the fair selling price using historical pricing for similar items, in conjunction with current pricing and discount policies.

Revenue from licensed software is recognized upon shipment and in accordance with industry-specific software recognition accounting guidance. Software updates that will be provided free of charge are evaluated on a case-by-case basis to determine whether they meet the definition of an upgrade and create a multiple element arrangement.

Fees charged to customers for post-contract Technical Support are recognized ratably over the term of the contract. Costs related to maintenance obligations are expensed as incurred.

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Product Warranty

Warranty obligations are generally incurred in connection with the sale of our products. The warranty period for these products is generally one year except in European countries where it is two years. Warranty costs are accrued, to the extent that they are not recoverable from third party manufacturers, for the estimated cost to repair or replace products for the balance of the warranty periods. We provide for the costs of expected future warranty claims at the time of product shipment or over-builds to cover replacements. The adequacy of the provision is assessed at each quarter end and is based on historical experience of warranty claims and costs. The costs incurred to provide for these warranty obligations are estimated and recorded as an accrued liability at the time of sale. Future warranty costs are estimated based on historical performance rates and related costs to repair given products. The accounting estimate related to product warranty is considered a “critical accounting estimate” because judgment is exercised in determining future estimated warranty costs. Should actual performance rates or repair costs differ from estimates, revision to the estimated warranty liability would be required.

Derivatives and Fair Value Measurements

The Company has adopted the provisions of FASB ASC Topic 820, “Fair Value Measurements and Disclosures” as of January 1, 2008 for financial instruments. This standard defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. ASC 820 clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. ASC 820 permits an entity to measure certain financial assets and financial liabilities at fair value with changes in fair value recognized in earnings each period. In accordance with ASC 815-10-25, we measured the derivative liability using a Lattice pricing model at their issuance date and subsequently they are remeasured. Accordingly, at the end of each quarterly reporting date the derivative fair market value is remeasured and adjusted to current market value. Derivatives that have more than one year remaining in their life are shown as long term derivative liabilities.

ASC 820 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value. Level 1 inputs are quoted prices in active markets for identical assets or liabilities. Level 2 inputs are inputs other than quoted prices included in Level 1 that are directly or indirectly observable for the asset or liability. Such inputs include quoted prices in active markets for similar assets and liabilities, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability, or inputs derived principally from or corroborated by observable market data by correlation or other means. Level 3 inputs are unobservable inputs for the asset or liability. Such inputs are used to measure fair value when observable inputs are not available.

Stock-Based Compensation

Our board of directors approves grants of stock options to employees to purchase our common stock. A stock compensation expense is recorded based upon the estimated fair value of the stock option at the date of grant. The accounting estimate related to stock-based compensation is considered a “critical accounting estimate” because estimates are made in calculating compensation expense including expected option lives, forfeiture rates and expected volatility. The fair market value of our common stock on the date of each option grant is determined based on the most recent quoted sales price on our primary trading stock exchange, currently the OTCQB.

Income Taxes

We have historically incurred domestic operating losses from both a financial reporting and tax return standpoint. Accordingly, we provide deferred income tax assets and liabilities based on the estimated future tax effects of differences between the financial and tax bases of assets and liabilities based on currently enacted tax laws. A valuation allowance is established for deferred tax assets in amounts for which realization is not considered more likely than not to occur. The accounting estimate related to income taxes is considered a “critical accounting estimate” because judgment is exercised in estimating future taxable income, including prudent and feasible tax planning strategies, and in assessing the need for any valuation allowance. To date we have determined a 100% valuation allowance is required and accordingly no amounts have been reflected in our consolidated financial statements. In the event that it should be determined that all or part of a deferred tax asset in the future is in excess of the nil amount currently recorded, an adjustment of the valuation allowance would increase income to be recognized in the period such determination was made.

In addition, the calculation of our tax liabilities involves dealing with uncertainties in the application of complex tax regulations. As a result we recognize liabilities for uncertain tax positions based on the two-step process prescribed within the interpretation. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step requires us to estimate and measure the tax benefit as the largest amount that is more than 50% likely of being realized upon ultimate settlement. It is inherently difficult and subjective to estimate such amounts, as this requires us to determine the probability of various possible outcomes. We re-evaluate these uncertain tax positions on a quarterly basis. This evaluation is based on factors including, but not limited to, changes in facts or circumstances, changes in tax law, effectively settled issues under audit and new audit activity. Such a change in recognition or measurement would result in the recognition of a tax benefit or an additional charge to the tax provision in the period.

Finally, any future recorded value of our deferred tax assets will be dependent upon our ability to generate future taxable income in the jurisdictions in which we operate. These assets consist of research credit carry-forwards, capital and net operating loss carry-forwards and the future tax effect of temporary differences between balances recorded for financial statement purposes and for tax return purposes. It will require future pre-tax earnings in excess of $28,218,000 in order to fully realize the value of our unrecorded deferred tax assets. If we were to sustain future net losses, it may be necessary to record valuation allowances against such deferred tax assets in order to recognize impairments in their estimated future economic value.

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Off Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have, or are reasonably likely to have, an effect on our financial condition, financial statements, revenues or expenses.

Business Matters

We are engaged in the design, manufacture, marketing and sale of wearable display devices that are worn like eyeglasses and feature built-in video screens that enable the user to view video and digital content, such as movies, computer data, the Internet or video games. Our wearable display products, known commercially as Video Eyewear (also referred to as head mounted displays (or HMDs), smart glasses, wearable displays, video glasses, personal viewers, near-eye virtual displays, and near-eye displays or NEDs) contain micro video displays that offer users a portable high-quality viewing experience. Our Video Eyewear products provide virtual large high-resolution screens, fit in a user’s pocket or purse and can be viewed practically anywhere, anytime. They can also be used for virtual and augmented reality applications, in which the wearer is either immersed in a computer generated world or has their real world view augmented with computer generated information or graphics. In the fourth quarter of 2013, we started commercially shipping and selling smart glasses, a new category of Video Eyewear that has much of the capabilities of a smartphone including wireless internet access but that is worn like glasses. We produce both monocular and binocular Video Eyewear devices. Video Eyewear are designed to work with mobile electronic devices, such as cell phones, laptop computers, tablets, portable media players and gaming systems.

Our Video Eyewear products feature high performance miniature display modules, low power electronics and related optical systems. We produce both monocular and binocular Video Eyewear devices that we believe are excellent solutions for many mobile computer or video viewing requirements. With respect to our Video Eyewear products, we focus on the consumer markets for gaming and mobile video while our Virtual and Augmented Reality products are also sold in the consumer, industrial, commercial, academic and medical markets. The consumer electronics and mobile phone accessory markets in which we compete has been subject to rapid technological change including the rapid adoption of tablets and most recently larger screen sizes and display resolutions along with declining prices on mobile phones, and as a result we must continue to improve our products’ performance and lower our costs. We believe our intellectual property portfolio gives us a leadership position in microdisplay electronics, waveguides, ergonomics, packaging, motion tracking and optical systems.

Recent Accounting Pronouncements

There are no recent accounting pronouncements that are expected to have a material impact on the condensed consolidated financial statements.

Results of Operations

Comparison of Three Months Ended March 31, 2014 and March 31, 2013

Sales.   Our sales were $798,418 for the quarter ending March 31, 2014 compared to $739,184 for the same period in 2013. This represents a 8% increase for the three month period ending March 31, 2014 as compared to 2013. Product sales were $649,418 or 81% of total sales for the first quarter of 2014 as compared to $608,661 or 82% of our total sales for same period in 2013, a increase of $40,757 or 7%. The increase was primarily attributable to our new product introductions, especially the M100. Sales from our engineering programs for the first quarter of 2014, increased to $149,000 or 19% of total sales compared to $130,523 or 18% of total sales in the same quarter 2013. The major reason for the increase was commencement of a new Navy waveguide development program during the first quarter of 2014.

Cost of Sales and Gross Profit.    Gross profit decreased to $348,169 for the first quarter of 2014 from $401,797 for the same period in 2013, a decrease of $53,628 or 13%. As a percentage of net sales, gross profit decreased to 44% for the first quarter of 2014 compared to 54% for the same period in 2013. This decrease was primarily the result of a change in our overall sales mix, with higher margin AR Video Eyewear models being a smaller percentage of overall sales, and lower margins earned on the engineering services program.

Research and Development.   Our research and development expenses increased by $79,727 or 25% in the first quarter of 2014, to $397,422 compared to $317,695 in the same period of 2013. The increase in spending was a direct result of higher research costs and external engineering and consulting services.

Selling and Marketing.   Selling and marketing expenses were $364,555 for the first quarter of 2014 compared to $274,743 for the same period in 2013, an increase of $89,812 or 33%. The increases were primarily attributable to higher personnel salary costs, travel, public relations consultants and trade show costs, all related to the business development activities targeted at developers and enterprise customers of our new M100 products.

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General and Administrative.   General and administrative expenses were $479,637 for the first quarter of 2014 as compared to $416,686 for the same period in 2013, a increase of $62,951 or 15%. The overall increase in general and administrative costs reflects increased travel, investor relations, and IT costs.

Depreciation and Amortization.   Our depreciation and amortization expense for the first quarter of 2014 was $99,705 as compared to $98,348 in the same period in 2013, an increase of $1,357 or 1.4%.

Other Income (Expense).   Total other income was $2,505,056 in the first quarter of 2014 compared to an expense of $230,623 in the same period in 2013, an increase of $2,735,679. The income was primarily the result of a gain of $2,575,262 on the derivative liability valuation mark-to-market revaluation for the 2014 period versus a loss of $14,287 for the same period in 2013. Interest expense for the 2014 period decreased to $38,487 as compared to $179,842 for the same period 2013 as a result of the reduction in interest paying debt owed by the Company for the 2014 period as compared to its higher outstanding debts in first quarter of 2013. The provision for other taxes for 2014 was $21,442 compared to $13,696 for 2013. These other taxes are primarily for franchise taxes payable to the State of Delaware, our state of incorporation, which increased substantially due to the reverse stock split effected in February 2013.

Provision for Income Taxes. There were no provisions for income taxes in 2014 or 2013 for the respective quarterly periods ending March 31st. The reported income for 2014 is fully offset by the Company’s large loss carry-forwards for tax purposes.

Net Loss and Loss per Share.   Our net income was $1,511,906 or $0.15 basic per share in the quarter ending March 31, 2014, compared to a net loss of $936,298 or $0.26 loss per share for the same period in 2013.

Comparison of Fiscal Years Ended December 31, 2013 and December 31, 2012

Sales.   Our sales were $2,389,053 for 2013 compared to $3,228,228 for 2012. This represents a 26% decrease for the year 2013 compared to 2012. Video Eyewear product sales decreased to $1,856,806 or 78% of total sales for 2013 compared to $2,692,152 or 83% of our total sales in 2012. The decrease in sales was the direct result of our limited working capital which caused supply chain delays due to our inability to buy components to meet our sales demand and delays in releasing our new products. Sales from our engineering programs for 2013 decreased to $532,247 or 22% of total sales compared to $536,076 or 17% of total sales in in 2012.

 Cost of Sales and Gross Margin.   Gross profit decreased to $806,958 for 2013 from $887,202 for 2012, a decrease of $80,244 or 9%. Gross margin (gross profit as a percentage of net sales) increased to 34% for 2013 compared to 28% for 2012. The improved gross margin earned in 2013 was primarily the result of a change in our overall sales mix to higher margin consumer Video Eyewear and AR models in 2013, compared to the sales mix for 2012 when a larger percentage of our sales were from the discontinued lower resolution Video Eyewear products, which earn a lower average gross margin.

Research and Development.   Our research and development expenses were $1,751,397 for 2013 compared to $1,153,403 for 2012. The $597,994 or 52% increase in 2013 compared to 2012 was primarily the result of our efforts in developing the M100 Smart Glasses and ongoing waveguide optics research.

Selling and Marketing.   Selling and marketing expenses were $1,091,514 for 2013 compared to $1,225,154 for 2012, a decrease of $133,640 or 11%. The decreases were mainly attributable to lower reseller advertising costs, lower personnel salary costs, and reduced external public relations consulting fees.

General and Administrative.   General and administrative expenses were $2,165,341 for 2013 as compared to $2,181,310 for 2012, a decrease of $15,969 or 1%.

Depreciation and Amortization   Depreciation and amortization expense for 2013 was $377,840 as compared to $468,817 in 2012, a decrease of $90,977. The reduction is due to assets that have become fully depreciated and lower capital expenditures over the last 2 fiscal years.

Other Income (Expense).   Total other expenses were $5,493,671 for 2013 compared to $541,202 in 2012, an increase of $4,952,469. The increase in these expenses was primarily attributable to two items. The Company recorded a loss of $3,575,278 on the derivative liability valuation mark-to-market revaluation for the 2013 period versus nil in 2012. Secondly, the Company recorded a Loss on Debt Extinguishment of $1,272,296 related to the early repayment of two debentures upon the closing of our August 5, 2013 public offering. These costs included early payment penalties, write-off of unamortized debt issuance costs, and write-off of unamortized term debt discounts. There were no such losses on debt extinguishment in 2012. The provision for other taxes for 2013 was $88,274 compared to $20,398 for 2012. The provision was primarily for franchise taxes payable to the State of Delaware, our state of incorporation, which increased substantially in the current year due to the reverse stock split effected in February 2013.

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Provision for Income Taxes. There were no provisions for income taxes in 2013 or 2012.

Income (Loss) from Discontinued Operations. There were no discontinued operations in 2013. Loss from discontinued operations was $747,580 for 2012. The net reported gain on sale of discontinued operations for the 2012 period after tax was $5,817,807.

Net (Loss) and (Loss) per Share.   Our net loss was $(10,146,228) or $(1.69) per share for 2013 compared to a net income of $322,840 or $0.09 per share for 2012. The per share amounts reflect the 1-for-75 reverse stock split of our common stock, which was effective February 6, 2013.

Liquidity and Capital Resources

As of March 31, 2014, we had cash and cash equivalents of $271,812, a decrease of $38,328 from $310,140 as of December 31, 2013.

As of December 31, 2013, we had cash and cash equivalents of $310,140, an increase of $243,586 from $66,554 as of December 31, 2012.

At March 31, 2014 we had current liabilities of $3,396,505 compared to current assets of $1,560,186 which resulted in a negative working capital position of $1,836,319. At December 31, 2013, we had current liabilities of $3,660,855 compared to current assets of $1,679,623 which resulted in a negative working capital position of $1,981,232. Our current liabilities are comprised principally of accounts payable, accrued expenses and notes payable.

As at December 31, 2012 we had a negative working capital position of $3,940,974. Our current liabilities are comprised principally of accounts payable, accrued expenses and notes payable.

Operating Activities.   We used $1,073,311 of cash for operating activities for the three months ending March 31, 2014 and $259,003 in the same period in 2013. Changes in non-cash operating assets and liabilities were $135,333 for the three months ending March 31, 2014 and $534,341 in the same period in 2013. The major non-cash operating items for the three months ending March 31, 2014 resulted from a $146,719 decrease in accounts payable and a $136,026 decrease in prepaid expenses and a $82,047 increase in inventory. The major non-cash operating items for the three month period ending March 31, 2013 were a $304,913 increase in accounts payable, a $130,016 increase in accrued interest, and $129,422 in accrued compensation.

We used $5,091,550 of cash for 2013 compared to $2,823,296 in 2012. The major non-cash operating items for 2013 resulted from a $379,634 decrease in accounts payable, a $44,320 increase in accounts receivable and a $266,446 increase in inventory. The major non-cash operating items for 2012 resulted from a $717,499 reduction in inventory and a $607,885 reduction in accounts receivable, a $912,122 reduction in accounts payable and $329,073 reduction in customer deposits, along with a $677,994 increase in accrued interest. Included in these items were reductions of $299,599 in accounts receivable and $1,135,042 in inventory related to the sale of the TDG Assets.

Investing Activities.   Cash used in investing activities was $348,899 for the three months ending March 31, 2014 as compared to $27,172 in the same period in 2013. During the first quarter of 2014, $57,009 was used primarily for the purchase of manufacturing equipment and mold tooling, as compared to spending of $9,051 for the same period in 2013, primarily for computer equipment additions. During the first quarter of 2014, a total of $280,585 in software development costs related to our M100 product was capitalized, versus $-0- for the same period in 2013 when no amounts were capitalized. The costs of registering our intellectual property rights, included in the investing activities totals described above, were $11,305 in the three month period ending March 31, 2014 and $18,121 in the same period in 2013.

Investing activities used $459,194 of cash for 2013 as compared to providing $7,272,085 of cash for 2012 in the same period in 2012. In 2013, we used $145,929 of cash primarily for the purchase of computer equipment additions and tooling, as compared to $180,189 for the same period in 2012. The costs of registering our intellectual property rights were $72,704 in 2013 and $67,923 in the same period in 2012. We invested $240,561 in software development costs related to our products in 2013, as compared to $-0- in 2012. From the sale of the TDG Assets we received proceeds of $8,345,793 less expenses of $825,596 or a net of $7,520,197.

Financing Activities.   Cash provided by financing activities was $1,383,882 for the three months ending March 31, 2014, whereas in the same period in 2013, our net financing activities provided $752,047. During the three month period ending March 31, 2014, the primary source of cash were the proceeds of $1,447,525 from warrant exercises, less payments on notes and capital leases of $63,543. During the three month period ending March 31, 2013, the primary source of cash were proceeds of $800,000 from the sale of a convertible debenture less issuance costs of $160,439 and $250,304 from the sale of notes payable.

We generated $5,794,330 of cash from financing activities in 2013 as compared to using $4,800,211 of cash for financing activities in 2012. During 2013, the primary source of cash were the gross proceeds from the public offering of $8,050,000, less direct offering associated costs of $1,159,070, the proceeds of $1,000,000 from the sale of a convertible debentures and $382,884 from the sale of notes payable, less the repayment of $2,137,984 in long and short-term notes payable.

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We used $4,800,211 of cash for financing activities in 2012. During 2012, the primary use of cash was a $539,581 reduction in drawings under our operating line of credit and the repayments on term debt of $4,474,879 as required by our lenders for their approval of the sale of the TDG Assets.

Capital Resources.   As of March 31, 2014, we had a cash balance of $271,812. The outstanding balance under our line of credit as of March 31, 2014 was $-0-, the same amount as of December 31, 2013. We anticipate that to meet our working capital needs, we will need to negotiate a new and larger operating credit facility with a bank or seek alternative sources for an operating loan.

As of December 31, 2013, we had a cash balance of $310,140, an increase of $243,586 from $66,554 as of December 31, 2012.

During the three months ending March 31, 2014 and the years ended December 31, 2013 and 2012, we have has been unable to generate cash flow from operations sufficient to support our business and have been dependent on equity financings, term debt financings, and asset sales. We will remain dependent on outside sources of funding until our results of operations provide positive cash flows. There can be no assurance that we will be able to generate cash from those sources in the future.

Our independent auditors issued a going concern paragraph in their report for the years ended December 31, 2013 and 2012. The accompanying consolidated financial statements have been prepared assuming that we will continue as a going concern. This basis of accounting contemplates the recovery of our assets and the satisfaction of liabilities in the normal course of business. These condensed consolidated financial statements do not include any adjustments to the specific amounts and classifications of assets and liabilities, which might be necessary should we be unable to continue as a going concern. As a result of our current level of funding and ongoing losses from operations, substantial doubt exists about our ability to continue as a going concern.

Our cash requirements depend on numerous factors, including new product development activities, our ability to commercialize our products, their timely market acceptance, selling prices and gross margins, and other factors. To the extent we have sufficient operating funds, we expect to carefully devote capital resources to the development of our new products and to continue our waveguide and HD display engine development programs, hire and train additional staff, and undertake new product marketing activities. Such expenditures, along with further future net operating losses, product tooling expenses, and related working capital investments, will be the principal uses of our cash.

We have previously attracted funding in the form of term debt, short term notes, a bank line of credit and most recently a public offering of shares of common stock and warrants. However, there can be no assurance that we will be able to raise capital in the future or that if we raise additional capital it will be sufficient to execute our business plan. To the extent that we are unable to raise sufficient additional capital, we will be required to substantially modify our business plan and our plans for operations, which could have a material adverse effect on us and our financial condition.

We also rely on credit lines from key suppliers and customer deposits in managing liquidity. Several of our key vendors are currently extending us extended credit terms. As a result, if our trade creditors were to impose unfavorable terms or customers decline to make advance deposits for their orders, our ability to obtain products and services on acceptable terms, produce products and operate our business would be negatively impacted.

The August 5, 2013 successful closing of the Company’s public stock offering and the conversion of debts and accrued interest into common stock in connection therewith significantly improved the financial position of the Company and reduced the doubt about our ability to continue as a going concern. However the Company’s continued operating losses and large composition of past due accounts payable continues to affect the efficient operations of the Company and slows new product development. Further new products incorporating our waveguide optics and HD resolution Video Eyewear products may be delayed as a result. The Company must grow its business to become profitable and self-sustaining on a cash flow basis or we will be required to raise new capital.

During the first five months of 2014, holders of the warrants issued in our public offering which closed on August 5, 2013 exercised for cash warrants for the purchase of 705,196 shares of common stock and the Company received proceeds of $1,586,691 from such warrant exercises. These warrant exercise proceeds are helping the Company fund and implement its current 2014 operating plan.

On June 3, 2014, we entered into and closed a securities purchase agreement (the “June 2014 Purchase Agreement”) with various accredited investors (the “June 2014 Investors”) pursuant to which we issued and sold to the June 2014 Investors a total of $3,000,000 principal amount of 5% Senior Secured Convertible Notes (the “June 2014 Notes”). There are no scheduled payments on the Notes, which are due on June 3, 2017, prior to maturity. Interest on the June 2014 Notes accrues at the rate of 5% per year, compounded annually, and is payable at maturity in cash, or (provided certain conditions are met) in shares of common stock valued at the then effective conversion price. The Notes are convertible into common stock at an initial conversion price of $2.25 per share, subject to adjustment in the event of stock splits, stock dividends, and similar transactions, and in the event of subsequent sales of common stock or securities convertible or exercisable for common stock, at a price per share lower than the then effective conversion price, subject to certain exceptions. The Company is not permitted to prepay any portion of the principal amount of the June 2014 Notes without the prior written consent of the June 2014 Investors unless certain conditions are met.

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We anticipate the June 2014 Note financing should provide us sufficient capital to implement our current operating plan and planned new product development activities for the remainder of 2014.

Additionally, we intend to take actions necessary for us to continue as a going concern, as discussed herein, and accordingly our condensed consolidated financial statements have been prepared assuming that we will continue as a going concern. The condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Management’s plans concerning these matters and managing our liquidity includes among other things:

•	managing our working capital through better optimization of inventory levels;
•	focusing on selling higher gross margin products, which will mean a greater emphasis on augmented reality and smart glasses products;
•	the introduction of see-through waveguide and new higher resolution Video Eyewear;
•	reducing our operating costs wherever possible;
•	minimizing our capital expenditures by eliminating, delaying or curtailing discretionary and non-essential spending;
•	deferring some research and development and delaying some planned new products based on our new technology;
•	exploring our options with respect to new equity financings or debt borrowings; and
•	exploring the licensing of our IP

We cannot make assurances as to whether any of these actions can be effected on a timely basis, on satisfactory terms or maintained once initiated, and even if successful, whether our liquidity plan will limit certain of our operational and strategic initiatives designed to grow our business over the long term or whether such initiatives will be limited by the availability of capital. We cannot make assurances that we will be able to generate sufficient cash flow from operations, service our remaining indebtedness or otherwise fund our new product development plans.

Continued increases in our product sales will be important steps to achieving cash-flow positive operations. We are now effectively selling all new products as compared to our products offerings last year. However, if these products are not successful we will have to raise additional capital to maintain operations and/or materially reduce our operating costs.

If we are required to raise additional funds by selling additional shares of our capital stock, or securities convertible into shares of our capital stock, the ownership interest of our existing shareholders may be diluted. The amount of dilution could be increased by the issuance of warrants or securities with other dilutive characteristics, such as full ratchet anti-dilution clauses or price resets. We can give no assurance that we will be able to obtain additional financing on favorable terms or at all. If we are unable to become profitable and self-sustaining on a cash flow basis and are required to obtain future funding, the Company could be forced to delay, reduce or eliminate its research and development programs, future commercialization efforts or otherwise curtail its business, which could adversely affect its business prospects. These factors raise substantial doubt about our ability to continue as a going concern.

MARKET PRICE OF AND DIVIDENDS ON REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER

MATTERS

Market for our Common Stock

Our common stock is quoted in the United States on the OTC Bulletin Board (OTCBB) and OTCQB under the symbol “VUZI”.

The following table sets forth, for the fiscal quarters indicated, the high and low closing sales prices for our common stock as quoted on the OTCQB. The quotations on the OTCQB reflect inter-dealer prices, without mark-up, mark-down or commission, and may not represent actual transactions.

Vuzix Stock Prices	Low	High
Fiscal Quarters
First 2014	$2.45	$4.58
Second 2014	3.45	2.10

Vuzix Stock Prices	Low	High
Fiscal Quarters
First 2013	$3.70	$9.00
Second 2013	2.25	7.30
Third 2013	1.80	6.50
Fourth 2013	2.12	3.91

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Vuzix Stock Prices	Low	High
Fiscal Quarters
First 2012	$3.75	$6.75
Second 2012	2.25	6.00
Third 2012	1.50	4.50
Fourth 2012	2.25	4.50

The prices listed in the above price tables are adjusted to reflect the impact of our 1 for 75 reverse stock split, which was effective February 6, 2013.

Our common stock was previously traded on the TSX Venture Exchange, or the “TSX-V”, under the symbol “VZX”, but was delisted on November 14, 2013.

Holders of Record

As of June 20, 2014, there were approximately 95 holders of record of our common stock.

Dividends

We currently do not pay regular dividends on our outstanding stock. The declaration of any future dividends and, if declared, the amount of any such dividends, will be subject to our actual future earnings, capital requirements, regulatory restrictions, debt covenants, other contractual restrictions and to the discretion of our board of directors. Our board of directors may take into account such matters as general business conditions, our financial condition and results of operations, our capital requirements, our prospects and such other factors as our board of directors may deem relevant.

Equity Compensation Plan Information

The following table provides information about our equity compensation plans as of December 31, 2013.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(2)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance (1)
Equity compensation plans approved by security holders	214,518	$9.72	342,420
Equity compensation plans not approved by security holders	—	—	—

Total	214,518	$9.72	342,420

(1)	The amount appearing under “Number of securities remaining available for future issuance under equity compensation plans” includes shares available under our 2009 Stock Option Plan.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the names and ages of the members of our Board of Directors and our executive officers and the positions held by each as of date of this prospectus.

Name	Age	Position
Paul J. Travers	52	Chairman, President, Chief Executive Officer
Grant Russell	61	Chief Financial Officer and Director
William Lee	61	Director
Alexander Ruckdaeschel	41	Director
Michael Scott	68	Director

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All directors hold office until the next annual meeting of stockholders and the election and qualification of their successors. Officers are elected annually by the board of directors and serve at the discretion of the board.

Executive Biographies

Paul J. Travers was the founder of Vuzix and has served as our President and Chief Executive Officer since 1997 and as a member of our board of directors since November 1997. Prior to the formation of Vuzix, Mr. Travers founded both e-Tek Labs, Inc. and Forte Technologies Inc. He has been a driving force behind the development of our products. With more than 23 years’ experience in the consumer electronics field, and 20 years’ experience in the virtual reality and virtual display fields, he is a nationally recognized industry expert. He holds an Associate degree in engineering science from Canton, ATC and a Bachelor of Science degree in electrical and computer engineering from Clarkson University. Mr. Travers resides in Honeoye Falls, New York, United States. Mr. Travers’s experience as our founder and Chief Executive Officer qualifies him to serve on our board of directors.

Grant Russell has served as our Chief Financial Officer since 2000 and as a member of our board of directors since April 3, 2009. From 1997 to 2004, Mr. Russell developed and subsequently sold a successful software firm and a new concept computer store and cyber café. In 1984, he co-founded Advanced Gravis Computer (Gravis), which, under his leadership as President, grew to become the world’s largest PC and Macintosh joystick manufacturer with sales of $44,000,000 worldwide and 220 employees. Gravis was listed on NASDAQ and the Toronto Stock Exchange. In September 1996 it was acquired by a US-based Fortune 100 company in a successful public tender offer. Mr. Russell holds a Bachelor of Commerce degree in finance from the University of British Columbia and is both a US Certified Public Accountant and a Canadian Chartered Accountant. Mr. Russell resides in Vancouver, British Columbia, Canada. Mr. Russell’s business executive and financial experience qualifies him to serve on our board of directors.

William Lee has served as a member of our board of directors since June 26, 2009. Mr. Lee has been self-employed as a financial consultant since May 2008. From January 2006 to May 2008, he served as Chief Financial Officer of Jinshan Gold Mines Inc., a mining company listed on the Toronto Stock Exchange. From July 2004 to January 2006, he was engaged as a business analyst for Ivanhoe Energy Inc., a Toronto Stock Exchange and NASDAQ listed company, and Ivanhoe Mines Ltd. Vancouver, an independent international heavy oil development and production company with operations in Canada, the United States, China, and Ecuador and listed on the New York and Toronto Stock Exchanges. Mr. Lee spent nine years engaged in the practice of public accounting with the firm of Deloitte & Touche. Mr. Lee is a member of the Institute of Chartered Accountants of British Columbia and holds a Bachelor of Commerce degree from the University of British Columbia. Mr. Lee also currently serves as a director of Tinka Resources Ltd. and Riverside Resources Inc., all of which are listed on the TSX-V. Mr. Lee resides in Delta, British Columbia, Canada. Mr. Lee’s financial experience qualifies him to serve on our board of directors.

Alexander Ruckdaeschel joined our board of directors in November 2012. Since March 2001, Mr. Ruckdaeschel has worked in the financial industry in the United States and Europe and as a co- founder, partner and or in senior management. Mr. Ruckdaeschel cofounded Herakles Capital Management and AMK Capital Advisors in 2008. Mr. Ruckdaeschel has also been a partner with Alpha Plus Advisors, from 2006 to 2010, and Nanostart AG, from 2002 to 2006, where he was the head of their U.S. group. Mr. Ruckdaeschel has significant experience in startup operations as the manager of DAC Nanotech-Fund and Biotech-Fund from 2002 to 2006. Following service in the German military, Mr. Ruckdaeschel was a research assistant at Dunmore Management focusing on intrinsic value identifying firms that were undervalued and had global scale potential. From October 1992 to October 2000 Mr. Ruckdaeschel was in the German military and supported active operations throughout the Middle East while also participating as a professional biathlon athlete. Mr. Ruckdaeschel’s financial experience qualifies him to serve on our board of directors.

Michael Scott has served as a member of our board of directors since August 2012. Since July 2003, Mr. Scott has been a Professor of Law at the Southwestern Law School in Los Angeles, CA. Previously, he was Partner at various legal firms specializing in Technology and IP Practices, including Perkins Coie LLP, and Graham & James. He previously served on the board of Sanctuary Woods Multimedia, Inc., a publicly traded company. He is the author of 7 books on Technology Law as well as the writer of numerous legal IP-related articles published in journals, newspapers and magazines. He is the Founder and Editor-in-Chief of the E-Commerce Law Report and the Cyberspace Lawyer. Mr. Scott’s technology and intellectual property experience qualify him to serve on our board of directors.

Board Committees

We have an audit committee, a compensation committee and a nominating committee.

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Audit Committee

Our audit committee consists of William Lee, Michael Scott and Alexander Ruckdaeschel, each of whom is a non-employee director. Mr. Lee is the chairperson of our audit committee. Our board of directors has determined that each member designee of our audit committee is an independent director as defined by Rule 10A-3 promulgated by the SEC pursuant to the Securities Exchange Act of 1934, as amended and meets the requirements of financial literacy under SEC rules and regulations. Mr. Lee serves as our audit committee financial expert, as defined under SEC rules.

Our audit committee is responsible for, among other things:

•	selecting and hiring our independent auditors, and approving the audit and non-audit services to be performed by our independent auditors;
•	evaluating the qualifications, performance and independence of our independent auditors;
•	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;
•	reviewing the adequacy and effectiveness of our internal control policies and procedures;
•	discussing the scope and results of the audit with the independent auditors and reviewing with management and the independent auditors our interim and year-end operating results; and
•	preparing the audit committee report that the SEC requires in our annual proxy statement.

Our board of directors has adopted a written charter for our audit committee, which is available on our website (www.vuzix.com).

Compensation Committee

Our compensation committee consists of Alexander Ruckdaeschel, William Lee and Michael Scott, each of whom is a non-employee director. Mr. Ruckdaeschel is the chairperson of our compensation committee. Our board of directors has determined that each member designee of our compensation committee is an independent director as defined by Rule 10A-3 promulgated by the SEC pursuant to the Securities Exchange Act of 1934, as amended.

Our compensation committee is responsible for, among other things:

•	reviewing and approving compensation of our executive officers including annual base salary, annual incentive bonuses, specific goals, equity compensation, employment agreements, severance and change in control arrangements, and any other benefits, compensation or arrangements
•	reviewing and recommending compensation goals, bonus and stock compensation criteria for our employees;
•	preparing any compensation committee report required by the rules of the SEC to be included in our annual proxy statement; and
•	administering, reviewing and making recommendations with respect to our equity compensation plans.

Our compensation committee may not delegate any of its authority to any other person. The base compensation paid to our named executive officers for 2013 was determined by the employment agreements we entered into with those executives in August 2007. See “Executive Compensation – Employment Agreements.”

Our board of directors has adopted a written charter for our compensation committee, which is available on our website (www.vuzix.com).

Nominating Committee

Our nominating committee consists of Alexander Ruckdaeschel, William Lee and Michael Scott, each of whom is a non-employee member of our board of directors. Mr. Scott is the chairperson of our nominating committee. Our board of directors has determined that each member designee of our nominating committee is an independent director as defined by Rule 10A-3 promulgated by the SEC pursuant to the Securities Exchange Act of 1934, as amended. Our board of directors has adopted a written charter for our nominating committee, which is available on our website (www.vuzix.com).

Corporate Governance and Related Matters

Board Leadership Structure

Our board is responsible for the selection of the chairman of the board and the chief executive officer. Our board does not have a policy on whether or not the roles of chief executive officer and chairman should be separate and, if they are to be separate, whether the chairman should be selected from the non-employee directors or be an employee. Currently our chief executive officer acts as chairman. Our board believes that Paul J. Travers, our founder and chief executive officer, is best situated to act as chairman of the board because he is the director most familiar with the Company’s business and industry and is therefore best able to identify the strategic priorities to be discussed by the board.

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Our board believes that the most effective board structure is one that emphasizes board independence and ensures that the board’s deliberations are not dominated by management. Three of our five current directors qualify as independent directors within the meaning of Rule 10A-3 promulgated by the SEC pursuant to the Securities Exchange Act of 1934, as amended. Each of our standing board committees is comprised of only independent directors, including our nominating committee, which is charged with annually evaluating and reporting to the board on the performance and effectiveness of the board. Our board has not appointed a lead independent director.

Our Board’s Role in Risk Oversight

Our management is responsible for risk management on a day-to-day basis. The role of our board and its committees includes overseeing the risk management activities of management. Our board oversees our risk management processes directly and through its committees. The audit committee assists the board in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls and compliance with legal and regulatory requirements, and discusses policies with respect to risk assessment and risk management, including guidelines and policies to govern the process by which our exposure to risk is handled. The compensation committee assists the board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. The nominating committee assists the board in fulfilling its oversight responsibilities with respect to the management of risks associated with board organization, membership and structure and succession planning for our directors.

Involvement in Certain Legal Proceedings

To our knowledge, our directors and executive officers have not been involved in any of the following events during the past ten years:

1.	any bankruptcy petition filed by or against such person or any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2.	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.	being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from or otherwise limiting his involvement in any type of business, securities or banking activities or to be associated with any person practicing in banking or securities activities;

4.	being found by a court of competent jurisdiction in a civil action, the SEC or the Commodity Futures Trading Commission to have violated a Federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

5.	being subject of, or a party to, any Federal or state judicial or administrative order, judgment decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of any Federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

6.	being subject of or party to any sanction or order, not subsequently reversed, suspended, or vacated, of any self-regulatory organization, any registered entity or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

EXECUTIVE COMPENSATION

Named Executive Officers

This prospectus contains information about the compensation paid to our named executive officers during 2013. For 2013, we determined that the following officers were our named executive officers for purposes of this prospectus:

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•	Paul J. Travers - chief executive officer and president
•	Grant Russell – chief financial officer and executive vice president
•	Michael McCrackan – vice president of operations

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning total compensation earned or paid to our named executive officers for 2013 and 2012. More detailed information is presented in the other tables and in the footnotes to the tables.

		Salary Paid		Bonus or Commission		All Other Compensation		Total
Name and Principal Position	Year	($)		($)		($)		($)
Paul J. Travers, President and	2013	$145,385	(1)	$16,667	(3)	$5,405	(4)	$322,072
Chief Executive Officer	2012	$99,447	(1)	-		-		$300,000

Grant Russell, Chief Financial Officer	2013	$169,850	(2)	$14,583	(3)	$18,963	(5)	$308,546
and Executive Vice President	2012	$94,231	(2)	-		$21,881	(5)	$296,881

Michael McCrackan (6)	2013	$150,000		-		$-		$150,000
Vice President of Operations	2012	$125,910		-		$-		$125,910

(1)	Mr. Travers’s contract provides for an annual salary of $300,000. As a result of tight cash flow, only $145,385 and $99,447 of the contracted salary was paid during the years ended December 31, 2013 and 2012. The remainder was accrued by the Company. For further details see Certain Relationships and Related Transactions - Payment of Deferred Compensation and Shareholder Loans.
(2)	Mr. Russell’s contract provides for an annual salary of $275,000. As a result of tight cash flow, only $169,850 and $94,931 of the contracted salary was paid during the years ended December 31, 2013 and 2012. The remainder was accrued by the Company. For further details see Certain Relationships and Related Transactions - Payment of Deferred Compensation and Shareholder Loans.
(3)	Bonus amounts for 2013 were unpaid and added to each executive officer’s unpaid accrued wages.
(4)	Consists of amounts paid to Mr. Travers as a car allowance (as per his employment contract).
(5)	Consists of amounts paid to Mr. Russell in reimbursement for the rental of an automobile and direct travel to and from his primary residence in Vancouver, Canada to Rochester, New York.
(6)	Mr. McCrackan’s employment with the Company ceased on January 3, 2014.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table sets forth information concerning exercisable and unexercisable stock options held by the named executive officers at December 31, 2013. We granted no stock option awards to any named executive officers in 2013. There were no option exercises during 2013.

Option Awards
Equity
Incentive Plan
Awards:
	Number of	Number of		Number of
	Securities	Securities		Securities
	Underlying	Underlying		Underlying
	Unexercised	Unexercised		Unexercised	Option
	Options	Options		Unearned	Exercise	Option
	(#)	(#)		Options	Price	Expiration
Name	Exercisable	Unexercisable		(#)	($)	Date

Grant Russell (1)	2,666	-		-	$11.25	5	/01/19
Michael McCrackan (1)	12,777	566	(2)	-	$11.25	2	/18/21

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(1)	This option was granted under our 2009 option plan and vests in equal monthly installments over four years from the date of grant. Mr. McCrackan’s employment with the Company ceased on January 3, 2014 and these options were forfeited as of the date of his resignation.

Employment Agreements

Paul J. Travers

On August 1, 2007, we entered into an employment agreement with Paul J. Travers providing for his continued service as our Chief Executive Officer and President. Under the agreement, Mr. Travers is entitled to an initial annual base salary of $300,000 or such greater amount as shall be determined by the board of directors. Mr. Travers had agreed to defer the payment of $100,000 of his salary for 2010, 2011, 2012 and 2013. He is also eligible to receive such periodic, annual or other bonuses as the board of directors in its sole discretion shall determine and to participate in all bonus plans established for our senior executives. The agreement also provides that Mr. Travers may be awarded, in the sole discretion of the board of directors, stock options and other awards under any plan or arrangement for which our senior executives are eligible. The level of his participation in any such plan or arrangement shall be determined by the board of directors in its sole discretion. To the greatest extent permissible under the Internal Revenue Code (the “Code”) and the regulations thereunder, options granted to Mr. Travers shall be incentive stock options within the meaning Section 422 of the Code. He is also eligible to participate in all employee benefit plans which are generally available to our senior executives and entitled to receive fringe benefits and perquisites comparable to those of our other senior executives.

Under his agreement, we are obligated to reimburse Mr. Travers for the costs of an automobile at the rate of $750 per month and for all actual, reasonable and customary expenses incurred in the course of his employment in accordance with our policies as then in effect. Mr. Travers is subject to certain restrictive covenants under the agreement, including a covenant not to compete for 24 months after his termination for any reason other than by him for good reason or by us without cause and for 48 months after his termination if such termination results in our obligation to pay him the change of control payment described below.

Grant Russell

On August 1, 2007, we entered into an employment agreement with Grant Russell providing for his continued service as our Chief Financial Officer and Executive Vice President. Under the agreement, Mr. Russell is entitled to an initial annual base salary of $275,000 or such greater amount as shall be determined by the board of directors. Mr. Russell has agreed to defer $100,000 of his salary for 2010, 2011, 2012 and 2013. He is also eligible to receive such periodic, annual or other bonuses as the board of directors in its sole discretion shall determine and to participate in all bonus plans established for our senior executives. The agreement also provides that Mr. Russell may be awarded, in the sole discretion of the board of directors, stock options and other awards under any plan or arrangement for which our senior executives are eligible. The level of his participation in any such plan or arrangement shall be determined by the board of directors in its sole discretion. To the greatest extent permissible under the Code and the regulations thereunder, options granted to Mr. Russell shall be incentive stock options within the meaning of Section 422 of the Code. He is also eligible to participate in all employee benefit plans which are generally available to our senior executives and entitled to receive fringe benefits and perquisites comparable to those of our other senior executives.

Under his agreement, we are obligated to either reimburse Mr. Russell for the costs of an automobile at the rate of $750 per month or to bear all expenses associated with his lease of an automobile for his use while in Rochester, New York, to reimburse him for the costs of travel between Rochester, New York and his primary residence in Vancouver, British Columbia, Canada and to reimburse him for all actual, reasonable and customary expenses incurred in the course of his employment in accordance with our policies as then in effect. We provide Mr. Russell the option to receive a portion of his salary in the form of a housing allowance, at the rate prescribed by the Internal Revenue Service, for the maintenance of a second residence in Rochester, New York. Payment of such allowance is deductible by us for federal income tax purposes in the same manner as cash compensation. Mr. Russell is subject to certain restrictive covenants under the agreement, including a covenant not to compete for 24 months after his termination for any reason other than by him for good reason or by us without cause and for 48 months after his termination if such termination results in our obligation to pay him the change of control payment described below.

Potential Payments upon Termination or Change in Control

This section sets forth information regarding compensation and benefits that each of the named executive officers would receive in the event of a change in control (as defined in the applicable employment agreement) or in the event of termination of employment under several different circumstances, including: (1) termination by Vuzix for cause (as defined in the applicable employment agreement); (2) a voluntary termination by the named executive officer; (3) termination by the named executive officer for good reason (as defined in the applicable employment agreement); (4) involuntary termination by Vuzix without cause; (5) death; or (5) disability (as defined in the applicable employment agreement).

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Under the agreements of both Mr. Travers and Russell: (a) we shall have “cause” to terminate them as a result of their: (i) willfully engaging in conduct which is materially injurious to us; (ii) willful fraud or material dishonesty in connection with their performance as an employee; (iii) deliberate or intentional failure to substantially perform their duties as employees that results in material harm to us; or (iv) conviction for, or plea of nolo contendere to a charge of, commission of a felony; (b) they shall have “good reason” to terminate their employment upon: (i) a material diminution during the term of the agreements in their duties, responsibilities, position, office or title; (ii) a breach by us of the compensation and benefits provisions of their agreements; (iii) a material breach by us of any other terms of their agreements; or (iv) the relocation of their principal place of business at our request beyond 30 miles from its current location; and (c) they shall be deemed to be “disabled” if they shall be rendered incapable of performing their duties to us by reason of any medically determined physical or mental impairment that can be expected to result in death or that can reasonably be expected to last for a period of either (i) five or more consecutive months from the first date of their absence due to the disability or (ii) nine months during any 12-month period. Any termination by us for cause or by them for good reason is subject to a 30-day notice period and opportunity to cure.

Under their employment agreements, “change of control” means: (i) the approval by our stockholders, and the completion of the transaction resulting from such approval, of (A) the sale or other disposition of all or substantially all our assets or (B) our complete liquidation or dissolution; (ii) the sale, in a single transaction or in a series of related transactions, of all or substantially all of the outstanding shares of our capital stock; (iii) the approval by our stockholders, and the completion of the transaction resulting from such approval, of a merger, consolidation, reorganization or similar corporate transaction, whether or not we are the surviving corporation in such transaction, in which the outstanding shares of common stock are converted into (A) shares of stock of another company, other than a conversion into shares of voting common stock of the successor corporation (or a holding company thereof) representing fifty percent (50%) or more of the voting power of all capital stock thereof outstanding immediately after the merger or consolidation or (B) other securities (either ours or those of another company) or cash or other property; (iv) pursuant to an affirmative vote of a holder or holders of seventy five percent (75%) of our capital stock of the entitled to vote on such a matter, the removal of a majority of the individuals who are at that time members of the board of directors; or (v) the acquisition by any entity or individual of one hundred percent of our capital stock.

The actual amounts that would be payable in such circumstances can only be determined at the date of termination or upon the change in control. The amounts included below are based on the following:

•	We have assumed that the termination event occurred effective as of December 31, 2013, the last day of 2013;
•	We have assumed that the value of our common stock was $3.91 per share, the US dollar closing market price of our common stock on December 31, 2013, the last trading day of our common stock, and that all unvested options were exercised on December 31, 2013; and
•	Health benefits are included at the estimated value of continuation of this benefit.

Paul J. Travers

If Mr. Travers’s employment is terminated (i) by the Company without cause or (ii) by Mr. Travers for good reason or (iii) as a result of disability, Mr. Travers would be entitled to receive:

• two times his annual base salary, payable in 24 equal monthly installments	$600,000
• his annual incentive bonus, payable within 60 days of termination	$-
Total cash compensation upon termination	$600,000

If Mr. Travers’s employment is terminated within one year of a change of control for any reason other than by us for cause, or if he elects to terminate his employment (whether or not for good reason) during the period beginning 121 days after a change of control and ending on the second anniversary thereof, Mr. Travers would be entitled to receive:

• four times his annual base salary, payable in 48 equal monthly installments	$1,200,000
• his annual incentive bonus, then in effect, payable within 60 days of termination	$-
Total cash compensation upon change of control	$1,200,000

Additionally, in either case Mr. Travers would also be entitled to:

• continuation of medical benefits throughout the 24 or 48-month period during which severance payments are made or until he becomes eligible to receive medical benefits from subsequent employer	$31,758 (for 24 months) or $63,516 (for 48 months)
• value of all unvested options, which would vest immediately	$0
• any accrued amounts owing to him

If Mr. Travers’s employment is terminated for cause or by Mr. Travers voluntarily, he will be entitled to receive only any accrued amounts owing him and will forfeit all unvested equity and unearned incentive payments.

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Grant Russell

If Mr. Russell’s employment is terminated (i) by the Company without cause or (ii) by Mr. Russell for good reason or (iii) as a result of disability, Mr. Russell would be entitled to receive:

• two times his annual base salary, payable in 24 equal monthly installments	$550,000
• his annual incentive bonus, payable within 60 days of termination	$-
Total cash compensation upon termination	$550,000

If Mr. Russell’s employment is terminated within one year of a change of control for any reason other than by us for cause, or if he elects to terminate his employment (whether or not for good reason) during the period beginning 121 days after a change of control and ending on the second anniversary thereof, Mr. Russell would be entitled to receive:

• four times his annual base salary, payable in 48 equal monthly installments	$1,100,000
• his annual incentive bonus, then in effect, payable within 60 days of termination	$-
Total cash compensation upon change of control	$1,100,000

Additionally, in either case Mr. Russell would also be entitled to:

• continuation of medical benefits throughout the 24 or 48-month period during which severance payments are made or until he becomes eligible to receive medical benefits from subsequent employer	$ 6,000 (for 24 months) or $12,000 (for 48 months)
• value of all unvested options, which would vest immediately	$0
• any accrued amounts owing to him

If Mr. Russell’s employment is terminated for cause or by Mr. Russell voluntarily, he will be entitled to receive only any accrued amounts owing him and will forfeit all unvested equity and unearned incentive payments.

Director Compensation

How Directors are Compensated

Employee directors do not receive additional compensation for serving on the board beyond the compensation they received for serving as our officers, as described under “Executive Compensation.”

We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the board. In setting non-employee director compensation the board considers the amount of time that directors expend in fulfilling their duties as members of our board and the skill-level we require of members of our board.

DIRECTOR COMPENSATION - YEAR ENDED DECEMBER 31, 2013

	Fees
	Earned or
	Paid in	Stock	Option	All Other
	Cash	Awards	Awards	Compensation	Total
Name	($)	($)	($)	($)	($)

William Lee	-	-	27,295	-	27,295
Michael Scott	-	-	27,295	-	27,295
Alexander Ruckdaeschel	-	-	27,295	-	27,295

During 2013 no cash director fees were earned by or paid to any non-management member of the board of directors but each of our nonemployee directors was reimbursed for ordinary expenses incurred in connection with attendance at meetings of the board of directors. In the future, to recruit and maintain qualified directors we believe that we will likely have to begin paying annual retainers, board committee membership and board meeting fees. It is not expected that such fees will be paid to any directors who are also our employees.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the amount of our common stock beneficially owned as of June 20, 2014 by (i) each person or group as those terms are used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), believed by us to beneficially own more than 5% of our common stock, (ii) each of our directors, (iii) each of our executive officers named in the Summary Compensation Table, and (iv) all of our directors and executive officers as a group. Except as otherwise noted, each person named in the table has sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

Name and Addresses of Beneficial Owner (1)	Shares Beneficially Owned (2)		Percent of Outstanding Shares Beneficially Owned (3)
Paul J. Travers	2,568,762	(4)	23. 1%
Grant Russell	892,344	(5)	8.4%
William Lee	23,917	(6)	*
Michael Scott	16,333	(7)	*
Alexander Ruckdaeschel	19,666	(7)	*
AIGH Investment Partners, LP	877,162	(8)	8.2%
Orin Hirshman	1,067,162	(9)	9.99%
Directors and executive officers as a group (5 people)	3,521,022	(10)	30.5%

*less than 1.0%

(1)	The address for each person, unless otherwise noted, is c/o Vuzix Corporation, 2166 Brighton Henrietta Townline Road, Rochester, NY 14623.
(2)	We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to the exercise of stock options or warrants, or the conversion of convertible promissory notes, that are either immediately exercisable or convertible, or that will become exercisable within 60 days after June 20, 2014. These shares are deemed to be outstanding and beneficially owned by the person holding those options, warrants or convertible promissory notes for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person.
(3)	The percentage of shares beneficially owned is based on 10,315,141 shares of our common stock issued and outstanding as of June 20, 2014.
(4)	Includes shares held by the Travers Family Trust over which Mr. Travers may be deemed to hold voting and dispositive power, and (i) 809,655 shares of our common stock issuable to Mr. Travers upon the exercise of warrants and (iii) 800 shares issuable to Mr. Travers upon exercise of options granted under our 2009 option plan.
(5)	Includes shares held by Mr. Russell’s son and (i) 2,667shares issuable upon exercise of options granted under our 2009 option plan and (ii) 364,080 shares of our common stock issuable to Mr. Russell upon the exercise of warrants.
(6)	Includes shares held directly by Mr. Lee and by Mr. Lee’s wife and minor daughter and 21,000 shares issuable upon exercise of options granted under our 2009 option plan.
(7)	Represents shares of our common stock issuable upon exercise of options granted under our 2009 option plan.
(8)	Orin Hirshman holds voting and dispositive power over securities of the Company held by AIGH Investment Partners, LP. See footnote 9. The address for this shareholder is 6006 Berkeley Avenue, Baltimore, MD 21209.
(9)	Includes an aggregate of 700,000 shares owned by AIGH Investment Partners, L.P. (“AIGH LP”) and AIGH Investment Partners, LLC (“AIGH LLC”) and an aggregate of 367,162 shares issuable upon exercise of warrants held by AIGH L.P. and AIGH LLC. Mr. Orin Hirshman has voting and dispositive power over the securities of the Company owned by AIGH L.P. and AIGH LLC. The number of shares deemed beneficially owned does not include shares issuable upon conversion of June 2014 Notes held by AIGH LP and AIGH LLC. The June 2014 Notes may not be converted to common stock to the extent such conversion would result in the holder and its affiliates beneficially owning more than 4.99% of the Company’s common stock. The number of shares deemed beneficially owned is limited accordingly. The number of shares deemed beneficially owned also excludes certain shares issuable upon exercise of warrants held by AIGH LP and AIGH LLC, which may not be exercised to the extent such exercise would result in the holder and its affiliates beneficially owning more than 9.99% of the Company’s common stock. AIGH LP owns an aggregate of 805,000 warrants and AIGH LLC owns an aggregate of 212,500 warrants.
(10)	Beneficial ownership for Paul J. Travers, Grant Russell, William Lee, Michael Scott and Alexander Ruckdaeschel.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Certain Relationships and Related Transactions

Since January 1, 2012, we have entered into the following transactions in which our directors, executive officers or holders of more than 5% of our capital stock had or will have a direct or indirect material interest. The following transactions do not include compensation, termination and change-in-control arrangements, which are described under “Executive Compensation.” We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.

50

June 2014 Purchase Agreement

On June 3, 2014, we entered into and closed the June 2014 Purchase Agreement with various accredited investors pursuant to which we issued and sold to the June 2014 Investors a total of $3,000,000 principal amount of 5% Senior Secured Convertible Notes (see “Prospectus Summary”). The June 2014 Investors included AIGH Investments Partners L.P., which purchased a June 2014 Note in the principal amount of $993,750, and AIGH Investment Partners LLC, which purchased a June 2014 Note in the principal amount of $25,000. AIGH Investment Partners LLC and AIGH Investments Partners L.P. are affiliated entities and existing shareholder of the Company which collectively own 700,000 shares of our common stock and warrants to purchase 1,017,500 shares of our common stock.

Revolving Loans

In October 2008, we entered into a revolving loan agreement with Paul J. Travers, our President and Chief Executive Officer, pursuant to which Mr. Travers agreed to loan us such amounts as we may request and he may agree from time to time until December 31, 2010. Interest accrued on the principal amount outstanding under the agreement at the annual rate of 12.0% and is payable on demand. As security for our obligations under the loan agreement, we granted Mr. Travers a security interest in all of our assets. We had intended to the repay the entire principal amount outstanding under this agreement, together with all interest accrued thereon, from the proceeds of our initial public offering. We concluded that we did not receive sufficient proceeds from our initial public offering to repay this indebtedness and Mr. Travers agreed to make no demand for repayment until after January 2, 2013.

In December 2010, we entered into a Convertible Senior Secured Term Loan Agreement, pursuant to which we borrowed $4,000,000. In connection with the above financing, four existing secured lenders who were owed $2,320,980 in principal and accrued interest agreed to subordinate their security interests in favor of the lender and to extend the period of debt repayments for 24 to 36 months following closing of the loan transaction. One of the lenders who deferred payment of his debt was Paul Travers, our President and Chief Executive Officer, who deferred payment of the loan referred to above. As of December 23, 2010 the amount of principal and accrued interest due Mr. Travers was $258,658, which was payable on or before December 31, 2010. The entire unpaid amount, and interest accrued thereon, was deferred to be due and payable on December 31, 2014. In connection with such deferral, we issued to Mr. Travers a warrant which was not exercised that expired on December 31, 2013.

In connection with our sale, in June 2012, of the assets (including equipment, tooling, certain patents and trademarks and sales of our proprietary Tac-Eye displays and night vision display electronics) that comprised our Tactical Defense Group (the “TDG Assets”), certain of our lenders entered into Loan Modification and Consent agreements pursuant to which each consented to the sale, as required by the loan agreements between us and each such lender, and released its security interest in the TDG Assets sold. Pursuant to a Loan Modification and Consent Agreement regarding our Convertible, Senior Secured Term Debt Loan with LC Capital Master Fund Ltd., we paid this senior lender $4,450,000 in reduction of the obligations owed to it. Our obligation to repay the remaining amount due to the Convertible Senior Secured Term Debt Lender, $619,122 was represented by a new note in that amount. Upon the closing of our public offering on August 5, 2013, the note principal and accrued interest was repaid.

On March 29, 2013, we entered into a conversion/exchange agreement (the “LC Capital Agreement”) with LC Capital Master Fund Ltd. (“LC Capital”). Pursuant to the LC Capital Agreement, LC Capital agreed, subject to the closing of our proposed public stock offering, to convert its outstanding convertible note, in the principal amount of $619,122, together with accrued interest thereon, into shares of our common stock, at a conversion price equal to, in LC Capital’s option, the public offering price of our proposed public stock offering, or pursuant to the terms of the convertible note. LC Capital also agreed subject to the closing of our proposed public stock offering, to exchange outstanding warrants to purchase 533,333 shares of our common stock into the greater of (a) 200,000 shares of our common stock, or (B) the Black Scholes value of the warrants (calculated using the Bloomberg OV function) as of the date of the pricing of our proposed public stock offering based upon the per share offering price. LC Capital was allowed to terminate the LC Capital Agreement if the closing of such conversion and exchange did not occur by June 30, 2013. As the LC Capital Agreement expired, upon the closing of the public offering on August 5, 2013, the note principal and accrued interest was repaid.

Payment of Deferred Compensation and Shareholder Loans

In June 2009, we agreed with Mr. Travers and Mr. Russell, our President and Chief Executive Officer, and Executive Vice President and Chief Financial Officer, respectively, that we would pay them outstanding deferred compensation in the aggregate amounts of $410,096 plus interest at the annual rate of 8.0%, as well as $199,941 loaned to us prior to our initial public offering, in 12 equal monthly installments beginning on the first anniversary of the closing of our initial public offering until paid in full. Our initial public offering closed on December 24, 2009. During the years of 2010, 2011, 2012 and 2013 both Mr. Travers and Mr. Russell agreed to defer $100,000 of their salary until such time as the Company was financially able to repay to repay these amounts plus accrued interest.

51

On March 27, 2013, we entered into a deferred compensation deferral and conversion option agreement (the “Travers Deferred Compensation Agreement”) with Paul Travers, our chief executive officer, which agreement was subject to the closing of our proposed public stock offering. Pursuant to the Travers Deferred Compensation Agreement, upon closing of our public stock offering on August 5, 2013, Mr. Travers converted the entire long-term portion of the unpaid salary owed to him, in the amount of $914,410 (including $309,445 in accrued interest, as of August 5, 2013), into 457,205 shares of the Company’s common stock based on the offering price of $2.00 per share and 457,205 warrants exercisable at $2.25.

On March 27, 2013, we entered into a deferred compensation deferral and conversion option agreement (the “Russell Deferred Compensation Agreement”) with Grant Russell, our chief financial officer, which agreement was subject to the closing of our planned public stock offering. Pursuant to the Russell Deferred Compensation Agreement, upon closing of our public stock offering on August 5, 2013, Mr. Russell converted the entire long-term portion of the unpaid salary owed to him, in the amount of $728,160 (including $206,362 in accrued interest, as of August 5, 2013), into 364,080 shares of the Company’s common stock based on the offering price of $2.00 per share and 364,080 warrants exercisable at $2.25.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers. Under these agreements we are obligated to indemnify the indemnitee to the fullest extent permitted by applicable law for all reasonable expenses (including attorneys’ fees and disbursements), judgments, fines (including excise taxes and penalties) and amounts paid in settlement actually and reasonably incurred by the indemnitee arising out of or connected with the indemnitee’s service as a director or officer and indemnitee’s service in another capacity at our request or direction. We are also obligated to advance all reasonable and actual expenses incurred by the indemnitee in connection with any action, suit, proceeding or appeal with respect to which he is entitled to be indemnified upon our receipt of an invoice for such expenses. Our obligation to advance expenses is subject to the indemnitee’s execution, upon our request, of an agreement to repay all such amounts it if is ultimately determined that he is not entitled to be indemnified by us under applicable law. If a claim for indemnification under this agreement may not be paid to the indemnitee under applicable law, then in any action in which we are jointly liable with the indemnitee, we are obligated to contribute to the amount of reasonable expenses (including attorneys’ fees and disbursements) actually and reasonably incurred by the indemnitee in proportion to the relative benefits received by us and the indemnitee from the transaction from which such action arose, and our relative fault and that of the indemnitee in connection with the events which resulted in such expenses. The rights of an indemnitee under the form of indemnification agreement are in addition to any other rights that the indemnitee may have under our certificate of incorporation or bylaws, any agreement, or any vote of our stockholders or directors. We are not obligated to make any payment under the form of indemnification agreement to the extent payment is actually made to the indemnitee under an insurance policy or any other method outside of the agreement.

Director Independence

Our board has determined that each of our directors other than Mr. Travers and Mr. Russell is an independent director as defined by Rule 10A-3 promulgated by the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended. We believe that we are compliant with the independence criteria for boards of directors under applicable laws and regulations. The board may meet independently of management as required. Although they are permitted to do so, the independent directors have not held separately scheduled meetings but have had executive sessions at the conclusion of the regularly scheduled meetings at which non-independent directors and members of management are not in attendance.

ADDITIONAL INFORMATION

Federal securities laws require us to file information with the Commission concerning our business and operations. Accordingly, we file annual, quarterly, and special reports, and other information with the Commission. You can inspect and copy this information at the public reference facility maintained by the Commission at 100 F Street, NE, Washington, D.C. 20549.

You can get additional information about the operation of the Commission's public reference facilities by calling the Commission at 1-800-SEC-0330. The Commission also maintains a web site (http://www.sec.gov) at which you can read or download our reports and other information.

We have filed with the Commission a registration statement on Form S-1 under the Securities Act of 1933 with respect to the common stock being offered hereby. As permitted by the rules and regulations of the Commission, this prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to Vuzix Corporation and the common stock offered hereby, reference is made to the registration statement, and such exhibits and schedules. A copy of the registration statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Commission at the addresses set forth above, and copies of all or any part of the registration statement may be obtained from such offices upon payment of the fees prescribed by the Commission. In addition, the registration statement may be accessed at the Commission’s web site.

52

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses including attorneys' fees, judgments, fines and amounts paid in settlement in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses including attorneys' fees incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's certificate of incorporation, bylaws, agreement, a vote of stockholders or disinterested directors or otherwise.

Our Amended and Restated Certificate of Incorporation and By-Laws provide that we will indemnify and hold harmless, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, each person that such section grants us the power to indemnify.

The Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

•	any breach of the director's duty of loyalty to the corporation or its stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	payments of unlawful dividends or unlawful stock repurchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, offices or controlling persons of ours, pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of ours in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

LEGAL MATTERS

The validity of the shares offered hereby will be passed upon for us by Sichenzia Ross Friedman Ference LLP, 61 Broadway, New York, New York 10006.

EXPERTS

The financial statements as of December 31, 2013 and 2012 and for each of the years in the two year period ended December 31, 2013, included in this prospectus have been so included in reliance on the report of EFP Rotenberg, LLP, an independent registered public accounting firm, appearing elsewhere herein, given on the authority of said firm as experts in auditing and accounting.

53

VUZIX CORPORATION

F-1

VUZIX CORPORATION

CONDENDSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	March 31,	December 31,
	2014	2013
ASSETS
Current Assets
Cash and Cash Equivalents	$271,812	$310,140
Accounts Receivable, Net	187,790	214,920
Inventories (Note 4)	1,035,674	953,627
Prepaid Expenses and Other Assets	64,910	200,936

Total Current Assets	1,560,186	1,679,623
Tooling and Equipment, Net	415,805	446,329
Patents and Trademarks, Net	494,741	495,608
Software Development, Net	521,146	240,561

Total Assets	$2,991,878	$2,862,121

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current Liabilities
Accounts Payable	$2,273,853	$2,420,571
Notes Payable (Note 5)	231,444	278,467
Current Portion of Long-term Debt, net of discount (Note 9)	99,320	99,320
Current Portion of Capital Leases	21,881	24,670
Customer Deposits (Note 6)	98,368	170,777
Accrued Interest	44,546	36,935
Accrued Expenses (Note 7)	540,564	554,264
Income and Other Taxes Payable	86,529	75,851

Total Current Liabilities	3,396,505	3,660,855

Long-Term Liabilities
Long Term Derivative Liability (Note 8)	8,363,751	12,035,816
Long Term Portion of Term Debt, net of discount (Note 9)	168,342	170,496
Long Term Portion of Capital Leases	11,629	16,882
Long Term Portion of Accrued Interest	14,462	16,365

Total Long-Term Liabilities	8,558,184	12,239,559

Total Liabilities	11,954,689	15,900,414

Stockholders’ Equity (Deficit)
Preferred Stock — $.001 Par Value, 5,000,000 Shares Authorized; 0 Shares Issued and Outstanding in Each Period	—	—
Common Stock — $.001 Par Value, 700,000,000 Shares Authorized; 10,240,745 Shares Issued and Outstanding March 31, 2014 and 9,600,453 Shares Issued and Outstanding on December 31, 2013	10,241	9,600
Additional Paid-in Capital	25,807,574	23,244,639
Accumulated (Deficit)	(34,780,626)	(36,292,532)

Total Stockholders’ Equity (Deficit)	(8,962,811)	(13,038,293)

Total Liabilities and Stockholders’ Deficit	$2,991,878	$2,862,121

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-2

VUZIX CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For Three Months Ended March 31,
	2014	2013

Sales of Products	$649,418	$608,661
Sales of Engineering Services	149,000	130,523

Total Sales	798,418	739,184

Cost of Sales — Products	390,649	282,013
Cost of Sales — Engineering Services	59,600	55,374

Total Cost of Sales	450,249	337,387

Gross Profit	348,169	401,797
Operating Expenses:
Research and Development	397,422	317,695
Selling and Marketing	364,555	274,743
General and Administrative	479,637	416,686
Depreciation and Amortization	99,705	98,348

Total Operating Expenses	1,341,319	1,107,472
(Loss) from Operations	(993,150)	(705,675)

Other Income (Expense)
Other Taxes	(21,442)	(13,696)
Foreign Exchange Gain (Loss)	(3,951)	(13,070)
Gain (Loss) on Derivative Valuation	2,575,262	(14,287)
Amortization of Term Debt Discount	(6,326)	(9,728)
Interest Expense	(38,487)	(179,842)

Total Other Income (Expense)	2,505,056	(230,623)

Income (Loss) Before Provision for Income Taxes	1,511,906	(936,298)
Provision (Benefit) for Income Taxes	—	—

Net Income (Loss)	$1,511,906	$(936,298)

Earnings (Loss) per Share (Note 3)
Basic	$0.15	$(0.26)
Diluted	$0.13	$(0.26)
Weighted-average Shares Outstanding:
Basic	9,972,105	3,536,865
Diluted	11,517,104	3,536,865

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-3

VUZIX CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Three Months Ended
	March 31,
	2014	2013

Cash Flows from Operating Activities
Net Income (Loss)	$1,511,906	$(936,298)
Non-Cash Adjustments
Depreciation and Amortization	99,705	98,348
Impairment of Patents and Trademarks	—	—
Stock-Based Compensation Expense	19,347	19,347
Amortization of Term Debt Discount	6,326	9,728
Amortization of Debt Issuance Costs	—	1,244
(Gain) Loss on Derivative Valuation	(2,575,262)	14,287
(Increase) Decrease in Operating Assets
Accounts Receivable	27,130	(53,520)
Inventories	(82,047)	38,240
Deferred Offering Costs	—	(43,069)
Prepaid Expenses and Other Assets	136,026	20,757
Increase (Decrease) in Operating Liabilities
Accounts Payable	(146,719)	304,913
Accrued Expenses	(13,700)	8,318
Customer Deposits	(72,409)	(3,678)
Income Taxes Payable	10,678	2,942
Accrued Compensation	—	129,422
Accrued Interest	5,708	130,016

Net Cash Flows (Used in) Provided by From Operating Activities	(1,073,311)	(259,003)

Cash Flows from Investing Activities
Purchases of Tooling and Equipment	(57,009)	(9,051)
Investments in Software	(280,585)	—
Investments in Patents and Trademarks	(11,305)	(18,121)

Net Cash (Used in ) Provided by From in Investing Activities	(348,899)	(27,172)

Cash Flows from Financing Activities
Proceeds from Exercise of Warrants	1,447,425	—
Repayment of Capital Leases	(8,042)	(18,371)
Repayment of Long-Term Debt and Notes Payable	(55,501)	(119,447)
Proceeds from Senior Convertible Debt	—	800,000
Issuance Costs on Senior Convertible Debt	—	(160,439)
Proceeds from Notes Payable	—	250,304

Net Cash Flows (Used in) Provided by Financing Activities	1,383,882	752,047

Net Increase (Decrease) in Cash and Cash Equivalents	(38,328)	465,872
Cash and Cash Equivalents — Beginning of Period	310,140	66,554

Cash and Cash Equivalents — End of Period	$271,812	$532,426

Supplemental Disclosures
Interest Paid	32,779	49,826
Income Taxes Paid	10,764	10,754
Discount on senior convertible debenture attributed to warrants	—	621,012
Warrants granted for senior convertible debenture issuance costs	—	66,603

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-4

VUZIX CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Basis of Presentation

The accompanying unaudited Condensed Consolidated Financial Statements of Vuzix Corporation and Subsidiaries (“the Company") have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 8 of Regulation S-X of the Securities and Exchange Commission. Accordingly, the unaudited Condensed Consolidated Financial Statements do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included. The condensed consolidated balance sheet as of December 31, 2013 was derived from the audited Consolidated Financial Statements in Form 10-K.

The accompanying Condensed Consolidated Financial Statements should be read in conjunction with the audited Consolidated Financial Statements of the Company as of December 31, 2013, as reported in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.

The results of the Company’s operations for any interim period are not necessarily indicative of the results of the Company’s operations for any other interim period or for a full fiscal year.

Note 2 — Liquidity and Going Concern Issues

The Company’s independent registered public accounting firm’s report issued on our consolidated financial statements for the years ended December 31, 2013 and 2012 included an explanatory paragraph describing the existence of conditions that raise substantial doubt about the Company’s ability to continue as a going concern, including continued operating losses and the potential inability to pay currently due debts. The net operating loss for the first quarter of 2014 was $993,150. The Company has incurred a net loss from continuing operations consistently over the last 2 years. The Company incurred annual net losses from its continuing operations of $10,146,228 in 2013 and $4,747,387 in 2012, and has an accumulated deficit of $34,780,626 as of March 31, 2014. The Company’s ongoing losses have had a significant negative impact on the Company’s financial position and liquidity. As at March 31, 2014 the Company had a working capital deficit of $1,836,319.

The Company’s cash requirements are primarily for funding operating losses, working capital, research, principal and interest payments on debt obligations, and capital expenditures. Historically, the Company has met these cash needs by borrowings under notes, sales of convertible debt, the sales of equity securities and the sale of assets.

Since the closing of the Company’s public stock offering on August 5, 2013 and the related debt conversions and repayments, the Company has had the financial resources to better execute on its business plans and reduced the doubt about its ability to continue as a going concern. However the Company’s continued operating losses and large composition of past due accounts payable continue to affect the efficient operations of the Company and slow new product development.

During the first quarter of 2014, holders of the warrants issued in our public offering which closed on August 5, 2013 exercised for cash warrants for the purchase of 643,300 shares of common stock and the Company received proceeds of $1,447,425 from such warrant exercises. These warrant exercise proceeds will contribute to helping the Company fund and implement its current 2014 operating plan.

The Company’s cash requirements depend on numerous factors, including new product development activities, our ability to commercialize our products, their timely market acceptance, selling prices and gross margins, and other factors. To the extent the Company has sufficient operating funds, it expects to carefully devote capital resources to the development of new products and to continue its waveguide and HD display engine development programs, hire and train additional staff, and undertake new product marketing activities. Such expenditures, along with further future net operating losses, product tooling expenses, and related working capital investments, will be the principal uses of cash. The Company must grow its business significantly to become profitable and self-sustaining on a cash flow basis or it will be required to raise new capital.

The Company’s management intends to take actions necessary to continue as a going concern, as discussed herein, and accordingly our condensed consolidated financial statements have been prepared assuming that we will continue as a going concern. The condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Management’s plans concerning these matters and managing our liquidity includes among other things:

F-5

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

•	managing working capital through better optimization of inventory levels;
•	focusing on selling higher gross margin products, which will mean a greater emphasis on augmented reality and smart glasses products;
•	the introduction of see-through waveguide and new higher resolution Video Eyewear;
•	reducing operating costs wherever possible;
•	minimizing capital expenditures by eliminating, delaying or curtailing discretionary and non-essential spending;
•	deferring some research and development and delaying some planned new products based on new technology;
•	exploring options with respect to new equity financings or debt borrowings; and
•	exploring the licensing of our IP

The Company and its management cannot make assurances as to whether any of these actions can be effected on a timely basis, on satisfactory terms or maintained once initiated, and even if successful, whether its liquidity plan will limit certain of our operational and strategic initiatives designed to grow the business over the long term or whether such initiatives will be limited by the availability of capital.

Continued increases in product sales and engineering services will be important steps to achieving cash-flow positive operations. The Company in calendar 2014 is now effectively shipping all new models and products as compared to its offerings last year. However, if these products are not successful within a reasonable time period, we will have to raise additional capital to maintain operations and/or materially reduce our operating and new product development costs. New products incorporating our waveguide optics and HD resolution Video Eyewear products may be delayed as a result.

If the Company is required to raise additional funds by selling additional shares of its capital stock, or securities convertible into shares of its capital stock, the ownership interest of existing shareholders may be diluted. The amount of dilution could be increased by the issuance of warrants or securities with other dilutive characteristics, such as full ratchet anti-dilution clauses or price resets. The Company can give no assurance that it will be able to obtain additional financing on favorable terms or at all. If it is unable to become profitable and self-sustaining on a cash flow basis and needs to obtain future external funding, the Company could be forced to delay, reduce or eliminate its research and development programs, future commercialization efforts or otherwise curtail its business, which could adversely affect its business prospects. These factors raise substantial doubt about our ability to continue as a going concern.

Note 3 – Earnings (Loss) Per Share

Basic earnings (loss) per share is computed by dividing net income or loss by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution from the assumed exercise of stock options and warrants and the conversion of any convertible debt. During periods of net loss, all common stock equivalents are excluded from the diluted EPS calculation because they are antidilutive. Since the Company reported net income for the three months ended March 31, 2014, a total of 1,544,999 additional shares have been included for these diluted calculations.

Note 4 — Inventories, Net

Inventories are stated at the lower of cost (determined on the first-in, first-out or specific identification method) or market and consisted of the following as at March 31, 2014 and December 31, 2013:

	March 31, 2014	December 31, 2013

Purchased Parts and Components	$1,135,446	$1,094,250
Work in Process	135,913	153,065
Finished Goods	463,810	280,279
Less: Reserve for Obsolescence	(699,495)	(573,967)

Net	$1,035,674	$953,627

F-6

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Note 5 – Notes Payable

Notes payable represent promissory notes payable by the Company.

	March 31, 2014	December 31, 2013

Note payable to officers and shareholders of the Company. Blended payments of accrued interest and principal are being made to repay these notes by December 31, 2014. The notes are payable on demand, bear interest at 18.5% and secured by all the assets of the Company.	$201,518	$229,787
Note payable secured by all the assets of Company and the guarantee of its President and CEO. The effective interest rate is 31%. The note is to be repaid in 12 blended monthly payments of $5,645.	26,700	37,383
Note payable to an officer of the Company due on December 31, 2013. The note bears interest at 7.49% and monthly principal payments of $2,691 plus accrued interest are required. The note is secured by all the assets of the Company.	3,226	11,297

Total	$231,444	$278,467

Note 6 — Customer Deposits

Customer deposits represents money the Company received in advance of providing a product or engineering services to a customer. All such deposits are short term in nature as the Company delivers the product, unfulfilled portions or engineering services to the customer before the end of its next annual fiscal period. These deposits are credited to the customer against product deliveries or at the completion of their order. These deposit amounts include deferred revenue against unfulfilled deliverables of multiple-element products, including unspecified post-delivery support and software updates. Included in Customer Deposits is Unearned Revenue of $52,217 as of March 31, 2014 as compared to $39,700 as of December 31, 2013.

Note 7 — Accrued Expenses

Accrued expenses consisted of the following:

	March 31, 2014	December 31, 2013

Accrued Wages and Related Costs	$73,845	$91,385
Accrued Compensation	409,517	360,670
Accrued Professional Services	25,000	69,500
Accrued Warranty Obligations	29,293	31,619
Other Accrued Expenses	2,909	1,090

Total	$540,564	$554,264

Included in the above accrued compensation are amount owed to officers of the Company for services rendered that remain outstanding. These amounts are not subject to a fixed repayment schedule and they bear interest at a rate of 8% per annum, compounding monthly. The amounts were $409,517 as of March 31, 2014 and $360,670 as of December 31, 2013.

The Company has warranty obligations in connection with the sale of certain of its products. The warranty period for its products is generally one year except in certain European countries where it is two years. The costs incurred to provide for these warranty obligations are estimated and recorded as an accrued liability at the time of sale. The Company estimates its future warranty costs based on product-based historical performance rates and related costs to repair. The changes in the Company’s accrued warranty obligations for the three months ended March 31, 2014 were as follows:

F-7

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Accrued Warranty Obligations at December 31, 2013	$31,619
Reductions for Settling Warranties	(26,672)
Warranties Issued During Period	24,346

Accrued Warranty Obligations at March 31, 2014	$29,293

Note 8 – Derivative Liability and Fair Value Measurements

The Company recognized a derivative liability for the warrants to purchase shares of its common stock issued in connection with the equity offering and related debt conversions on August 5, 2013 and convertible senior secured debentures issued in 2013. These warrants have a cashless exercise provision and an exercise price that is subject to adjustment in the event of subsequent equity sales at a lower purchase price (subject to certain exceptions) along with full-ratchet anti-dilution provisions. In accordance with ASC 815-10-25, we measured the derivative liability using a Lattice pricing model at their issuance date and subsequently remeasured the liability on December 31, 2013 to $12,035,816.

Accordingly, at the end of each quarterly reporting date the derivative fair market value is remeasured and adjusted to current market value. As at March 31, 2014 a total of 5,279,988 warrants were outstanding that contained a full-ratchet anti-dilution provision. The total derivative liability was revalued to $8,363,751 based on the closing price of our common stock as of March 31, 2014, resulting in a gain of $2,575,262 on the derivative’s valuation for the 3 months ending March 31, 2014 versus a loss of $14,287 for the same period in 2013.

The Company has adopted ASC Topic 820 (originally issued as SFAS 157, “Fair Value Measurements”) for financial instruments measured at fair value on a recurring basis. ASC Topic 820 defines fair value, establishes a framework for measuring fair value in accordance with accounting principles generally accepted in the United States and expands disclosures about fair value measurements.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC Topic 820 establishes a three-tier fair value hierarchy which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements). These tiers include:

-    Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

-    Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

-    Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

We measure certain financial instruments at fair value on a recurring basis. Assets and liabilities measured at fair value on a recurring basis are as follows at March 31, 2014:

	Total	(Level 1)	(Level 2)	Level (3)
Assets	$—	$—	$—	$—

Total assets measured at fair value	—	—	—	—

Liabilities

Derivative Liability	8,363,751	—	—	8,363,751
Total liabilities measured at fair value (Long-Term)	$8,363,751	$—	$—	$8,363,751

	3 Months Ended March 31, 2014	Year Ended December 31, 2013
Fair value – beginning of period	$12,035,816	$—
Warrants issue during period	—	9,067,282
Reclassification (reset expiration) of warrant liabilities to Additional Paid-in Capital	(117,010)	(526,245)
Reclassification of warrant exercises to Additional Paid-in Capital	(979,793)	(80,500)
Change in fair value for the period	(2,575,262)	3,575,278

Fair value – end of period	$8,363,751	$12,035,816

F-8

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For period ending March 31, 2014, the Monte Carlo Options Lattice pricing model was used to estimate the fair value of warrants issued during this period. The following summary table shows the assumptions used to compute the fair value of the warrants when granted at issuance and as of March 31, 2014:

March 31, 2014
Assumptions for Pricing Model:
Expected term in years	3.96 to 4.55
Volatility range for years 1 to 5	55 to 143%
Risk-free interest rate	1.46 to 1.73%
Expected annual dividends	None

Value of warrants issued:
Fair value of warrants	$8,363,751

Note 9 — Long-Term Debt

Long-term debt consisted of the following:

	March 31, 2014	December 31, 2013

Note payable for research and development equipment. The principal is subject to a fixed semi-annual repayment schedule commencing October 31, 2012 over 48 months. The note carries a 0% interest, but imputed interest has been accrued based on a 12% discount rate and is reflected as a reduction in the principal.	256,727 (65,376)	256,727 (71,701)
Note payable for which the principal and interest is subject to a fixed blended repayment schedule of 36 months, commencing July 15, 2013. The loan bears interest at 12% per annum and is secured by a subordinated position in all the assets of the Company.	76,311	84,790

	$267,662	$269,816
Less: Amount Due Within One Year	(99,320)	(99,320)

Amount Due After One Year	$168,342	$170,496

The aggregate maturities for all long-term borrowings as of March 31, 2014 are as follows:

2014	2015	2016	2017	Thereafter	Total

$99,320	$100,064	$68,278	$—	$—	$267,662

Note 10 — Income Taxes

The Company’s effective income tax rate is a combination of federal, state and foreign tax rates and differs from the U.S. statutory rate due to taxes on foreign income, permanent differences including tax-exempt interest, and the resolution of tax uncertainties, offset by a valuation allowance against U.S. deferred income tax assets.

At December 31, 2013, the Company had unrecognized tax benefits totaling $11,405,522, which would have a favorable impact on the Company’s provision (benefit), if recognized.

F-9

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

In the three months ended March 31, 2014 and 2013, the Company generated federal and state net operating income for income tax purposes before the assumed offset against the Company’s net operating loss carry forwards. These federal and state net operating loss carry forwards total approximately $28,395,033 at March 31, 2014 and begin to expire in 2018, if not utilized.

Note 11 — Stock Warrants

A summary of the various changes in warrants during the three-month period ended March 31, 2014 is as follows.

Number of Shares

Warrants Outstanding at December 31, 2013	7,147,775
Exercised During the Period	(665,000)
Issued During the Period	—
Expired During the Period	(57,668)

Warrants Outstanding, March 31, 2014	6,425,107

The outstanding warrants as of March 31, 2014 expire from May 21, 2015 to August 5, 2018. The weighted average remaining term of the warrants is 4.0 years. The weighted average exercise price is $2.74 per share.

Note 12 — Stock Option Plans

A summary of stock option activity for the three months ended March 31, 2014 is as follows:

Weighted
Average
	Number of	Exercise	Exercise Price
	Shares	Price	Range

Outstanding at December 31, 2013	214,518	$9.72	$1.71 – $ 17.50
Granted	—	$—	$—
Exercised	—	$—	$—
Expired or Forfeited	—	$—	$—

Outstanding at March 31, 2014	214,518	$9.72	$1.71 – $ 17.50

As of March 31, 2014, there were 206,791 options that were fully vested and exercisable at a weighted average exercise price of $9.68 per share. The weighted average remaining contractual term on the vested options is 5.6 years.

As of March 31, 2014 there were 7,727 unvested options exercisable at a weighted average exercise price of $10.82 per share. The weighted average remaining contractual term on the unvested options is 6.4 years.

No cash was received from option exercises for the three months ended March 31, 2014 and 2013.

The table below summarizes the impact of outstanding stock options on the results of operations for the three and three months ended March 31, 2014 and 2013:

F-10

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

	Three Months Ended
	March 31, 2014	March 31, 2013

Stock-based compensation expense:
Stock Options	$19,347	$19,347
Income tax benefit	—	—
Net Increase in Net Loss	$19,347	$19,347

Per share decrease in Income or increase in Loss Per Share:
Basic	$0.0019	$0.0055
Diluted	$0.0017	$0.0055

The weighted average fair value of option grants was calculated using the Black-Scholes-Merton option pricing method. At March 31, 2014, the Company had approximately $69,871 of unrecognized stock compensation expense, which will be recognized over a weighted average period of approximately 0.8 years.

Note 13 — Litigation

We are not currently involved in any pending legal proceeding or litigation.

Note 14 — Contractual Obligations

The Company leases office and manufacturing space under operating leases that expire on September 30, 2014. The Company’s total contractual payment obligations for operating leases as of March 31, 2014 total $33,510.

Note 15 — Recent Accounting Pronouncements

There are no recent accounting pronouncements that are expected to have a material impact on the condensed consolidated financial statements.

F-11

VUZIX CORPORATION

F-12

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of Vuzix Corporation

We have audited the accompanying consolidated balance sheets of Vuzix Corporation as of December 31, 2013 and 2012, and the related consolidated statements of operations, changes in stockholders’ (deficit) equity and cash flows for each of the years in the two-year period ended December 31, 2013. Vuzix Corporation’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Vuzix Corporation and its subsidiaries as of December 31, 2013 and 2012, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2013 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the consolidated financial statements, these conditions raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 3. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

/s/ EFP Rotenberg, LLP

Rochester, New York

April 9, 2014.

F-13

VUZIX CORPORATION

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2013	2012
ASSETS
Current Assets
Cash and Cash Equivalents	$310,140	$66,554
Accounts Receivable, Net (Note 7)	214,920	170,600
Inventories (Note 8)	953,627	687,181
Deferred Offering Costs (Note 9)	—	199,571
Prepaid Expenses and Other Assets	200,936	85,768

Total Current Assets	1,679,623	1,209,674
Tooling and Equipment, Net (Note 10)	446,329	664,967
Patents and Trademarks, Net (Note 11)	495,608	551,307
Software Development, Net (Note 12)	240,561	—

Total Assets	$2,862,121	$2,425,948

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current Liabilities
Accounts Payable	$2,420,571	$2,896,567
Lines of Credit (Note 13)	—	112,500
Notes Payable (Note 14)	278,467	258,209
Current Portion of Long-term Debt, net of discount (Note 20)	99,320	1,060,188
Current Portion of Capital Leases	24,670	57,244
Customer Deposits (Note 15)	170,777	63,079
Accrued Interest	36,935	161,703
Accrued Expenses (Note 16)	554,264	519,672
Income and Other Taxes Payable	75,851	21,486

Total Current Liabilities	3,660,855	5,150,648

Long-Term Liabilities
Long Term Derivative Liability (Note 17)	12,035,816	—
Accrued Compensation (Note 18)	—	1,010,096
Long Term Portion of Term Debt, net of discount (Note 19)	170,496	1,715,253
Long Term Portion of Capital Leases (Note 20)	16,882	40,041
Long Term Portion of Accrued Interest	16,365	719,475

Total Long-Term Liabilities	12,239,559	3,484,865

Total Liabilities	15,900,414	8,635,513

Stockholders’ Equity (Deficit)
Preferred Stock — $.001 Par Value, 5,000,000 Shares Authorized; 0 Shares Issued and Outstanding in Each Period	—	—
Common Stock — $.001 Par Value, 700,000,000 Shares Authorized; 9,600,453 Shares Issued and Outstanding December 30, 2013 and 3,536,865 on December 31, 2012	9,600	3,537
Additional Paid-in Capital	23,244,639	19,933,202
Accumulated (Deficit)	(36,292,532)	(26,146,304)

Total Stockholders’ Equity (Deficit)	(13,038,293)	(6,209,565)

Total Liabilities and Stockholders’ Deficit	$2,862,121	$2,425,948

The accompanying notes are an integral part of these consolidated financial statements.

F-14

VUZIX CORPORATION

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ (DEFICIT) EQUITY

	Common Stock		Additional	Accumulated	Preferred Stock		Subscriptions
	Shares*	Amount	Paid-In Capital	Deficit	Shares	Amount	Receivable	Total

Balance — December 31, 2011	3,536,865	$3,537	$19,716,963	$(26,469,144)	—	$—	$(76,104)	$(6,824,748)

Forgiveness of Debt	—	—	46,037	—	—	—	—	46,037
Stock Compensation Expense	—	—	172,233	—	—	—	—	172,233
Forgiveness of Subscriptions Receivable			(2,031)				76,104	74,073
2012 Net Income	—	—	—	322,840	—	—	—	322,840

Balance — December 31, 2012	3,536,865	$3,537	$19,933,202	$(26,146,304)	—	$—	$—	$(6,209,565)

Issuance of Common Stock in Public Offering	4,025,000	4,025	8,045,975					8,050,000
Direct Financing Associated Costs			(1,358,641)					(1,358,641)
Conversion of Term Debt and Accrued Interest	1,158,003	1,158	2,314,849					2,316,007
Conversion of Accrued Compensation and Interest	821,285	821	1,641,748					1,642,569
Exercise of Warrants	59,300	59	133,366					133,425
Stock Compensation Expense	—	—	159,272	—	—	—	—	159,272
Issuance of Warrants in Conjunction with Public Offering			(8,236,786)					(8,236,786)
Reclass Fair Value of Warrant Derivative Liability upon Expiration of Full Ratchet Price Protection			526,245					526,245
Reclass Fair Value of Warrant Derivative Liability upon Exercise			85,409					85,409
2013 Net (Loss)	—	—	—	(10,146,228)	—	—	—	(10,146,228)

Balance — December 31, 2013	9,600,453	$9,600	$23,244,639	$(36,292,532)	—	$—	$—	$(13,038,293)

* All share amounts for all periods reflect the Company’s 1-for-75 reverse stock split, which was effective February 6, 2013.

The accompanying notes are an integral part of these consolidated financial statements.

F-15

VUZIX CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	For Years Ended December 31,
	2013	2012

Sales of Products	$1,856,806	$2,692,152
Sales of Engineering Services	532,247	536,076

Total Sales	2,389,053	3,228,228

Cost of Sales — Products	1,354,909	2,135,484
Cost of Sales — Engineering Services	227,186	205,542

Total Cost of Sales	1,582,095	2,341,026

Gross Profit	806,958	887,202
Operating Expenses:
Research and Development	1,751,397	1,153,403
Selling and Marketing	1,091,514	1,225,154
General and Administrative	2,165,341	2,181,310
Depreciation and Amortization	377,840	468,817
Impairment of Patents and Trademarks	73,423	64,703

Total Operating Expenses	5,459,515	5,093,387
(Loss) from Continuing Operations	(4,652,557)	(4,206,185)

Other Income (Expense)
Interest and Other (Expense) Income	—	232
Other Taxes	(88,274)	(20,398)
Foreign Exchange Gain (Loss)	(13,692)	(11,111)
(Loss) on Sale of Assets	(40,352)	—
(Loss) on Debt Extinguishment (Note 19)	(1,272,296)	—
Gain (Loss) on Derivative Valuation (Note 17)	(3,575,278)	—
Interest Expense	(503,779)	(509,925)

Total Other Income (Expense)	(5,493,671)	(541,202)

(Loss) from Continuing Operations Before Provision for Income Taxes	(10,146,228)	(4,747,387)
Provision (Benefit) for Income Taxes (Note 21)	—	—

(Loss) from Continuing Operations	(10,146,228)	(4,747,387)

Income (Loss) from Discontinued Operations (Note 4)	—	(747,580)
Gain on Disposal of Discontinued Operations (Note 5), net of tax	—	5,817,807

Net Income (Loss)	$(10,146,228)	$322,840

Earnings (Loss) per Share from Continuing Operations (Note 6)
Basic	$(1.69)	$(1.34)
Diluted	$(1.69)	$(1.34)
Earnings (Loss) per Share
Basic	$(1.69)	$0.09
Diluted	$(1.69)	$0.09
Weighted-average Shares Outstanding
Basic	5,988,595	3,536,865
Diluted	5,988,595	3,651,100

The accompanying notes are an integral part of these consolidated financial statements.

F-16

VUZIX CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended
	December 31,
	2013	2012

Cash Flows from Operating Activities
Net Income (Loss)	$(10,146,228)	$322,840
Non-Cash Adjustments
Depreciation and Amortization	377,840	468,817
Impairment of Patents and Trademarks	73,423	64,703
Stock-Based Compensation Expense	159,272	172,233
Loss on Sale of Assets	40,352	—
Interest Converted into Common Stock	222,032	—
Amortization of Term Debt Discount	25,302	777.550
Amortization and Write-off of Term Debt Discount	732,584	—
Amortization and Write-off of Debt Issuance Costs	257,692	—
Warrants Issued for Debt Extinguishment	97,913	—
Loss on Derivative Liability Valuation	3,575,278	—
Gain on Sale of Discontinued Operation	—	(5,817,807)
Forgiveness of Debt	—	46,037
Non Cash Compensation	—	74,073
(Increase) Decrease in Operating Assets
Accounts Receivable	(44,320)	607,885
Inventories	(266,446)	717,499
Prepaid Expenses and Other Assets	(37,993)	14,857
Increase (Decrease) in Operating Liabilities
Accounts Payable	(379,634)	(912,122)
Accrued Expenses	34,592	99,832
Customer Deposits	107,698	(329,073)
Income Taxes Payable	54,365	1,386
Accrued Compensation	—	200,000
Accrued Interest	24,728	667,994

Net Cash Flows (Used in) Provided by From Operating Activities	(5,091,550)	(2,823,296)

Cash Flows from Investing Activities

Proceeds from Sales of Assets, Net of Direct Costs	—	7,520,197
Purchases of Tooling and Equipment	(145,929)	(180,189)
Investments in Software	(240,561)	—
Investments in Patents and Trademarks	(72,704)	(67,923)

Net Cash (Used in ) Provided by From in Investing Activities	(459,194)	7,272,085

Cash Flows from Financing Activities
Issuance of Common Stock in Public Offering	8,050,000	—
Direct Offering Associated Costs	(1,204,779)	(57,500)
Net Change in Lines of Credit	(112,500)	(539,581)
Repayment of Capital Leases	(55,733)	(92,739)
Repayment of Long-Term Debt and Short-Term Notes Payable	(2,137,983)	(4,474,879)
Issuance Costs of Senior Convertible Debt	(183,809)	—
Proceeds from Exercise of Warrants	56,250	—
Proceeds from Senior Convertible Debt	1,000,000	—
Proceeds from Notes Payable	382,884	364,488

Net Cash Flows (Used in) Provided by Financing Activities	5,794,330	(4,800,211)

Net Increase (Decrease) in Cash and Cash Equivalents	243,586	(351,422)
Cash and Cash Equivalents — Beginning of Period	66,554	417,976

Cash and Cash Equivalents — End of Period	$310,140	$66,554

Supplemental Disclosures
Interest Paid	230,112	170,512
Income Taxes Paid	32,533	19,012
Non-Cash Investing and Financings Activities
Conversion of Accrued Compensation and Interest into Common Stock	1,642,569	—
Conversion of Term Debt and Accrued Interest into Common Stock	2,316,007	—
Warrant Derivative Liability of Common Stock Offering and Debt Conversions	8,236,786	—
Discount on senior convertible debenture attributed to warrants	732,584	—
Warrants granted to Senior Debt Holders for Early Debt Repayment	97,913	—
Warrants granted for senior convertible debenture issuance costs	66,603	—

The accompanying notes are an integral part of these consolidated financial statements.

F-17

VUZIX CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Basis of Presentation

The results of the Company’s Tactical Display Group business have been classified and presented as discontinued operations in the accompanying Consolidated Statement of Operations (Note 4).

All per share amounts, outstanding shares, warrants, options and shares issuable pursuant to convertible securities for all periods reflect the Company’s 1-for-75 reverse stock split, which was effective February 6, 2013.

Note 2 — Summary of Significant Accounting Policies

Operations

Vuzix Corporation (the Company) was formed in 1997 under the laws of the State of Delaware and maintains its corporate offices in Rochester, New York. The Company is engaged in the design, manufacture, marketing and sale of devices that are worn like eyeglasses and which feature built-in video screens that enable the user to view video and digital content, such as movies, computer data, the Internet or video games. Our products (known commercially as “Video Eyewear”) are used to view high resolution video and digital information from portable devices, such as cell phones, portable media players, gaming systems and laptop computers and from personal computers. Our products provide the user with a virtual viewing experience that emulates viewing a large screen television or desktop computer monitor practically anywhere, anytime.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Vuzix Europe and Vuzix Finland, OY. All significant inter-company transactions have been eliminated.

Segment Data, Geographic Information and Significant Customers

The Company is not organized by market and is managed and operated as one business. A single management team that reports to the chief operating decision maker comprehensively manages the entire business. The Company does not operate any material separate lines of business or separate business entities. Accordingly, the Company does not accumulate discrete information, other than product revenue and material costs, with respect to separate product lines and does not have separately reportable segments as defined by FASB ASC Topic 280, “Disclosures about Segments of an Enterprise and Related Information,”

Shipments to customers outside of the United States approximated 36% and 27% of sales in 2013 and 2012, respectively. No single international country represented more than 10% of revenues. The Company does not maintain significant amounts of long-lived assets outside of the United States other than tooling held by its third party manufacturers, primarily in China.

F-18

VUZIX CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company has at times had a concentration of sales to the U.S. government, the majority of which was reported as discontinued operations and they amounted to approximately 17% and 11% of sales in 2013 and 2012, respectively. Accounts receivable from the U.S. government accounted for 79% and -0-% of accounts receivable at December 31, 2013 and 2012, respectively. Another customer, who is also a minority stockholder, represented -0-% and 10% of our total revenues, all of which was reported as sales from discontinued operations in 2012.

Foreign Currency Transactions

The U.S. dollar is the functional currency of the Company’s foreign subsidiaries. Gains and losses arising upon settlement of foreign currency denominated transactions or balances are included in the determination of income.

Use of Estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at year end and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Concentration of Credit Risk

The Company performs ongoing credit evaluations of its customers’ financial condition and maintains an allowance for uncollectible accounts receivable based upon the expected collectability of all accounts receivable.

Cash and Cash Equivalents

The Company’s cash received is applied against its revolving line of credit on a periodic basis based on projected monthly cash flows, reducing interest expense. Cash and cash equivalents can include highly liquid investments with original maturities of three months or less.

Fair Value of Financial Instruments

The Company’s financial instruments primarily consists of cash and cash equivalents, accounts receivable, inventories, prepaid expenses and other assets, accounts payable, lines of credit, current portion of long-term debt and capital leases, customer deposits, accrued expenses, and income taxes payable.

As of the consolidated balance sheet date, the estimated fair values of the financial instruments were not materially different from their carrying values as presented due to the short maturities of these instruments and that the interest rates on the borrowing approximate those that would have been available for loans for similar remaining maturity and risk profiles at respective year ends.

F-19

 VUZIX CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Allowance for Doubtful Accounts

The Company establishes an allowance for uncollectible trade accounts receivable based on the age of outstanding invoices and management’s evaluation of collectability of outstanding balances. These provisions are established when the aging of outstanding amounts exceeds allowable terms and are re-evaluated at each quarter end for adequacy. In determining the adequacy of the provision, the Company considers known uncollectible or at risk receivables.

Provision for Future Warranty Costs

Warranty costs are accrued, to the extent that they are not recoverable from third party manufacturers, for the estimated cost to repair or replace products for the balance of the warranty periods. The Company’s products are covered by standard warranty plans that extend normally 12 months to 24 months from the date of product shipment. The Company provides for the costs of expected future warranty claims at the time of product shipment or over-builds to cover replacements. The adequacy of the provision is assessed at each quarter end and is based on historical experience of warranty claims and costs.

Inventories

Inventories are valued at the lower of cost, or market using the first-in, first-out method. The Company does include direct overhead costs in its inventory valuation costing. The Company records provisions for excess, obsolete or slow moving inventory based on changes in customer demand, technology developments or other economic factors. The Company’s products have product life cycles that range on average from two to three years currently. At both the product introduction and product discontinuation stage, there is a higher degree of risk of inventory obsolescence. The provision for obsolete and excess inventory is evaluated for adequacy at each quarter end. The estimate of the provision for obsolete and excess inventory is partially based on expected future product sales, which are difficult to forecast for certain products.

Revenue Recognition

The Company recognizes revenue from product sales in accordance with FASB ASC Topic 605 “Revenue Recognition”. Product sales represent the majority of the Company’s revenue. The Company recognizes revenue from these product sales when persuasive evidence of an arrangement exists, delivery has occurred or services have been provided, the sale price is fixed or determinable, and collectability is reasonably assured. Additionally, the Company sells its products on terms which transfer title and risk of loss at a specified location, typically shipping point. Accordingly, revenue recognition from product sales occurs when all factors are met, including transfer of title and risk of loss, which typically occurs upon shipment by the Company. If these conditions are not met, the Company will defer revenue recognition until such time as these conditions have been satisfied. The Company collects and remits sales taxes in certain jurisdictions and reports revenue net of any associated sales taxes. The Company also sells certain products through distributors who are granted limited rights of return for stock balancing against purchases made within a prior 90 day period, including price adjustments downwards that the Company implements on any existing inventory. The provision for product returns and price adjustments is assessed for adequacy both at the time of sale and at each quarter end and is based on recent historical experience and known customer claims.

F-20

VUZIX CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Revenue from any engineering consulting and other services is recognized at the time the services are rendered. The Company accounts for its longer-term development contracts, which to date have all been firm fixed-priced contracts, on the percentage-of-completion method, whereby income is recognized as work on contracts progresses, but estimated losses on contracts in progress are charged to operations immediately. The percentage-of-completion is determined using the cost-to-cost method. Amounts are generally billed on a monthly basis. To date all such contracts have been less than one calendar year in duration.

The Company recognizes software license revenue under ASC 985-605 “Software Revenue Recognition” and under ASC 605-25 “Revenue Arrangements with Multiple Deliverables”, and related interpretations, as amended. Licensed software may be sold as a stand-alone element, with other software elements, or in conjunction with hardware products. When the Company’s products consists of more than one element, it is considered to be a multiple element arrangement (MEA). When sold as a stand-alone element, the revenue is recognized upon shipment as discussed above. When sold as part of a MEA, revenue from the licensed software is recognized when the product and embedded software is shipped to the customer.

For either a single element transaction or a MEA, the Company allocates consideration to all deliverables based on their relative stand-alone selling prices. Amendments to ASC 605-25, which became effective January 1, 2011, establish a hierarchy to determine the stand-alone selling price as follows:

•	Vendor Specific Objective Evidence of the fair value (VSOE),
•	Third Party Evidence (TPE)
•	Best Estimate of the Selling Price (ESP)

Sales which constitute a MEA are accounted for by determining if the elements can be accounted for as separate accounting units, and if so, by applying values to those units, per the hierarchy above. If VSOE is not available, management estimates the fair selling price using historical pricing for similar items, in conjunction with current pricing and discount policies.

Revenue from licensed software is recognized upon shipment and in accordance with industry-specific software recognition accounting guidance. Software updates that will be provided free of charge are evaluated on a case-by-case basis to determine whether they meet the definition of an upgrade and create a multiple element arrangement. The consideration allocated to the unspecified software upgrade rights and non-software services is deferred and recognized rateably over the 24-month estimated life of the devices. The Company’s BESP for the unspecified software upgrade right and non-software services is $25 per unit for the M100 Smart Glass.

Fees charged to customers for post-contract Technical Support are recognized ratably over the term of the contract. Costs related to maintenance obligations are expensed as incurred.

Tooling and Equipment

Tooling and equipment are stated at cost. Depreciation of tooling and equipment is provided for using the straight-line method over the following estimated useful lives:

Computers and Software	3 years
Manufacturing Equipment	5 years
Tooling	3 years
Furniture and Equipment	5 years

F-21

Repairs and maintenance costs are expensed as incurred. Asset betterments are capitalized.

Patents and Trademarks

The Company capitalizes the costs of obtaining its patents and registration of Trademarks. Such costs are accumulated and capitalized during the filing periods, which can take several years to complete. Successful applications that result in the granting of a patent or trademark are then amortized over 15 years on a straight-line basis. Unsuccessful applications are written off and expensed in the fiscal period where the application is abandoned or discontinued.

Software Development Costs

The Company capitalizes the costs of obtaining its software once technological feasibility has been determined by management. Such costs are accumulated and capitalized and projects can take several years to complete. Unsuccessful or discontinued software projects are written off and expensed in the fiscal period where the application is abandoned or discontinued. Costs incurred internally in researching and developing a computer software product are charged to expense until technological feasibility has been established for the product. Once technological feasibility is established, all software costs are capitalized until the product is available for general release to customers. Judgment is required in determining when technological feasibility of a product is established. Generally, this occurs shortly before the products are released to manufacturing. The amortization of these costs is included in cost of revenue over the estimated life of the products, which currently is estimated as 3 years using a straight-line basis.

Long-Lived Assets

The Company regularly assesses all of its long-lived assets for impairment when events or circumstances indicate their carrying amounts may not be recoverable, in accordance with FASB ASC Topic 360-10, “Accounting for the Impairment or Disposal of Long-Lived Assets.” In 2013, an impairment charge of $73,423 was recorded related to abandoned patents and trademarks. In 2012, an impairment charge of $64,703 was recorded related to abandoned patents and trademarks.

Research and Development

Research and development costs, are expensed as incurred consistent with the guidance of FASB ASC Topic 730, “Research and Development,” and include employee related costs, office expenses, third party design and engineering services, and new product prototyping costs. Costs incurred internally in researching and developing a computer software product are charged to expense until technological feasibility has been established for the product.

Shipping and Handling Costs

Amounts charged to customers and costs incurred by the Company related to shipping and handling are included in net sales and cost of goods sold, respectively, in accordance with FASB ASC Topic 605-45, “Revenue Recognition – Principal Agent Consideration”, “Accounting for Shipping and Handling Fees and Costs.”

F-22

VUZIX CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Advertising

Advertising costs are expensed as incurred and recorded in “Selling and Marketing” in the Consolidated Statements of Operations. Advertising expense for the years ended December 31, 2013 and 2012 amounted to $231,552 and $253,815, respectively. These amounts are inclusive of $4,500 in 2012 that are included in Discontinued Operations.

Income Taxes

The Company accounts for income taxes in accordance with FASB ASC Topic 740-10, “Income Taxes.” Accordingly, the Company provides deferred income tax assets and liabilities based on the estimated future tax effects of differences between the financial and tax bases of assets and liabilities based on currently enacted tax laws. A valuation allowance is established for deferred tax assets in amounts for which realization is not considered more likely than not to occur.

The Company reports any interest and penalties accrued relating to uncertain income tax positions as a component of the income tax provision.

Earnings Per Share

Basic earnings per share is computed by dividing the net (loss) income less accrued dividends on any outstanding preferred stock by the weighted average number of common shares outstanding for the period. Diluted earnings per share calculations reflect the assumed exercise of all dilutive employee stock options and warrants applying the treasury stock method promulgated by FASB ASC Topic 260, “Earnings Per Share” and the conversion of any outstanding convertible preferred shares or notes payable that are-in-the-money, applying the as-if-converted method. However, if the assumed exercise of stock options and warrants and the conversion of any preferred shares or convertible notes payable are anti-dilutive, basic and diluted earnings per share are the same for all periods.

Stock-Based Employee Compensation

The Company accounts for share-based compensation to employees and directors in accordance with FASB ASC Topic 718 “Compensation Stock Expense,” which requires that compensation expense be recognized in the consolidated financial statements for share-based awards based on the grant-date fair value using a Black-Scholes valuation model of those awards. The Company uses the fair market value of our common stock on the date of each option grant based on market price of the Company’s common shares on the TSX Venture Exchange and since August 5, 2013 on the OTCQB. Stock-based compensation expense includes an estimate of forfeitures and is recognized over the requisite service periods of the awards on a straight-line or graded vesting basis, which is generally commensurate with the vesting term. As a result of the adoption of FASB ASC Topic 718, stock-based compensation expense associated with stock option grants for the years ending December 31, 2013 and 2012 was $159,272 and $172,233, respectively.

The Company issues new shares upon stock option exercises. Please refer to Note 22, Stock Option Plans, for further information.

F-23

VUZIX CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Derivative Liability and Fair Value Measurements

The Company has adopted the provisions of FASB ASC Topic 820, “Fair Value Measurements and Disclosures” as of January 1, 2008 for financial instruments. This standard defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. ASC 820 clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. ASC 820 permits an entity to measure certain financial assets and financial liabilities at fair value with changes in fair value recognized in earnings each period. In accordance with ASC 815-10-25, we measured the derivative liability using a Lattice pricing model at their issuance date and subsequently they are remeasured. Accordingly, at the end of each quarterly reporting date the derivative fair market value is remeasured and adjusted to current market value. Derivatives that have more than one year remaining in their life are shown as long term derivative liabilities.

ASC 820 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value. Level 1 inputs are quoted prices in active markets for identical assets or liabilities. Level 2 inputs are inputs other than quoted prices included in Level 1 that are directly or indirectly observable for the asset or liability. Such inputs include quoted prices in active markets for similar assets and liabilities, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability, or inputs derived principally from or corroborated by observable market data by correlation or other means. Level 3 inputs are unobservable inputs for the asset or liability. Such inputs are used to measure fair value when observable inputs are not available.

Recent Accounting Pronouncements

In December 2011, the FASB issued new guidance which requires enhanced disclosures on offsetting amounts within the balance sheet, including disclosing gross and net information about instruments and transactions eligible for offset or subject to a master netting or similar agreement. The guidance is effective for the company beginning January 1, 2013 and is to be applied retrospectively. The adoption of this guidance, which is related to disclosure only, did not have an impact on the company’s consolidated financial position, results of operations or cash flows.

There are no other recent accounting pronouncements that are expected to have a material impact on the consolidated financial statements.

F-24

VUZIX CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 3 —Going Concern Issues

The Company’s independent registered public accounting firm’s report issued on our consolidated financial statements for the years ended December 31, 2013 and 2012 included an explanatory paragraph describing the existence of conditions that raise substantial doubt about the Company’s ability to continue as a going concern, including continued operating losses and the potential inability to pay currently due debts. The Company has incurred a net loss from continuing operations consistently over the last 2 years. The Company incurred annual net losses from its continuing operations of $10,146,228 in 2013 and $4,747,387 in 2012, and has an accumulated deficit of $36,292,532 as of December 31, 2013. The Company’s ongoing losses have had a significant negative impact on the Company’s financial position and liquidity.

The Company’s cash requirements are primarily for funding operating losses, working capital, research, principal and interest payments on debt obligations, and capital expenditures. Historically, the Company has met these cash needs by borrowings under notes, sales of convertible debt, the sales of equity securities and the sale of assets. The major transactions over the last two years included:

-	The sale of assets relating to the Company’s Tactical Display Group business (the “TDG Assets”) on June 15, 2012 and subsequent debt repayments and debt deferrals. The Company received net proceeds of $7,520,197.
-	On March 21, 2013, the Company issued a five year secured 16% convertible debenture in the amount of $800,000. The entire principal amount and related accrued interest of this loan along with a $160,000 early repayment penalty was repaid upon the closing of the Company’s public offering on August 5, 2013.
-	On July 15, 2013, the Company issued a five year secured 16% convertible debenture in the amount of $200,000. The entire principal amount and related accrued interest of this loan along with a $40,000 early repayment penalty was repaid upon the closing of the Company’s public offering on August 5, 2013.
-	On August 5, 2013, the Company closed its public offering of 4,025,000 shares of common stock, and warrants to purchase up to an aggregate of 4,025,000 shares of common stock, at a public offering price of $2.00 per share and $0.0001 per warrant. The warrants have a per share exercise price of $2.25, are exercisable immediately, and expire 5 years from the date of issuance. Total gross proceeds from the public offering were $8,050,000, before underwriting discounts and commissions and other offering expenses payable by Vuzix of $1,358,641. Simultaneous with the closing of this public offering $2,316,007 in outstanding secured debt and accrued interest thereon, converted into common stock and warrants with the same material terms at a conversion price equal to the offering price of $2.00. Additionally $1,642,569 in outstanding long-term accrued compensation and accrued interest owed to our officers was converted into common stock and similar warrants at a conversion price equal to the offering price of $2.00.

The above public offering and related debt conversions and repayments have allowed the Company to cure all its prior debt defaults. Since the closing of the public offering on August 5, 2013, the Company has had the financial resources to better execute on its business plans and reduced the doubt about its ability to continue as a going concern. However the Company’s continued operating losses and large composition of old accounts payable continues to affect the efficient operations of the Company and slows new product development.

The Company’s cash requirements depend on numerous factors, including new product development activities, our ability to commercialize our products, their timely market acceptance, selling prices and gross margins, and other factors. To the extent the Company has sufficient operating funds, it expects to carefully devote capital resources to the development of new products and to continue its waveguide and HD display engine development programs, hire and train additional staff, and undertake new product marketing activities. Such expenditures, along with further future net operating losses, product tooling expenses, and related working capital investments, will be the principal use of cash. The Company must grow its business significantly to become profitable and self-sustaining on a cash flow basis or it will be required to raise new capital.

The Company’s management intends to take actions necessary to continue as a going concern, as discussed herein, and accordingly our consolidated financial statements have been prepared assuming that we will continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Management’s plans concerning these matters and managing our liquidity includes among other things:

•	managing working capital through better optimization of inventory levels;

•	focusing on selling higher gross margin products, which will mean a greater emphasis on augmented reality and smart glasses products;

•	the introduction of see-through waveguide and new higher resolution Video Eyewear;

•	reducing operating costs wherever possible;

•	minimizing capital expenditures by eliminating, delaying or curtailing discretionary and non-essential spending;

•	deferring some research and development and delaying some planned new products based on new technology;

•	exploring options with respect to new equity financings or debt borrowings; and

•	exploring the licensing of our IP

The Company and its management cannot make assurances as to whether any of these actions can be effected on a timely basis, on satisfactory terms or maintained once initiated, and even if successful, whether its liquidity plan will limit certain of our operational and strategic initiatives designed to grow the business over the long term or whether such initiatives will be limited by the availability of capital.

Continued increases in product sales and engineering services will be important steps to achieving cash-flow positive operations. The Company in calendar 2014 is now effectively shipping all new models and products as compared to its offerings last year. However, if these products are not successful within a reasonable time period, we will have to raise additional capital to maintain operations and/or materially reduce our operating and new product development costs. New products incorporating our waveguide optics and HD resolution Video Eyewear products may be delayed as a result.

If the Company is required to raise additional funds by selling additional shares of its capital stock, or securities convertible into shares of its capital stock, the ownership interest of existing shareholders may be diluted. The amount of dilution could be increased by the issuance of warrants or securities with other dilutive characteristics, such as full ratchet anti-dilution clauses or price resets. The Company can give no assurance that it will be able to obtain additional financing on favorable terms or at all. If it is unable to become profitable and self-sustaining on a cash flow basis and needs to obtain future external funding, the Company could be forced to delay, reduce or eliminate its research and development programs, future commercialization efforts or otherwise curtail its business, which could adversely affect its business prospects. These factors raise substantial doubt about our ability to continue as a going concern.

F-25

VUZIX CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 4 — Discontinued Operations

In an effort to improve working capital, cure then existing debt defaults and pay down debts, on June 15, 2012, the Company sold and licensed those of its assets (including equipment, tooling, certain patents and trademarks) (the “TDG Assets”) that comprised its tactical defense group, which engaged in the business of selling and licensing products and providing services, directly and indirectly, to military, defense and security organizations (the “Business”). We recorded a gain of $5,837,607 from the asset sale.

In accordance with ASC 205-20, the sale of the TDG Assets have been accounted for as discontinued operation. Accordingly, the operating results of the TDG Assets for the years ended December 31, 2013 and 2012 have been reclassified as discontinued operations on the Consolidated Statement of Operations. Below is a summary of these results:

	For Years
	Ended December 31,
	2013	2012

Sales of Products	$—	$1,768,754
Sales of Engineering Services	—	358,921

Total Sales	—	2,127,675

Total Cost of Sales	—	1,273,907

Gross Profit	—	853,768

Operating Expenses:
Research and Development	—	295,138
Selling and Marketing	—	200,378
General and Administrative	—	—
Depreciation and Amortization	—	—
Interest Expense on Senior Debt*	—	353,584
Amortization Senior Debt Discount*	—	752,248
Income (Loss) from Discontinued Operations	—	(747,580)

Gain (Loss) on Disposal of Discontinued Operations	—	5,837,607
Provision (Benefit) for Income Taxes (Note 21)	—	19,800
	—	5,817,807
Net Income (Loss) from Discontinued Operations	$—	$5,070,227

Basic Income (Loss) per Share	$—	$1.43
Diluted Income (Loss) per Share	$—	$1.43
Weighted-average Shares Outstanding Basic (Note 6)	—	3,536,865
Weighted-average Shares Outstanding Diluted (Note 6)	—	3,651,100

* Amounts reported represent the interest expense and the amortization of the discount on the Senior Term debt that was required to be repaid from the proceeds of the TDG Asset sale.

F-26

VUZIX CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 5 — Gain on Asset Disposal

In an effort to improve working capital, cure then existing debt defaults and pay down debts, on June 15, 2012, the Company entered into an Asset Purchase Agreement (the “Agreement”) between the Company and TDG Acquisition Company, LLC, a Delaware limited liability company (“TDG”). Pursuant to the Agreement, the Company sold and licensed those of its assets (including equipment, tooling, certain patents and trademarks) (the “TDG Assets”) that comprised its tactical defense group, which engaged in the business of selling and licensing products and providing services, directly and indirectly, to military, defense and security organizations (the “Business”). The Business included sale of the Company’s proprietary Tac-Eye displays and its night vision electronics and optics module products. The Company received a worldwide, royalty free, assignable grant-back license to all the patents and other intellectual property sold to TDG, for use in the manufacture and sale of products other than in the military, defense and security markets. The Company retained the right to sell goods and services to other end user consumers, and to TDG and TDG and the Company jointly received the right to sell goods and services into all markets other than the military, defense and security markets and the consumer market. Each party agreed to refer to the other, business opportunities for the sale of products and services in its markets. Also pursuant to the Agreement, the Company and TDG entered into a Vuzix Authorized Reseller Agreement, pursuant to which TDG is authorized as the exclusive reseller of the Company’s current and future products to military, defense and security organizations, unless TDG elects to have the Company make such sales directly.

The purchase price paid to the Company by TDG consists of two components: $8,345,793 net of adjustments, which was paid at closing, and up to an additional $2.5 million, which would be received only if TDG achieves certain quarterly and annual revenue targets from sales of goods and services to military, defense and security organizations. None of the $2.5 million was received during the measurement period. The purchase price was determined by arm’s length negotiations between the parties.

The following represents the major components of the reported gain on sale:

Net Sales Price	$8,345,793
Less:
Professional Fees on Sale of Assets	(825,596)
Accounts Receivable Sold	(299,599)
Inventories Sold	(1,135,042)
Tooling & Equipment Sold	(120,832)
Patents and Trademarks Sold	(113,117)
Federal Income Tax	(19,800)
Sales Taxes on Asset Sale	(14,000)

Net Gain on Sale of Asset	$5,817,807

Note 6 — Net Earnings (Loss) Per Share (EPS)

ASC 260-10 “Earnings Per Share” requires the Company to calculate its net income (loss) per share based on basic and diluted net income (loss) per share, as defined. Basic EPS excludes dilution and is computed by dividing net income (loss) by the weighted average number of shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. The dilutive effect of outstanding options and warrants issued by the Company, are reflected in diluted EPS using the treasury stock method. Under the treasury stock method, options and warrants will generally have a dilutive effect when the average market price of common stock during the period exceeds their exercise price. The dilutive effect of any outstanding convertible debt issued by the Company is reflected in diluted EPS using the if-converted method. For periods of net loss, basic and diluted EPS are the same as the assumed exercise of stock options and warrants and the conversion of convertible debt are anti-dilutive.

F-27

VUZIX CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Year Ended December 31,
	2013	2012

Net (Loss) from Continuing Operations (A)	$(10,146,228)	$(4,747,387)

Net Income (Loss) (B)	$(10,146,228)	$322,840
Add - Interest savings from converted debt	—	114,537
Adjusted Diluted Net Income (Loss) (F)	$(10,146,228)	$437,377

Weighted Average Shares Outstanding:
Weighted average basic shares outstanding (C)	5,988,595	3,536,865
Dilutive effect of options and warrants	2,984,199	31,354
Dilutive effect of convertible debt	-	82,881

Weighted Average Dilutive Shares Outstanding (D)	8,972,794	3,651,100

Earnings (Loss) Per Share From Continuing Operations
Basic (A/C)	$(1.69)	$(1.34)
Diluted (1) (2)	$(1.69)	$(1.34)

Earnings (Loss) Per Share
Basic (B/C)	$(1.69)	$0.09
Diluted (F/D) (1)	$(1.69)	$0.09

(1)	Due to net loss for period, dilutive loss per share is the same as basic.
(2)	Due to the antidilutive impact of the convertible debt under the if-converted method, the diluted earnings per share is the same as basic.

Note 7 — Accounts Receivable, Net

Accounts receivable consisted of the following:

	December 31, 2013	December 31, 2012

Accounts Receivable	$214,920	$170,600
Less: Allowance for Doubtful Accounts	—	—

Net	$214,920	$170,600

Note 8 — Inventories, Net

Inventories consisted of the following:

	December 31, 2013	December, 31, 2012

Purchased Parts and Components	$1,094,250	$945,550
Work in Process	153,065	46,259
Finished Goods	280,279	259,112
Less: Reserve for Obsolescence	(573,967)	(563,740)

Net	$953,627	$687,181

F-28

VUZIX CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 9 — Deferred Offering Costs

Deferred offering costs consist principally of legal, accounting and underwriters’ fees incurred related to the public offering of the Company’s common stock and warrants as discussed in Note 3, which were charged to capital as of the completion of the offering on August 5, 2013.

	December 31, 2013	December 31, 2012

Professional and agents’ fees paid	$—	$57,500
Professional and agents’ fees included Accrued Expenses	—	142,071

Total	$—	$199,571

Note 10 — Tooling and Equipment, Net

Tooling and equipment consisted of the following:

	December 31, 2013	December 31, 2012

Tooling and Manufacturing Equipment	$1,748,006	$1,685,006
Computers and Software	645,429	615,567
Furniture and Equipment	749,233	763,134

	$3,142,668	$3,063,707
Less: Accumulated Depreciation	(2,696,339)	(2,398,740)

Net	$446,329	$664,967

Total depreciation expense for tooling and equipment for the years ending December 31, 2013 and 2012 was $322,861 and $409,421, respectively.

Note 11 — Patents and Trademarks, Net

	December 31, 2013	December 31, 2012

Patents and Trademarks	$777,593	$803.687
Less: Accumulated Amortization	(281,985)	(252,380)

Net	$495,608	$551,307

Total amortization expense for patents and trademarks for the years ending December 31, 2013 and 2012 it was $54,979 and $59,396, respectively. The estimated aggregate annual amortization expense for each of the next five fiscal years is $50,058. We recorded an impairment charge of $73,423 representing cost of $98,798, less accumulated amortization of $25,375 for the year ending December 31, 2013. We recorded an impairment charge of $64,703 representing cost of $171,868, less accumulated amortization of $107,165 for the year ending December 31, 2012 regarding our abandoned patents and trademarks.

F-29

VUZIX CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 12 — Software Development Costs

	December 31, 2013	December 31, 2012

Software Development Costs	$240,561	$—
Less: Accumulated Amortization	—	—

Net	$240,561	$—

Total amortization expense for capitalized software development costs for the years ending December 31, 2013 and 2012 was $-0-, respectively. These costs will be amortized over 3 years. No amortization was recorded in 2013 because the related software project was not completed as of December 31, 2013.

Note 13 — Lines of Credit

The Company has available a $112,500 line of credit with interest payable at the bank’s prime rate plus 1%. The line is unsecured and personally guaranteed by an officer of the Company. The outstanding balance on this line of credit amounted to $-0- and $112,500 at December 31, 2013 and 2012, respectively.

Note 14 — Notes Payable

Notes payable represent promissory notes payable by the Company.

	December 31, 2013	December 31, 2012

Note payable to officers and shareholders of the Company. Principal along with accrued interest is payable on demand and paid on December 31, 2014. The notes bear interest at 18.5% and secured by all the assets of the Company.	$229,787	$165,738
Note payable secured by all the assets of Company and the guarantee of its President and CEO. The effective interest rate is 31%. The note is to be repaid in 12 blended monthly payments of $5,645.	37,383	46,737
Note payable to an officer of the Company due on December 31, 2013. The note bears interest at 7.49% and monthly principal payments of $2,691 plus accrued interest are required. The note is secured by all the assets of the Company.	11,297	45,734
	$278,467	$258,209

Note 15 — Customer Deposits

Customer deposits represents money the Company received in advance of providing a product or engineering services to a customer. These deposits include against unfulfilled deliverables of multiple-element products, including unspecified post-delivery support and software updates. Included in Customer Deposits is Unearned Revenue of $39,700 as of December 31, 2013 as compared to $-0- in 2012. All such deposits are short term in nature as the Company delivers the product, unfulfilled portions or engineering services to the customer before the end of its next annual fiscal period. These deposits are credited to the customer against product deliveries or at the completion of their order.

F-30

VUZIX CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 16 — Accrued Expenses

Accrued expenses consisted of the following:

	December 31, 2013	December 31, 2012
Accrued Wages and Related Costs	$91,385	$31,197
Accrued Compensation	360,670	181,322
Accrued Professional Services	69,500	181,227
Accrued Warranty Obligations	31,619	93,788
Other Accrued Expenses	1,090	32,138

Total	$554,264	$519,672

The Company has warranty obligations in connection with the sale of certain of its products. The warranty period for its products is generally one year except in European countries where it is two years. The costs incurred to provide for these warranty obligations are estimated and recorded as an accrued liability at the time of sale. The Company estimates its future warranty costs based on product-based historical performance rates and related costs to repair.

The changes in the Company’s accrued warranty obligations for the years ended December 31, 2013 and 2012 were as follows:

Accrued Warranty Obligations at December 31, 2011	$118,611
Reductions for Settling Warranties	(126,308)
Warranty Issued During Year	101,485

Accrued Warranty Obligations at December 31, 2012	$93,788
Reductions for Settling Warranties	(74,287)
Warranty Issued During Year	12,118
Accrued Warranty Obligations at December 31, 2013	$31,619

Note 17 – Derivative Liability and Fair Value Measurements

The Company recognized a derivative liability for the warrants to purchase 186,480 shares of its common stock issued in connection with the $800,000 convertible senior secured debenture issued on March 21, 2013. These warrants have a cashless exercise provision effective six months after the issuance date and an exercise price that is subject to adjustment in the event of subsequent equity sales at a lower purchase price (subject to certain exceptions) within the first six months. In accordance with ASC 820-10-35 we measured the derivative liability using a Black-Scholes pricing model at the March 21, 2013 issuance date. On September 21, 2013, the exercise price adjustment feature expired causing the warrants to no longer require derivative accounting treatment. Accordingly the derivative liability was marked to market on September 21, 2013 and the fair value of $526,245 related to these warrants was reclassified to Additional Paid-in Capital. See Note 23: Warrants for additional information on the warrants issued.

F-31

VUZIX CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company recognized a derivative liability for the warrants to purchase 38,168 shares of its common stock issued in connection with the $200,000 convertible senior secured debenture issued on July 15, 2013. These warrants have a cashless exercise provision effective six months after the issuance date and an exercise price that is subject to adjustment in the event of subsequent equity sales at a lower purchase price (subject to certain exceptions) within the first six months. In accordance with ASC 815-10-25, we measured the derivative liability using a Monte Carlo Options Lattice pricing model at the July 15, 2013 issuance date and subsequently remeasured the liability on December 31, 2013. See Note 23: Warrants for additional information on the warrants issued.

The Company recognized a derivative liability for the warrants to purchase 6,004,288 shares of its common stock issued in connection with the equity offering and related debt conversions issued on August 5, 2013. These warrants have a cashless exercise provision and an exercise price that is subject to adjustment in the event of subsequent equity sales at a lower purchase price (subject to certain exceptions) along with full-ratchet anti-dilution provisions. In accordance with ASC 815-10-25, we measured the derivative liability using a Lattice pricing model at the August 5, 2013 issuance date and subsequently remeasured the liability on December 31, 2013. See Note 23: Warrants for additional information on the warrants issued.

The Company recognized a derivative liability for the warrants to purchase 127,717 shares of its common stock issued in connection with obtaining the permission of the Company’s senior debt holders for its August 5, 2013 public equity offering. These warrants have a cashless exercise provision effective six months after the issuance date and an exercise price that is subject to adjustment in the event of subsequent equity sales at a lower purchase price (subject to certain exceptions) within the first six months. In accordance with ASC 815-10-25, we measured the derivative liability using a Lattice pricing model at the August 5, 2013 issuance date and subsequently remeasured the liability on December 31, 2013. On September 21, 2013 the exercise price adjustment feature expired for 102,357 of these warrants, causing these warrants to no longer require derivative accounting treatment. Accordingly the associated derivative liability was marked to market on September 21, 2013 and these warrants were reclassified to Additional Paid-in Capital. The remaining 25,360 warrants were subsequently remeasured as December 31, 2013. See Note 23: Warrants for additional information on the warrants issued.

Accordingly, at the end of each quarterly reporting date the derivative fair market value is remeasured and adjusted to current market value. The total derivative liability was revalued to $12,035,816 based on the closing price of our common shares as of December 31, 2013, resulting in a loss of $3,575,278 on the derivative’s valuation for the year ending December 31, 2013 and $-0- for the same period in 2012.

The Company concluded that the Put embedded in the senior secured convertible debentures in the event of the Company’s default under the Debenture had such minimal value that it did not record an additional and separate liability for this contingency. Both debentures were repaid in full on August 5, 2013.

The Company has adopted ASC Topic 820 (originally issued as SFAS 157, “Fair Value Measurements”) for financial instruments measured at fair value on a recurring basis. ASC Topic 820 defines fair value, establishes a framework for measuring fair value in accordance with accounting principles generally accepted in the United States and expands disclosures about fair value measurements.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC Topic 820 establishes a three-tier fair value hierarchy which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements). These tiers include:

-      Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

-      Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

F-32

VUZIX CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

-      Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

We measure certain financial instruments at fair value on a recurring basis. Assets and liabilities measured at fair value on a recurring basis are as follows at December 30, 2013:

	Total	(Level 1)	(Level 2)	Level (3)
Assets	$—	$—	$—	$—

Total assets measured at fair value	—	—	—	—

Liabilities

Derivative Liability	12,035,816	—	—	12,035,816
Total liabilities measured at fair value (Long-Term)	$12,035,816	$—	$—	$12,035,816

	December 31, 2013	December 31, 2012
Fair value – beginning of period	$—	$—
Warrants issue	9,067,283	—
Reclassification of warrant liabilities to Additional Paid-in Capital	(526,245)	—
Reclassification of warrant exercises to Additional Paid-in Capital	(80,500)	—
Change in fair value	3,575,278	—

Fair value – end of period	$12,035,816	$—

For year ending December 30, 2013, the Monte Carlo Options Lattice pricing model was used to estimate the fair value of warrants issued during this period. The following summary table shows the assumptions used to compute the fair value of the warrants granted during 2013 at issuance and as of December 31, 2013 is:

	December 31, 2013	At Issuance
Assumptions for Pricing Model:
Expected term in years	4.2 to 4.6	4.62 to 5.0
Volatility range for years 1 to 5	56%	61 to 110%
Risk-free interest rate	1.75%	0.77 to 1.41%
Expected annual dividends	None	None

Value of warrants issued:
Fair value of warrants	$12,035,816	$9,067,283

Note 18 — Accrued Compensation

Accrued compensation represents amounts owed to officers of the Company for services rendered that remain outstanding. The principal is not subject to a fixed repayment schedule, and interest on the outstanding balances is payable at 8% per annum, compounding monthly. The respective interest amounts are included in Accrued Interest, under the Long-Term Liabilities. The unpaid principal amounts are shown as Long-Term Liabilities on the consolidated balance sheet.

	Accrued Compensation	Accrued Interest

Balance as at December 31, 2011	$810,096	$339,323
Additions 2012	200,000	103,315
Subtractions 2012	—	—
Balance as at December 31, 2012	1,010,096	442,638
Additions 2013	116,667	73,168
Subtractions 2013	(1,126,763)	(515,806)
Balance as at December 31, 2013	$—	$—

On March 27, 2013, the Company entered into a deferred compensation deferral and conversion option agreements with two of its officers, which agreements were subject to the closing of the Company’s planned public stock offering and which agreements were effective upon such closing on August 5, 2013. Pursuant to those agreements the officers each converted the entire long-term portion their deferred compensation amounts plus accrued interest into shares of the Company’s common stock and related warrants, at the conversion price of $2.00, equal to the offering price of the Company’s August 5, 2015 public stock offering. Current accrued compensation and general accrued wages as at December 31, 2013 and 2012 is included in Accrued Expenses – please refer to Note 16.

F-33

VUZIX CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 19 — Long-Term Debt

Long-term debt consisted of the following at December 31:

	December 31, 2013	December 31, 2012

Note payable to an officer of the Company. The principal was not subject to a fixed repayment schedule, bore interest at 8% per annum and was secured by all of the assets of the Company	$—	$209,208
Note payable to an officer of the Company. The principal and interest was subject to a fixed blended repayment schedule of 36 months, commencing July 15, 2013. The loan bore interest at 12% per annum and was secured by a subordinated position in all the assets of the Company.	—	225,719
Note payable for research and development equipment. The principal is subject to a fixed semi-annual repayment schedule commencing October 31, 2012 over 48 months.	256,727	396,004
The note carries a 0% interest, but imputed interest has been accrued based on a 12% discount rate and is reflected as a reduction in the principal.	(71,701)	(97,003)
Convertible, Senior Secured Term Debt. The principal was to be repaid over 15 months, with equal payments of principal beginning on October 15, 2012. The Company did not make any of the required principal payments and was in default. The loan bore interest at 13.5%, per annum, which was payable monthly on the 15th of each month. The loan was secured by a first security position in all the Intellectual Property assets of the Company and a security interest in all of the other assets of the Company that was subordinate only to the security interest that secures the Company’s working capital loan.	—	619,122
Long-term secured deferred trade payable for which the principal and interest was subject to a fixed blended repayment schedule of 24 and 36 months, commencing July 15, 2013. The deferred trade payable bears interest at 12% per annum and was secured by a subordinated position in all the assets of the Company.	—	1,320,643
Note payable for which the principal and interest is subject to a fixed blended repayment schedule of 36 months, commencing July 15, 2013. The loan bears interest at 12% per annum and is secured by a subordinated position in all the assets of the Company.	84,790	101,748
	$269,816	$2,775,441
Less: Amount Due Within One Year	(99,320)	(1,060,188)
Amount Due After One Year	$170,496	$1,715,253

The aggregate maturities reflect future cash principle payments exclusive of non-cash amortization discount for all long-term borrowings as of December 31, 2013 are as follows:

2014	2015	2016	2017	Thereafter	Total

$99,320	$100,064	$70,432	$—	$—	$269,816

F-34

VUZIX CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In connection with the sale of the TDG Assets, certain of the Company’s lenders entered into Loan Modification and Consent agreements pursuant to which each consented to the sale, as required by the loan agreements between the Company and each such lender, and released their security interests in the TDG Assets sold. Pursuant to a Loan Modification and Consent Agreement regarding the Company’s Convertible, Senior Secured Term Debt Loan, which was in default at the time of the sale, the Company paid this Senior Lender $4,450,000 in reduction of the obligations of the Company to the Senior Lender. The obligation of the Company to repay the remaining amount due to the Convertible Senior Secured Term Debt Lender, $619,122 was represented by a new note in that amount. This new note carried an interest rate of 13.5%, to be paid monthly. The principal amount of the note was to be repaid over 15 months, with equal principal payments commencing on October 15, 2012. The Company did not make any of its required principal payments. The note plus accrued interest was repaid in full on August 5, 2013.

Pursuant to its original transaction with the holder of the Senior Secured Term Debt, the Company issued to that lender warrants to purchase up to 533,333 shares of common stock (the “Warrants”), at an exercise price of $7.47 per share, exercisable at any time prior to December 23, 2014. The fair value of these Warrants, $1,010,379 was reflected as a discount against the loan amount, but because of the loan’s restructuring and the early repayment of the principal resulting from the TDG Assets sale, the unamortized discount of $636,678 was fully expensed in the second quarter of 2012.

Pursuant to the various other Loan Modification and Consent agreements, each secured term note payable holder agreed to defer further payments on their respective Note Payable due from the Company until July 15, 2013 after which the notes were to be repaid in 24 to 36 equal monthly installments.

On March 27, 2013, and amended thereafter, the Company entered into several debt conversion agreements with the respective holders of $2,374,682 of the long-term debt reflected in table above. Pursuant to the agreements, each lender agreed to convert its outstanding secured promissory note, together with accrued interest thereon into shares of the Company’s common stock, subject to the closing of the Company’s proposed public stock offering, at a conversion price equal to the public offering price. In connection with the closing of the public offering on August 5, 2013, $1,755,570 of these loan amounts plus accrued interest were converted to shares of common stock and warrants and the remainder was repaid.

On March 21, 2013, the Company entered into a Securities Purchase Agreement with Hillair Capital Management L.P. (Hillair), pursuant to which, on March 21, 2013, the Company issued to Hillair a $800,000 16% secured convertible debenture due March 21, 2018. The debenture bore interest at a rate of 16% per year, payable quarterly in cash or shares of common stock at the Company’s option. Commencing on February 1, 2014, the Company was required to redeem a certain amount under the debenture on a periodic basis in an amount equal to $200,000 on each of February 1, 2014, May 1, 2014 and August 1, 2014 and $50,000 on each of August 1, 2015, August 1, 2016, August 1, 2017 and March 21, 2018, until the debenture’s maturity date of March 21, 2018; payable in cash or common stock at our option subject to certain conditions. The debenture was convertible into shares of our common stock at a conversion price of $4.29 per share, subject to certain conversion price adjustments. In connection with the debenture issuance, the Company also issued to Hillair five-year warrants to purchase 186,480 shares of its common stock at an initial exercise price of $4.72 per share, which was subject to exercise price adjustments for only the first six months. Upon the closing of the public offering, the warrant exercise was reduced to $2.25. The warrants were reflected as a derivative liability on the balance sheet and recorded as a discount against the debenture. See Note 17 for further details. Upon the closing of the public offering on August 5, 2013, the debenture principal and accrued interest was repaid along with an early repayment penalty of $160,000, and the warrant exercise was reduced to $2.25.

On July 15, 2013, the Company entered into a Securities Purchase Agreement with Hillair, pursuant to which the Company issued to Hillair a $200,000 senior secured convertible debenture due March 21, 2018, and (ii) a common stock purchase warrant to purchase up to 38,168 shares of our common stock at an initial exercise price of $5.24 per share, which is subject to exercise price adjustments for the first six months. The warrants may be exercised at any time on or after July 15, 2013 until March 21, 2018. The warrants were reflected as a derivative liability on the balance sheet and recorded as a discount against the debenture. The debenture was convertible into shares of common stock at a conversion price of $5.24 per share, subject to adjustments upon certain events. Interest on the Debenture accrued at the rate of 16% annually and was payable quarterly on February 1, May 1, August 1 and November 1, beginning on August 1, 2013, on any redemption, conversion and at maturity. Interest was payable in cash or at the Company’s option in shares of our common stock, provided certain conditions are met. Commencing on February 1, 2014, the Company would have been obligated to redeem a certain amount under the debenture on a periodic basis in an amount equal to $50,000 on each of February 1, 2014, May 1, 2014 and August 1, 2014 and $12,500 on each of August 1, 2015, August 1, 2016, August 1, 2017 and March 21, 2018, until the debenture’s maturity date of March 21, 2018. Upon the closing of the public offering on August 5, 2013, the debenture principal and accrued interest was repaid along with an early repayment penalty of $40,000, and the warrant exercise was reduced to $2.25.

Upon closing of the debenture transaction, the Company retained Gentry Capital Advisors LLC (Gentry) as a financial advisor and agreed to pay Gentry a fee of $50,000 over a period of 4 months commencing upon the closing. The Company also issued to Gentry five-year warrants to purchase 20,000 shares of common stock at an exercise price of $4.72 per share. The fair value of these warrants upon grant was calculated as $66,603 and was reflected in the deferred debenture issuance costs. In connections with the issuance of the two debentures the Company incurred issuance costs which totaled $257,691, inclusive of the financial advisor’s warrant discussed above. These costs will be amortized on a straight-line basis over the five year life of the debenture.

The Company used cash from the August 5, 2013 offering for the repurchase and cancellation of the two debentures. As a result of the two debt repayments above, the Company incurred a loss on debt extinguishment of $1,272,296 which also includes $240,637 of unamortized capitalized debt issuance costs and $685,965 of unamortized debt discounts which were written-off.

F-35

VUZIX CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 20 — Capital Lease Obligations

The Company maintains equipment held under capital lease obligations due in monthly installments ranging from $1,419 to $2,049 including interest at rates ranging from 25.15% to 26.71%. The related equipment is collateral to the leases. Final payments are due through September 2015.

	December 31, 2013	December 31, 2012

Total Principal Payments	$41,552	$97,285
Less: Amount Due Within One Year	(24,670)	(57,244)

Amount Due After One Year	$16,882	$40,041

Annual requirements for retirement of the capital lease obligations are as follows:

December 31,	Amount

2014	$31,687
2015	18,445

Total Minimum Lease Payments	$50,132
Less: Amount Representing Interest	(8,580)

Present Value of Minimum Lease Payments	$41,552

The following is a summary of assets held under capital leases:

December 31,	2013	2012

Computers and Software	$30,692	$96,925
Furniture and Equipment	35,083	92,446

	$65,775	189,371
Less: Accumulated Depreciation	(52,275)	(81,190)

Net	$13,500	$108,181

Depreciation expense related to the assets under capital lease amounted to $17,247 and $34,433 for years ended December 31, 2013 and 2012, respectively.

F-36

VUZIX CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 21 — Income Taxes

The Company files U.S. federal and U.S. state tax returns. At December 31, 2013, the Company had unrecognized tax benefits totaling $11,405,522, of which would have a favorable impact on our tax provision (benefit), if recognized.

Pre-tax earnings consisted of the following for the years ended December 31, 2013 and 2012:

December 31,	2013	2012

Total Pre-Tax (Loss) Earnings	$(10,146,228)	$382,838

The provision (benefit) for income taxes for the years ended December 31, 2013 and 2012 was as follows:

	2013	2012

Current Income Tax Provision (Benefit)
Federal – (all related to Gain on Sale of Discontinued Operations)	$—	$19,800
State and Foreign	—	—
State Tax Credit Refund	—	—
Net Change in Liability for Unrecognized Tax Benefits	—	—
	$—	$19,800
Deferred Provision (Benefit)	—	—

Total Provision (Benefit)	$—	$19,800

A reconciliation of the statutory U.S. federal income tax rate to the effective rates for the years ended December 31, 2013 and 2012 is as follows:

	2013	2012
Federal Income Tax at Statutory Rate	34.4%	34.0%
State Tax Provision, Net of Federal Benefit	0.5%	3.5%
Foreign Income Taxed at Other Than 34%	(0.2)%	0.0%
Meals and Entertainment	0.0%	1.4%
Stock Compensation Expense	(0.6)%	16.1%
Research and Development Credits	(0.2)%	4.2%
Loss on Derivative Valuation	(12.2)%	0.0%
Debt Discount	(0.2)%	0.0%
Officer’s Life Insurance	0.0%	0.3%
Change in Rate Assumptions	41.0%	(114.5)%
Adjustments to Prior Year Tax Credits	0.7%	(11.6)%

Effective Tax Rate	63.2%	(66.6)%
Change in Valuations Allowance	(63.2)%	77.7%

Net Effective Tax Rate	0.0%	11.1%

F-37

VUZIX CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Deferred tax assets (liabilities) for the years ended December 31, 2013 and 2012 consist of the following:

	2013	2012

Inventory and Inventory Related Items	$196,871	$234,000
Warranty Reserves	10,845	32,000
Accrued Interest	9,673	152,000
Accrued Services	(1,887)	28,000
Accrued Loss Contingency	—	9,000
Accrued Officer Compensation	111,276	—
Net Operating Loss Carryforwards	9,739,496	2,881,000
Accrued Compensation	—	405,000
Amortization	(143,364)	—
(Gain)Loss on Fixed Assets	100,464	—
Patents Costs and Loss on Abandonment or Sale of Patents	(81,093)	—
Charitable Contributions	2,487	—
Unrealized Gains/Losses	47,049	—
Tax Credit Carryforwards	1,466,429	1,399,000
Depreciation	7,832	11,000

Total Gross Deferred Tax	$11,466,078	$5,151,000
Valuation Allowance — 100%	(11,466,078)	(5,151,000)

Net Deferred Tax	$—	$—

As of December 31, 2013, the Company has available $ 28,395,033 in net operating loss carryforwards which will begin to expire in 2018 if not utilized.

As the result of the assessment of the FASB ASC 740-10 (Prior Authoritative Literature: FASB Interpretation No. 48 (“FIN 48”), Accounting for Uncertainty in Income Taxes — An Interpretation of FASB Statement No. 109), the Company has no unrecognized tax benefits. By statute, tax years 2010 -2013 are open to examination by the major taxing jurisdictions to which the Company is subject.

Cash paid for income taxes during the years ended December 31, 2013 and December 31, 2012 were $32,533 and $19,012, respectively.

FASB ASC 740 (Prior Authoritative Literature: SFAS No. 109, Accounting for Income Taxes), requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on differing treatment of items for financial reporting and income tax reporting purposes. The deferred tax balances are adjusted to reflect tax rates by tax jurisdiction, based on currently enacted tax laws, which will be in effect in the years in which the temporary differences are expected to reverse. We have provided deferred income tax benefits on net operating loss carry-forwards to the extent we believe we will be able to utilize them in future tax filings.

Note 22 — Preferred Stock

Preferred stock

Shares of undesignated preferred stock may be issued in one or more series. The Board of Directors is authorized to establish and designate the different series and to fix and determine the voting powers and other special rights and qualifications. A total of 5,000,000 shares of preferred authorized are authorized as of December 31, 2013 and December 31, 2012. There were 0 shares issued or outstanding on December 31, 2013 and 2012. There were no preferred dividends owing as of December 31, 2013 or 2012.

F-38

VUZIX CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 23 — Stock Warrants

The following table shows the various changes in warrants for the years December 31, 2013 and 2012. A total of 6,551,654 warrants were issued during in 2013, with an aggregate fair value of $9,067,283, see Note 17 for further details. A total of 206,420 warrants were re-priced to $2.25 from $4.72 and 38,168 warrants were re-priced to $2.25 from $5.24 upon the closing of the public offering on August 5, 2013.

	December 31, 2013	December 31, 2012

Warrants Outstanding, Beginning of Year	656,641	867,628
Exercised During the Year	(59,300)	—
Issued During the Year	6,551,654	—
Forfeited During the Year	(1,220)	(210,987)

Warrants Outstanding, End of Year	7,147,775	656,641

The outstanding warrants as of December 31, 2013 expire from December 31, 2014 to August 5, 2018. The weighted average remaining term of the warrants is 4.2 years. The weighted average exercise price is $2.75 per share.

Note 24 — Stock Option Plans

The Company has the following Stock Option Plans (the “Plan”) that allow for the granting of both statutory and incentive stock options or ISOs, which can result in potentially favorable tax treatment to the participant, and non-statutory stock options. The exercise price per share subject to an option is determined by the administrator, but in the case of an ISO must not be less than the fair market value of a share of our common stock on the date of grant and in the case of a non-statutory stock option must not be less than 100% of the fair market value of a share of our common stock on the date of grant.

	2007 Plan	2009 Plan	Total
Outstanding as of December 31, 2013	79,009	135,509	214,518
Available for future issuance under plan	—	342,420	342,420
Totals authorized by plan	79,009	477,929	556,938

The Plan gives the Board of Directors of the Company the ability to determine vesting periods for all options granted under the Plan, and allows option terms to be up to ten years from the original grant date. Employees’ incentive stock options must vest at a minimum rate of 20% per year over a five year period, commencing on the date of grant. Most vest ratably over four years commencing on the date of the option grant. In the case of directors, such options are granted annually and they expire ten years after the date of their grant and vest ratably, on a monthly basis, over the next 12 months. Non-employee directors have vesting of 50% immediately on grant and the balance vest ratably, on a monthly basis, over the next 12 months. Advisors or consultants can have vesting range from 100 percent of the option grants vesting immediately to ratably, on a monthly basis, up to 48 months.

F-39

VUZIX CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes stock option activity for the years ended December 31, 2013 and 2012:

		Weighted
	Number of	Average	Exercise Price
	Shares	Exercise Price	Range

Outstanding at December 31, 2011	267,856	$8.87	$0.46 – $ 17.50
Granted	—	$—	$—
Exercised	—	$—	$—
Expired or Forfeited	(75,127)	$0.65	$0.46 – $ 2.17

Outstanding at December 31, 2012	192,729	$10.68	$1.71 – $ 17.50
Granted	45,000	$2.00	$2.00
Exercised	—	$—	$—
Expired or Forfeited	(23,211)	$2.71	$1.94 – $ 17.50
Outstanding at December 31, 2013	214,518	$9.72	$1.71 – $ 17.50

As of December 31, 2013, there were 200,387 options that were fully vested and exercisable at weighted average exercise price of $9.71 per share. The weighted average remaining contractual term on the vested options is 5.6 years.

The unvested balance of 14,131 options as of December 31, 2013, are exercisable at a weighted average exercise price of $9.91 per share. The weighted average remaining contractual term on the vested options is 6.6 years.

The following tables summarize stock option information at December 31, 2013:

Total Options Outstanding
Range of exercise price	Shares	Weighted average remaining life (yrs)	Weighted average exercise price

$1.71 to $2.00	57,723	7.6	$1.94
$7.50 to $11.25	102,637	6.6	$10.67
$15.00 to $17.50	54,158	3.6	$16.23
	214,518	6.1	$9.72

Exercisable Options Outstanding
		Weighted average remaining life	Weighted average
Range of exercise price	Shares	(yrs)	exercise price

$1.71 to $2.00	57,723	7.6	$1.93
$7.50 to $11.25	88,506	5.6	$10.78
$15.00 to 17.50	54,158	3.6	$16.22

	200,387	5.6	$9.71
F-40

VUZIX CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Unvested Options Outstanding
		Weighted average	Weighted
		remaining life	average
Range of exercise price	Shares	(yrs)	exercise price

$1.71 to $2.00	—	—	$—
$7.50 to $11.25	14,131	6.6	$9.91
$15.00 to $17.50	—	—	$—

	14,131	6.6	$9.91

The weighted average exercise price of options granted during 2013 was $2.00 with an aggregate value of $81,884.

There were no options granted in 2012.

Cash received from option exercises in 2013 and 2012, amounted to $-0- and $-0-, respectively. All of the shares issued out of common stock.

With respect to any non-qualified stock options and incentive stock options that are exercised and held for less than one year, the Company recognizes a tax benefit upon exercise in an amount equal to the tax effect of the difference between the option price and the fair market value of the common stock on the exercise date.

The table below summarizes the impact of outstanding stock options on the results of operations for the years ended December 31, 2013 and 2012:

December 31,	2013	2012

Stock-Based Compensation Expense:
Stock Options	$159,272	$172,233
Income Tax Benefit	—	—

Net Decrease in Net Income	$159,272	$172,233

Decrease in Earnings Per Share:
Basic	$0.027	$0.049
Diluted	$0.027	$0.048

F-41

VUZIX CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Black-Scholes-Merton option pricing model was used to estimate the fair value of share-based awards under FASB ASC Topic 718. The Black-Scholes-Merton option pricing model incorporates various and highly subjective assumptions, including expected term and expected volatility. For valuation purposes, stock option awards were categorized into two groups, stock option grants to employees and stock option grants to members of the Board of Directors.

The expected term of options granted was estimated to be the average of the vesting term, historical exercise and forfeiture rates, and the contractual life of the option. The expected volatility at the grant date is estimated using historical stock prices based upon the expected term of the options granted. The risk-free interest rate assumption is determined using the rates for U.S. Treasury zero-coupon bonds with maturities similar to those of the expected term of the award being valued. Cash dividends have never been paid and are not anticipated to be paid in the foreseeable future. Therefore, the assumed expected dividend yield is zero.

The following summary table shows the assumptions used to compute the fair value of stock options granted during 2013 and 2012 and their estimated value:

December 31,	2013	2012
Assumptions for Black-Scholes:
Expected term in years	10.0		—
Volatility	128.80%		—
Risk-free interest rate	2.81%		—
Expected annual dividends	None		None

Value of options granted:
Number of options granted	45,000		—
Weighted average fair value/share	$2.00	$	N/A
Fair value of options granted	$81,884	$	N/A

FASB ASC Topic 718 requires pre-vesting option forfeitures at the time of grant to be estimated and periodically revised in subsequent periods if actual forfeitures differ from those estimates. Stock-based compensation expense is recorded only for those awards expected to vest using an estimated forfeiture rate based on historical pre-vesting forfeiture data.

Unrecognized stock-based compensation expense was approximately $89,217 as of December 31, 2013, relating to a total of 14,131 unvested stock options under the Company’s stock option plans. This stock-based compensation expense is expected to be recognized over a weighted average period of approximately 1.1 years.

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VUZIX CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 25 — Commitments

The Company leases office and manufacturing space under operating leases that expires on September 30, 2014. It requires monthly payments of $4,200 plus insurance, taxes and common charges.

Rent expense for the years ended December 31, 2013 and 2012 totaled $104,766 and $176,830, respectively.

Future minimum payments required under operating lease obligations as of December 31, 2013 were as follows:

Total Minimum
2014	Lease Payments

$45,670	$45,670

For the lease agreements described above, the Company is required to pay the pro rata share of the real property taxes and assessments, expenses and other charges associated with these facilities.

Note 26 — Employee Benefit Plans

The Company has a Section 401(k) Savings Plan which covers employees who meet certain age and length of service requirements. To date the plan is comprised of 100% employee deferrals.

Note 27 — Litigation

We are not currently involved in any pending legal proceeding or litigation.

Note 28 — Concentrations

For 2013 and 2012, one customer accounted for approximately -0-% and 10% of sales, respectively. The sales to this customer were part of the discontinued operations referred to in Note 4. Sales to the U.S. government accounted for approximately 17% and 11%, respectively. Portions of these government sales were part of discontinued operations.

Accounts receivable from the U.S. government accounted for 79%, and 0% of accounts receivable at December 31, 2013 and 2012, respectively.

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VUZIX CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 29 — Related Party Transactions

During 2013, $-0- and $ 199,476 of revenues and purchases, respectively were derived from a minority stockholder (less than 5%) of the Company who also represented $-0- of the accounts receivable balance and $90,818 of the accounts payable balance at December 31, 2013.

During 2012, $550,498 and $ 274,373 of revenues and purchases, respectively were derived from a minority stockholder (less than 5%) of the Company who also represented $-0- of the accounts receivable balance and $66,000 of the accounts payable balance at December 31, 2012, $361,910 of the Long Term Portion of Deferred Trade Payable balance and $120,637 of the Current Portion of Deferred Trade Payables. All of these revenues were reported as discontinued operations.

Included in long-term debt as of December 31, 2012 and during half of 2013 were two notes payable to an officer of the Company. Pursuant to a debt conversion agreement, in connection with the closing of the public offering on August 5, 2013, these note amounts plus accrued interest were converted into shares of common stock based on the offering price of $2.00 per share and warrants exercisable at $2.25 per share. Interest expense related to the note payable amounted to $32,507 for the period it was outstanding in 2013 and $32,507 for the years ended December 31, 2012. Total accrued interest on the note payable was $213,795 as of December 31, 2012. See Note 14 and 19 for details.

The Company has accrued compensation owed to two officers of the Company. On March 27, 2013, the Company entered into a deferred compensation deferral and conversion option agreements with these two officers, which agreements were subject to the closing of the Company’s public stock offering and which agreements were effective upon such closing on August 5, 2013. Pursuant to those agreements the officers converted in connection with the closing of the public offering on August 5, 2013 a total of $1,126,763 of their deferred compensation amounts plus accrued interest totaling $515,806 into shares of the Company’s common stock based on the offering price of $2.00 per share and warrants exercisable at $2.25 per share. See Note 19 for details. Interest expense related to accrued current and long-term accrued compensation amounts to $107,209 and $107,209 for the years ended December 31, 2013 and 2012, respectively. Total current and long-term accrued interest on the accrued compensation was $-0- as of December 31, 2013 and $446,532 as of December 31, 2012. See Note 18 for details.

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